Exhibit (b)(1)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 9, 2003, Among

AMERIMAX FABRICATED PRODUCTS, INC.
EURAMAX HOLDINGS LIMITED
EURAMAX EUROPE B.V.
EURAMAX NETHERLANDS B.V.

as Borrowers

and

EURAMAX INTERNATIONAL, INC.

EURAMAX INTERNATIONAL LIMITED
EURAMAX INTERNATIONAL HOLDINGS LIMITED
AMERIMAX U.K., INC.
EURAMAX EUROPEAN HOLDINGS LIMITED
EURAMAX EUROPE LIMITED
EURAMAX CONTINENTAL LIMITED

EURAMAX INTERNATIONAL HOLDINGS B.V.
EURAMAX EUROPEAN HOLDINGS B.V.
THE OPERATING COMPANY SUBSIDIARIES PARTIES HERETO

as other Loan Parties

and

THE LENDERS AND ISSUER PARTY HERETO

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

and

WACHOVIA CAPITAL MARKETS, LLC, and

LASALLE BANK NATIONAL ASSOCIATION

as Co-Lead Arrangers

and

PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK and FLEET NATIONAL BANK

as Co-Documentation Agents

TABLE OF  CONTENTS

Section
ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS
1.1	Defined Terms
1.2	Computation of Time Periods
1.3	Accounting Terms
1.4	Certain Terms
1.5	Currency Equivalents Generally
1.6	References to “Dutch Operating Co. Obligations,” “Company Obligations,” and “U.K. Operating Co. Obligations”
ARTICLE II	AMOUNTS AND TERMS OF THE LOANS
2.1	The Revolving Credit Loans
2.2	Effective Date Assignment, Etc
2.3	Making Loans
2.4	Fees
2.5	Reduction and Termination of the Revolving Credit Commitments
2.6	Repayment
2.7	Prepayments
2.8	Conversion/Continuation Option
2.9	Interest
2.10	Interest Rate Determination and Protection
2.11	Increased Costs
2.12	Illegality
2.13	Capital Adequacy
2.14	Payments and Computations
2.15	Taxes
2.16	Sharing of Payments, Etc
2.17	Intentionally Omitted
2.18	Letter of Credit Facility
2.19	Swing Loans
2.20	Covenant to Pay
ARTICLE III	CONDITIONS OF EFFECTIVENESS OF THIS AGREEMENT AND OF LENDING

i

3.1	Conditions Precedent to Effectiveness of this Agreement, the Making of the Initial Loans and the Issuance of Letters of Credit
3.2	Additional Conditions Precedent to Effectiveness of this Agreement, the Making of the Initial Loans and the Issuance of Letters of Credit
3.3	Conditions Precedent to the Making of Each Loan and Each Issuance of any Letter of Credit
ARTICLE IV	REPRESENTATIONS AND WARRANTIES
4.1	Existence; Compliance with Law
4.2	Power; Authorization; Enforceable Obligations
4.3	Taxes
4.4	Full Disclosure
4.5	Financial Matters
4.6	Litigation
4.7	Margin Regulations
4.8	Ownership; Subsidiaries
4.9	ERISA
4.10	Liens; Indebtedness
4.11	Restricted Payments
4.12	No Burdensome Restrictions; No Defaults; Contractual Obligations
4.13	No Investments
4.14	Government Regulation
4.15	Insurance
4.16	Labor Matters
4.17	Force Majeure
4.18	Use of Proceeds of Loans and Use of Letters of Credit
4.19	Environmental Protection
4.20	Related Documents
4.21	Intellectual Property
4.22	Real Property

ARTICLE V	FINANCIAL COVENANTS
5.1	Maximum Leverage Ratio
5.2	Minimum Fixed Charge Coverage Ratio
5.3	Capital Expenditures
5.4	Interest Coverage Ratio
ARTICLE VI	AFFIRMATIVE COVENANTS
6.1	Compliance with Laws, Etc
6.2	Conduct of Business
6.3	Payment of Taxes, Etc
6.4	Maintenance of Insurance
6.5	Preservation of Existence, Etc
6.6	Access
6.7	Keeping of Books
6.8	Maintenance of Properties, Etc
6.9	Performance and Compliance with Other Covenants
6.10	Application of Proceeds
6.11	Financial Statements
6.12	Reporting Requirements
6.13	Leases
6.14	New Real Estate
6.15	Employee Plans
6.16	Borrowing Base Determination
6.17	Fiscal Year
6.18	Environmental Matters
6.19	Annual Audit
6.20	Landlord Waivers; Bailee’s Letters
6.21	[Intentionally Omitted]
6.22	Reports Respecting Collateral
6.23	Additional Collateral and Guaranties
ARTICLE VII	NEGATIVE COVENANTS

7.1	Liens, Etc
7.2	Indebtedness
7.3	Lease Obligations
7.4	Restricted Payments
7.5	Mergers, Stock Issuances, Asset Sales, Etc
7.6	Investments
7.7	Change in Nature of Business or in Capital Structure
7.8	Modification of Related Documents and Material Agreements
7.9	Accounting Changes
7.10	Transactions with Affiliates
7.11	Adverse or Speculative Transactions
7.12	Environmental Matters
7.13	Additional Provisions Regarding Asset Ownership of Certain Euramax Entities
ARTICLE VIII	EVENTS OF DEFAULT AND CASH COLLATERAL
8.1	Events of Default
8.2	Remedies
8.3	Implementation of Reallocation
8.4	Actions in Respect of Letters of Credit
8.5	Application of Payments
ARTICLE IX	THE AGENT
9.1	Authorization and Action
9.2	Agent’s Reliance, Etc
9.3	The Agent and Its Affiliates
9.4	Lender Credit Decision
9.5	Indemnification
9.6	Successor Agent
9.7	U.K. Documents
9.8	Concerning the Collateral and the Collateral Documents
9.9	Assignment of Agency

9.10	Co-Documentation Agents
ARTICLE X	MISCELLANEOUS
10.1	Amendments, Etc
10.2	Notices, Etc
10.3	No Waiver; Remedies
10.4	Costs; Expenses; Indemnities
10.5	Right of Set-off
10.6	Binding Effect
10.7	Assignments and Participations
10.8	Governing Law; Severability
10.9	Submission to Jurisdiction; Service of Process; Judgment
10.10	Section Titles
10.11	Execution in Counterparts
10.12	Entire Agreement
10.13	Confidentiality
10.14	Waiver of Jury Trial
10.15	European Economic and Monetary Union

v

SCHEDULES

Schedule I	–	Commitments

Schedule II	–	Applicable Lending Offices and Notice Addresses of Lenders

Schedule III	–	Notice Addresses of Loan Parties

Schedule IV	–	Projections

Schedule 1.1-A	–	Intercompany Notes

Schedule 1.1-B	–	Specified Leases

Schedule 4.6	–	Litigation

Schedule 4.8	–	Subsidiaries

Schedule 4.9	–	ERISA

Schedule 4.16	–	Labor Matters

Schedule 4.19	–	Environmental Protection

Schedule 4.22(a)	–	Owned Real Estate

Schedule 4.22(b)	–	Leases

Schedule 7.1	–	Existing Liens

Schedule 7.2(a)	–	Existing Indebtedness

EXHIBITS

Exhibit A–1	Form of Dutch Company Revolving Credit Note

Exhibit A–2	Form of Dutch Operating Co. Revolving Credit Note

Exhibit A–3	Form of U.K. Operating Co. Revolving Credit Note

Exhibit A–4	Form of U.S. Operating Co. Revolving Credit Note

Exhibit A-5	Form of Term Loan Note

Exhibit B	Form of Notice of Borrowing

Exhibit C	Form of Notice of Conversion or Continuation

Exhibit D	Form of Assignment and Acceptance

Exhibit E	Form of Domestic Mortgage

Exhibit F	Form of 2003 Master Assignment and Assumption Agreement

Exhibit G	Form of Domestic Subsidiary Guaranty

Exhibit H	Form of Borrowing Base Certificate

Exhibit I	Form of Letter of Process Agent

Exhibit J	Form of Opinion of Dechert LLP

Exhibit K	Section 2.15(f) Certificate of a Lender

Exhibit L	Form of Letter of Credit Request

Exhibit M	Form of 2003 Domestic and Dutch Amendatory and Consent Agreement

Exhibit N	Form of 2003 U.K. Amendatory and Consent Agreement

Exhibit O	Form of 2003 U.K. Collateral Trust Deed

Exhibit P	Form of Account Designation Letter

Exhibit Q	Form of Solvency Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 9, 2003, among EURAMAX INTERNATIONAL, INC., a Delaware corporation (“Euramax U.S.”); EURAMAX INTERNATIONAL HOLDINGS LIMITED, a company organized under the laws of England and Wales (“Newco U.K.”); EURAMAX INTERNATIONAL LIMITED, a company organized under the laws of England and Wales (“Euramax”); AMERIMAX U.K., INC. (f/k/a Amerimax Holdings, Inc.), a Delaware corporation (“Amerimax U.K.”); EURAMAX EUROPEAN HOLDINGS LIMITED, a company organized under the laws of England and Wales (“U.K. Holdings”); EURAMAX EUROPE LIMITED, a company organized under the laws of England and Wales (“U.K. Company”); EURAMAX HOLDINGS LIMITED, a company organized under the laws of England and Wales (“U.K. Operating Co.”); EURAMAX CONTINENTAL LIMITED, a company organized under the laws of England and Wales (“Newco U.K. II”); EURAMAX EUROPEAN HOLDINGS B.V., a company organized under the laws of The Netherlands (“Dutch Holdings”); EURAMAX NETHERLANDS B.V., a company organized under the laws of The Netherlands (“Dutch Company”); EURAMAX EUROPE B.V., a company organized under the laws of The Netherlands (“Dutch Operating Co.”); AMERIMAX FABRICATED PRODUCTS, INC., a Delaware corporation (“U.S. Operating Co.”); EURAMAX INTERNATIONAL HOLDINGS B.V., a company organized under the laws of The Netherlands (“Euramax International Holdings B.V.”); the Operating Company Subsidiaries (as defined below); the financial institutions listed on the signature pages hereof (each individually a “Lender” and collectively the “Lenders”); WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”), as the issuer (in such capacity, together with its successors and assigns, the “Issuer”) of the Letters of Credit (as defined below); and Wachovia, as administrative agent and collateral agent for the Lenders and the Issuer (in such capacity, together with its successors and assigns, the “Agent”).

PRELIMINARY STATEMENTS

Euramax U.S., the Borrowers, and certain other Subsidiaries of Euramax U.S., the “Lenders” and “Issuer” listed therein, BNP Paribas, acting through its New York branch (“BNP Paribas”), in its capacity as “Agent” thereunder (in such capacity, the “Former Agent”), Wachovia, in its capacity as “Collateral Agent” thereunder (in such capacity, the “Former Collateral Agent”), were, prior to the execution and delivery of the 2003 Master Assignment and Assumption Agreement described below, parties to a certain Second Amended and Restated Credit Agreement dated as of March 15, 2002, as amended by a certain Amendment No. 1 and Waiver to Euramax International, Inc.’s Credit Agreement dated as of April 14, 2003, as further amended by that certain Amendment No. 2 and Consent to Euramax International, Inc.’s Credit Agreement dated as of May 15, 2003, and that certain Amendment No. 3 and Consent to Euramax International, Inc.’s Credit Agreement dated as of August 6, 2003 (as so amended, and as the same may have been otherwise amended, restated, supplemented, or otherwise modified from time to time, the “Existing Credit Agreement”).

Pursuant to the 2003 Master Assignment and Assumption Agreement, among other things, (a) the Former Agent assigned to Wachovia all of its rights and obligations as “Agent” under the Existing Credit Agreement and Wachovia accepted such assignment, thereby becoming the “Agent” thereunder; (b) BNP Paribas assigned its rights and obligations as “Swing Loan Lender” and as “Issuer” under the Existing Credit Agreement to Wachovia and Wachovia accepted such assignment, thereby becoming the “Swing Loan Lender” and the “Issuer” under the Existing Credit Agreement; (c) certain “Lenders” under the Existing Credit Agreement (the “Departing Lenders”) assigned all of their respective “Revolving Credit Commitments” and the rights and obligations corresponding thereto to Wachovia for ultimate redistribution by Wachovia to (i) other “Lenders” already party to the Existing Credit Agreement (the “Continuing Lenders”) and (ii) banks and financial institutions who became party to the Existing Credit Agreement via the 2003 Master Assignment and Assumption Agreement (the “New Lenders”); and (d) the Continuing Lenders and the New Lenders, among themselves, redistributed the various “Revolving Credit Commitments” and the rights and obligations corresponding thereto under the Existing Credit Agreement.

Pursuant to the 2003 Master Assignment and Assumption Agreement, the Loan Parties, the Lenders, the Agent, the Issuer, and Paribas have consented (1) to Paribas’s retirement as “Trustee” under the U.K. Trust Deed (in such capacity, the “Former U.K. Trustee”) and (2) to Wachovia’s appointment replacement “Trustee” thereunder (in such capacity, the “U.K. Trustee”), such retirement and appointment to be effected pursuant to the Amendment and Restatement Agreement (as defined below).

Euramax U.S. and the Borrowers have requested, and the Lenders, the Issuer, and the Agent, have agreed, subject to the terms and conditions contained herein, to amend and restate the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree that, effective as of the Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1           Defined Terms.  As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2003 Domestic and Dutch Amendatory and Consent Agreement” means the 2003 Domestic and Dutch Amendatory and Consent Agreement dated as of the Effective Date by and among Euramax U.S. and those of its Subsidiaries organized under the laws of the United States of America or any state thereof or under the laws of The Netherlands, the Lenders, and the Agent, substantially in the form of Exhibit M, pursuant to which, among other things, (a) the parties thereto amend various Loan Documents and (b) the Proposed Transaction Acquisition Subsidiary becomes a “Grantor” under the Domestic Pledge and Security Agreement and a “Guarantor” under the Domestic

Subsidiary Guaranty, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“2003 French Amendatory Documents” means each of the following documents, each in form and substance reasonably satisfactory to the Agent and as the same may be amended, restated, supplemented, or otherwise modified from time to time: (a) a Declaration de Gage de Compte d’Instruments Financiers respecting the Euramax Share Pledge Agreement (French); (b) a Declaration de Gage de Compte d’Instruments Financiers respecting the Dutch Holdings Share Pledge Agreement (French); (c) an amendment to the Euramax Share Pledge Agreement (French); (d) an amendment to the Dutch Holdings Share Pledge Agreement (French); (e) an attestation of share pledge (attestation de gage) respecting the Euramax Share Pledge Agreement (French); (f) an attestation of share pledge (attestation de gage) respecting the Dutch Holdings Share Pledge Agreement (French); and (g) such other documents as the Agent may reasonably require in connection with the amendment, restatement, modification, assignment of, or transfer of the rights under, any other French Collateral Document.

“2003 Master Assignment and Assumption Agreement” means the Master Assignment and Assumption Agreement attached hereto as Exhibit F and dated as of the Effective Date by and among each of Wachovia, BNP Paribas, the Departing Lenders, the Continuing Lenders, and the New Lenders, and the Loan Parties, whereby, among other things, (a) the Former Agent assigned to Wachovia all of its rights and obligations as “Agent” under the Existing Credit Agreement and Wachovia accepted such assignment, thereby becoming the “Agent” thereunder; (b) BNP Paribas assigned its rights and obligations as “Swing Loan Lender” and as “Issuer” under the Existing Credit Agreement to Wachovia and Wachovia accepted such assignment, thereby becoming the “Swing Loan Lender” and the “Issuer” thereunder; (c) the Departing Lenders assigned all of their respective “Revolving Credit Commitments” and the rights and obligations corresponding thereto under the Existing Credit Agreement to Wachovia for ultimate redistribution by Wachovia to (i) the Continuing Lenders and (ii) the New Lenders; and (d) the Continuing Lenders and the New Lenders, among themselves, redistributed the various “Revolving Credit Commitments” and the rights and obligations corresponding thereto under the Existing Credit Agreement.

“2003 U.K. Collateral Trust Deed” means the U.K. Collateral Trust Deed as amended and restated by the Amendment and Restatement Agreement as of the Effective Date and entered into by Wachovia, in its capacity as “Trustee” thereunder, substantially in the form of the document set out in the schedule of Exhibit O, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“2003 U.K. Consent Agreement” means the U.K. Amendatory and Consent Agreement dated as of the Effective Date by and among those Subsidiaries of Euramax U.S. organized or incorporated under the laws of England or Wales or any other political subdivision of the United Kingdom, substantially in the form of Exhibit N, pursuant to which, among other things, the parties thereto (a) will reaffirm and confirm the continuation of their respective obligations under the U.K. Guaranties and the U.K. Collateral Documents and (b) to the extent necessary, will provide for any amendments to the U.K. Guaranties and the U.K. Collateral Documents, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Accounts” has the meaning assigned to that term in the Uniform Commercial Code as in effect in the State of New York.

“Account Designation Letter” means an account designation letter substantially in the form of Exhibit P, from the Borrowers to the Agent, wherein the Borrowers designate the deposit account(s) into which the proceeds of the Loans will be deposited.

“Advisor” means CVC Management LLC, a Delaware limited liability company.

“Advisory Agreement” means the Advisory Agreement dated as of April 15, 2003, between Euramax U.S. and the Advisor, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“AFC” means Amerimax Finance Company, Inc., a Delaware corporation.

“Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Agreement” means the Amended and Restated Agency Agreement dated as of March 15, 2002, executed by Paribas, as the U.K. Trustee and the Agent, and one or more Currency Swap Parties, Interest Rate Contract Parties, and/or Commodity Hedge Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which each such Currency Swap Party, Interest Rate Contract Party, and Commodity Hedge Party shall appoint the Agent and the U.K. Trustee to act on such Currency Swap Party’s, Interest Rate Contract Party’s, and/or Commodity Hedge Party’s behalf under the Guaranties and Collateral Documents and agree to the other matters provided for therein.

“Agent” has the meaning specified in the preamble hereof.

“Agreement” means this Third Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Allowed Debt” has the meaning specified in the definition of “Asset Sale Proceeds.”

“Alternative Currency” means either British Currency or the Euro.

“Amerimax U.K.” has the meaning specified in the preamble hereof.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of the Effective Date relating to the 2003 U.K. Collateral Trust Deed and entered into by BNP Paribas in its capacity as “Retiring Trustee” and by Wachovia in its capacity as “New Trustee,” pursuant to which, among other things, Wachovia evidences its agreement to serve as “Trustee” under the 2003 UK Collateral Trust Deed, thereby becoming the U.K. Trustee, substantially in the form of Exhibit O.

“Applicable Base Rate Margin” means:

                (a) as to Revolving Credit Loans, (i) 2.00% at all times during each Level I Rate Period, (ii) 1.75% at all times during each Level II Rate Period, (iii) 1.50% at all times during each Level III Rate Period, and (iv) 1.00% at all times during each Level IV Rate Period, and

                (b) as to Term Loans, (i) 2.25% at all times during each Level I Rate Period, (ii) 2.00% at all times during each Level II Rate Period, (iii) 1.75% at all times during each Level III Rate Period, and (iv) 1.25% at all times during each Level IV Rate Period..

“Applicable Eurocurrency Margin” means the Mandatory Cost Rate (if any), plus:

                (a) as to Revolving Credit Loans, (i) 3.00% at all times during each Level I Rate Period, (ii) 2.75% at all times during each Level II Rate Period and (iii) 2.50% at all times during each Level III Rate Period, and (iv) 2.25% at all times during each Level IV Rate Period, and

                (b) as to Term Loans, (i) 3.25% at all times during each Level I Rate Period, (ii) 3.00% at all times during each Level II Rate Period and (iii) 2.75% at all times during each Level III Rate Period, and (iv) 2.50% at all times during each Level IV Rate Period;

“Applicable Governing Law” means (a) with respect to the U.K. Consent Agreement, the Second U.K. Consent Agreement, Third U.K. Consent Agreement, the 2003 U.K. Consent Agreement, the 2003 U.K. Collateral Trust Deed, the U.K. Collateral Documents and the U.K. Guaranties, the laws of England and Wales; (b) with respect to the Dutch Collateral Documents the laws of The Netherlands; (c) with respect to the Domestic Collateral Documents, the Domestic Guaranties, the Domestic Amendatory Agreement, the Domestic Consent Agreement, the Second Domestic Consent Agreement, and the 2003 Domestic and Dutch Amendatory and Consent Agreement, the laws of a state within the United States of America, as specified therein; and (d) with respect to the French Collateral Documents, the laws of the Republic of France.

“Applicable Lending Office” means, with respect to each Lender and the Issuer, (a) in the case of any Lender, its Domestic Lending Office in the case of a Base Rate Loan and its Eurocurrency Lending Office in the case of a Eurocurrency Loan, and (b) in the case of the Issuer, its Domestic Lending Office in the case of Letters of Credit issued for the account of U.S. Operating Co. and its Eurocurrency Lending Office in the case of Letters of Credit issued for the account of Dutch Operating Co., Dutch Company, or U.K. Operating Co., in each case as set forth on Schedule II.

“Approved Deposit Account” has the meaning assigned to such term in the Domestic Pledge and Security Agreements.

“Asset Sale” means (a) any Disposition except (i) the sale by any Operating Company or Operating Company Subsidiary of inventory in the ordinary course of business or which has become obsolete, excess, slow moving or damaged, or equipment or motor vehicles which have become obsolete, excess, damaged or slow moving or are replaced or traded in or up in the ordinary course of business and (ii) leases or sales of personal property (including sales, leases or licenses of property of the type referred to in the definition of “Intellectual Property” in the Domestic Pledge and Security Agreements) by an Operating Company or Operating Company Subsidiary to an Operating Company or Operating Company Subsidiary; provided that no such sale or lease shall be made by U.S. Operating Co. to any such Person other than to its Subsidiaries or by any such Subsidiaries other than to U.S. Operating Co. or another of U.S. Operating Co.’s Subsidiaries and (b) any “Asset Disposition” as defined in the Senior Subordinated Indenture.

“Asset Sale Proceeds” means (a) payments received by any Loan Party or any of its Subsidiaries (including, without limitation, any payments received by way of deferred payment of principal pursuant to a note or receivable or otherwise, but only as and when received) from any Asset Sale (after repayment of any Indebtedness other than the Loans secured by the asset subject of such Asset Sale to the extent such Indebtedness is permitted hereunder and does not constitute Senior Subordinated Notes or Intercompany Notes (“Allowed Debt”)), in each case net of the amount of (i) brokers’ and advisors’ fees and commissions payable in connection with such Asset Sale, other than to an Affiliate of any Loan Party, (ii) all taxes (including all foreign, federal, state and local taxes) payable as a direct consequence of such Asset Sale (or such deferred payment), including, without limitation, in connection with the payment of a dividend or the making of a distribution by a Subsidiary of any Loan Party of such payments to such Loan Party or any other Subsidiary of such Loan Party (including, without limitation, taxes withheld in connection with the repatriation of such proceeds), net of any tax benefits derived in respect of such dividend or distribution, (iii) the fees and expenses attributable to such Asset Sale, to the extent not included in clause (i) except to the extent payable to any Affiliate of any Loan Party and (iv) any amount required to be paid to any Person (other than any Loan Party and any of its Subsidiaries) owning a beneficial interest in the property or assets sold; (b) any award of compensation for any asset or property or group thereof taken by condemnation or eminent domain and insurance proceeds for the loss of or damage to any asset or property if such award or proceeds equals or exceeds $500,000 in the aggregate for all such occurrences and within 120 days after the receipt thereof replacement or repair of such asset or property has not commenced (or binding commitments have not been entered into therefor), except that in the event that at any time such replacement or repair is abandoned or is otherwise discontinued or is not diligently pursued, the remaining award or proceeds, as the case may be, shall constitute Asset Sale Proceeds at such time; and (c) notwithstanding anything to the contrary contained in clauses (a) or (b) above or in any other provision of this Agreement or any other Loan Document, all payments received by any Loan Party or any of its Subsidiaries from any Disposition, any issuance of Indebtedness or any issuance of equity, in each case to the extent the same would be required to be applied to any Senior Subordinated Notes or any other Indebtedness, other than, in the case of any Disposition, any Allowed Debt and, in the case of any Indebtedness issued for the purpose of refinancing other Indebtedness, any refinancing of such other Indebtedness to the extent such refinancing is permitted by Section 7.2.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D.

“Available Credit” means, at any time with respect to the Revolving Credit Loans, the Swing Loans and the Letters of Credit, an amount equal to (a) the lower of (i) the then effective Revolving Credit Commitments of the Revolving Credit Lenders and (ii) the Borrowing Base at such time, minus (b) the aggregate principal amount of the Revolving Credit Loans and Swing Loans outstanding at such time and the Letter of Credit Obligations outstanding at such time.

“Available U.S. Credit” means, with respect to Revolving Credit Loans requested to be made at any time by U.S. Operating Co., Swing Loans requested to be made at any time by U.S. Operating Co. and Letters of Credit issued for the account of U.S. Operating Co. at any time, an amount equal to (a) the lower of (i) the then effective Revolving Credit Commitments of the Revolving Credit Lenders and (ii) the U.S. Borrowing Base at such time minus (b) the aggregate outstanding principal amount at such time of the Revolving Credit Loans made to U.S. Operating Co. and the Swing Loans outstanding at such time and the Letter of Credit Obligations relating to Letters of Credit issued for the account of U.S. Operating Co. outstanding at such time.

“Bailee’s Letter” means a letter in form and substance acceptable to the Agent executed by any Person (other than a Borrower or any Operating Company Subsidiary thereof) who is in possession of Inventory on behalf of a Borrower or any Operating Company Subsidiary thereof pursuant to which such Person acknowledges, among other things, the Agent’s Lien with respect thereto.

“Bankruptcy Event” has the meaning specified in Section 8.1.

“Base Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day.  If for any reason the Agent shall have determined that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any outstanding principal amount of the Dollar Loans of any Lender which bears interest with reference to the Base Rate.

“BNP Paribas” has the meaning given such term in the Preliminary Statements.

“Borrower” means, as to Revolving Credit Loans, each of U.S. Operating Co., U.K. Operating Co., Dutch Company, and Dutch Operating Co., and, as to the Term Loans, the Term Loan Borrower, and “Borrowers” means all of them, collectively.

“Borrowing” means a borrowing consisting of Loans made to the same Borrower on the same day in the same currency by the Lenders ratably according to their respective Commitments.

“Borrowing Base” means, at any time, (a) the sum of 85% of the Eligible Receivables at such time, plus (b) 50% of the Eligible Inventory at such time, in each case determined in the Dollar equivalent thereof (based on, with respect to each Borrowing Base Certificate in which the Borrowing Base is reported to the Agent, the exchange rates for Dollars and the Alternative Currencies set forth in the Wall Street Journal published on the Business Day as of which such Borrowing Base is determined in accordance with the terms hereof (or, if not as of a Business Day, then on the last Business Day immediately prior to the date as of which such Borrowing Base was determined in accordance with the terms hereof)), less (c) Eligibility Reserves.

“Borrowing Base Certificate” means a consolidated certificate of all Loan Parties which have granted a Lien on Collateral substantially in the form of Exhibit H.

“British Currency” means pounds sterling, the lawful currency of the United Kingdom.

“Building Products” means Amerimax Building Products, Inc., a Delaware corporation.

“Business Day” means a day of the year on which banks are not required or authorized to close in Atlanta, Georgia, or Charlotte, North Carolina, and, if the applicable Business Day relates to a Eurocurrency Loan, a day on which dealings are also carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Loan.

“Cap Ex Carryover” has the meaning specified in Section 5.3.

“Capital Expenditures” means, for any Person for any period, the aggregate of (without duplication) (a) all expenditures by such Person and its consolidated Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP and (b) the principal amount of all Indebtedness incurred or assumed in connection with any such additions to property, plant and equipment in such period.  For the purpose of this definition, the purchase price of equipment which is acquired simultaneously with the trade–in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Financing Indebtedness” means all Indebtedness referred to in clause (b) of the definition of Capital Expenditures, all Capitalized Lease Obligations and all other Indebtedness (including purchase money Indebtedness) incurred solely for the purpose of financing or refinancing the acquisition of assets or properties.

“Capitalized Lease” means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

“Capitalized Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

“Cash Equivalents” means any or all of the following, so long as they constitute Collateral and have a maturity of not greater than 180 days from the date of issuance thereof:  (a) readily marketable direct obligations of, or fully and irrevocably guaranteed or insured by, the United States government or any agency thereof or, in the case of the Foreign Loan Parties and their Non–Domestic Subsidiaries, by their jurisdiction of organization, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender or a bank meeting the requirements set forth in clauses (a) or (b) of the definition of Eligible Assignee, (c) commercial paper of an issuer rated at least “A–1” by Standard & Poor’s Rating Service or “P–1” by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and (d) money market funds that invest primarily in any of the foregoing Cash Equivalents.

“Cash Interest Expense” means, for any Person for any period, the Net Interest Expense of such Person for such period, plus (a) interest expense capitalized during construction for such period to the extent deducted in the determination of such Net Interest Expense less (b) Non–Cash Interest Expense of such Person for such period.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change of Control” means the occurrence of one or more of the following events:  (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Euramax U.S. and its Subsidiaries to any Person or Group, together with any Affiliates of such Group; (b) the shareholders of Euramax U.S. shall approve any plan or proposal for the liquidation or dissolution of Euramax U.S. or, unless otherwise permitted pursuant to Section 7.5, any of its Subsidiaries; (c) prior to a registered initial public offering (or the equivalent thereof under any foreign laws, including a listing) of the Stock of Euramax U.S., CVC, together with its Affiliates and employees and management of the Loan Parties, shall cease to beneficially own (within the meaning of Rule 13d–3 under the Exchange Act) Stock of Euramax U.S. representing not less than (i) 51% of the common stock of Euramax U.S. and (ii) 51% of the total Voting Stock of Euramax U.S. (assuming conversion of all freely convertible shares of any non–voting common stock into Voting Stock); (d) after a registered initial public offering (or the equivalent thereof under any foreign laws, including a listing) of the Stock of Euramax U.S., CVC, together with its Affiliates and employees and management of the Loan Parties, shall cease to beneficially own (within the meaning of Rule 13d–3 under the Exchange Act) Stock of Euramax U.S. representing (A) not less than 33–1/3% of the common stock of Euramax U.S. and (B) not less than 33–1/3% of the total Voting Stock of Euramax U.S.; (e) either (i) any Person or Group, together with Affiliates thereof and Persons owning directly or indirectly 5% or more of either the Stock thereof or the combined voting power of the Voting Stock thereof, shall beneficially own (within the meaning of Rule 13d–3 under the Exchange Act) or own of record, a greater percentage of the common stock of Euramax U.S. than CVC, together with its Affiliates and employees and management of the Loan Parties, or (ii) any Person or Group, together with Affiliates thereof and Persons owning directly or indirectly 5% or more of either the Stock thereof or the combined voting power of the Voting Stock thereof, other than CVC, together with its Affiliates and employees and management of the Loan Parties, shall beneficially own or own of record 40% or more of the voting power of the outstanding Voting Stock of Euramax U.S.; (f) any Person other than CVC, together with its Affiliates and employees and management of the Loan Parties, shall own, beneficially or of record, more than 50% of the Stock of Euramax U.S.; (g) any Person other than a Loan Party shall be or become an ERISA Affiliate or Tax Affiliate of Euramax U.S.; (h) Euramax U.S. shall be or become a Subsidiary of any Person other than CVC; or (i) a “Change of Control” as defined in any Senior Subordinated Debt Document, in the organizational documents of Euramax U.S. or in any document or certificate relating to any Stock or Stock Equivalents of Euramax U.S. shall occur.

“Charges” has the meaning specified in Section 2.9(e).

“Chief Financial Officer” and “chief financial officer” each mean, as to Euramax U.S., its chief financial officer.

“Co-Documentation Agents” means PNC Bank, National Association, SunTrust Bank and Fleet National Bank, in their capacities as co-documentation agents.

“Co-Lead Arrangers” means WCM and LaSalle Bank National Association, in their capacities as co-lead arrangers.

“Coated Products B.V.” means Euramax Coated Products B.V., a company organized under the laws of The Netherlands.

“Coated Products U.K.” means Euramax Coated Products Limited, a company incorporated under the laws of England and Wales.

“Coated Products U.S.” means Amerimax Coated Products, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Documents; provided, however, that, any other term of this Agreement or any other Loan Document to the contrary notwithstanding, (a) no assets of a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code) shall be, or shall be deemed to have been, pledged, mortgaged, or given as security or collateral for the payment or performance of any of the Excluded U.S. Liabilities and (b) no more than 65% of the Stock issued by any such “controlled foreign corporation” shall be pledged, mortgaged, or given as security or collateral for the payment or performance of any of the Excluded U.S. Liabilities.

“Collateral Documents” means the Domestic Collateral Documents, the Foreign Collateral Documents and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of any of the Obligations or Guarantied Obligations.

“Commencement of the third stage of EMU” means January 1, 1999.

“Commitment” means, as to each Lender, such Lender’s Revolving Credit Commitment, if any, and such Lender’s Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

“Commodities Account” has the meaning assigned to such term in the Domestic Pledge and Security Agreements.

“Commodity Hedge Contracts” means non–speculative commodity options or other commodity hedging contracts used to hedge against fluctuations in revenues and costs in the ordinary course of business.

“Commodity Hedge Party” means any Lender, the Agent, or any Affiliate of the Agent or a Lender, in each case in its capacity as a party to any Commodity Hedge Contract with a Loan Party.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof.  Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co–making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take–or–pay or similar payments, if required, regardless of non–performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence, and (c) any “Guaranty” as defined in any Senior Subordinated Debt Document.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

“Continuing Lenders” has the meaning specified in the Preliminary Statements hereto.

“Contract” means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any Contract (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Control Account Agreement” has the meaning assigned to such term in the Domestic Pledge and Security Agreements.

“Costs” means the costs, fees and expenses relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

“Counterparties” has the meaning specified in the Agency Agreement.

“Covenant Obligation” has the meaning specified in Section 2.20(a).

“Currency Contract” means a currency swap agreement, currency cap agreement or currency collar agreement entered into to provide protection against currency fluctuations with respect to amounts owing on any Indebtedness.

“Currency Swap Party” means any Lender, the Agent, or any Affiliate of the Agent or a Lender, in each case in its capacity as a party to any Currency Contract with a Loan Party.

“CVC” means, collectively, (a) Citicorp Venture Capital, Ltd., a New York corporation, (b) Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership, (c) CVC Executive Fund LLC, a Delaware limited liability company, and (d) CVC/SSB Employee Fund, L.P., a Delaware limited partnership.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.

“Departing Lenders” has the meaning given such term in the Preliminary Statements.

“Deposit Account Bank” has the meaning assigned to such term in the Domestic Pledge and Security Agreements.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Domestic Pledge and Security Agreements.

“Designated Obligations” shall mean all Obligations of the Borrowers in respect of (a) principal of, and interest on, the Loans, (b) the Letter of Credit Obligations and (c) fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Disposition” means any sale, conveyance, transfer, assignment, license, lease or other disposition (including, without limitation, by merger or consolidation, and by condemnation, eminent domain, loss, damage, or destruction, and whether by operation of law or otherwise) by Euramax U.S. or any of its Subsidiaries to any Person, other than to a Loan Party which shall, before the date of such disposition, have delivered a guaranty, a pledge agreement, a security agreement, and a mortgage (if such Person owns any real property), and any other documents which may be required pursuant to Section 6.23, of any Stock of any of its Subsidiaries, any Stock Equivalents of any of its Subsidiaries or any other asset or property.

“Diversified Products” means Amerimax Diversified Products, Inc., a Delaware corporation.

“DOL” means the United States Department of Labor, or any successor thereto.

“Dollar Equivalent” has the meaning specified in Section 2.16(c).

“Dollar Loan” means at any time a Loan denominated in Dollars at such time.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Amendatory Agreement” means the Domestic Amendatory Agreement dated as of July 16, 1997, among the Loan Parties, the U.K. Trustee, the Agent and BNP Paribas, as the sole Swap Currency Party.

“Domestic Collateral Documents” means the Domestic Pledge and Security Agreements, the Domestic Mortgages, the Domestic Leasehold Mortgages, the Domestic Amendatory Agreement, the Domestic Consent Agreement, the Second Domestic Consent Agreement, the 2003 Domestic and Dutch Amendatory and Consent Agreement, the Blocked Account Letters (as defined in the Existing Credit Agreement); the Deposit Account Control Agreements, and the Control Account Agreements (if any), each governed by the laws of a state within the United States of America, and any other document executed by Euramax U.S. or a Subsidiary thereof and governed by the laws of a state within the United States of America pursuant to which Euramax U.S. or such Subsidiary shall pledge, mortgage or grant any Lien to secure any of the Obligations or any of its Guarantied Obligations, as such other document may be amended, restated, supplemented or otherwise modified from time to time.

“Domestic Consent Agreement” means the Domestic Consent Agreement dated as of April 10, 2000 among the Loan Parties party thereto, the U.K. Trustee, the Agent and BNP Paribas, as sole Currency Swap Party.

“Domestic Guaranties” means the Euramax U.S. Guaranty, the U.S. Holdings Guaranty, the U.S. Operating Co. Guaranty, each of the Domestic Subsidiary Guaranties, and each other guaranty of any of the Obligations executed from time to time by Euramax U.S. or any Subsidiary of Euramax U.S. organized under the laws of the United States of America or any state thereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Domestic Leasehold Mortgage” means each of the separate leasehold mortgages or leasehold deeds of trust (if any), made on or after the Effective Date by any Domestic Loan Party, each in substantially the same form as the Domestic Mortgages, but subject to such revisions as are appropriate for, or as the Agent shall reasonably deem applicable to, a mortgage, deed of trust or other security instrument encumbering a leasehold estate, as each such Domestic Leasehold Mortgage may be amended, restated, supplemented or otherwise modified from time to time.

“Domestic Lending Office” means, with respect to any Lender or the Issuer, (a) in the case of any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II, (b) in the case of the Issuer with respect to Letters of Credit issued for the account of U.S. Operating Co., the same office of the Issuer as is specified as its “Domestic Lending Office” opposite the Issuer’s name on Schedule II, and (c) in the case of each Lender and the Issuer, such other office of such Lender or the Issuer as such Lender or the Issuer may from time to time specify to the Borrowers and the Agent.

“Domestic Loan Party” means Euramax U.S. and each of its Domestic Subsidiaries.

“Domestic Mortgage” means each of the separate mortgages and deeds of trust for the parcels of Real Estate referred to therein made by a Domestic Loan Party pursuant to the Existing Credit Agreement or this Agreement, and the mortgages and deeds of trust for the parcels of Real Estate referred to therein made on or after the Effective Date by a Domestic Loan Party, each in substantially the form of Exhibit E, as any such Domestic Mortgages may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which such Domestic Loan Party shall mortgage such Real Estate to secure (a) such Domestic Loan Party’s Guarantied Obligations and (b) all Obligations.

“Domestic Pension Plans” means all Plans which are Pension Plans.

“Domestic Pledge and Security Agreements” means (a) the Amended and Restated Pledge and Security Agreement dated as of March 15, 2002, by and among the Agent, Euramax U.S., and certain of the Domestic Loan Parties (including, without limitation, any Domestic Loan Parties which may or may have, at any time after March 15, 2002, become party to such agreement), and (b) each other pledge, security, or pledge and security agreement entered into by a Domestic Loan Party from time to time pursuant to this Agreement or any other Loan Document, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Domestic Subsidiary” means, as to any Person, each Subsidiary of such Person organized under the laws of a state of the United States of America.

“Domestic Subsidiary Guaranty” means each Guaranty, substantially in the form of Exhibit G, executed from time to time by a Domestic Subsidiary of U.S. Operating Co. in favor of the Guarantied Parties, as amended, restated, supplemented, or otherwise modified from time to time, pursuant to which each such Domestic Subsidiary has unconditionally guarantied its Guarantied Obligations.

“Dutch Collateral Documents” means each of the following documents:

(a)           the Dutch Security Agreements;

(b)           Dutch Holdings Share and Debt Pledge Agreement;

(c)           Dutch Company Share and Debt Pledge Agreement;

(d)           Dutch Operating Co. Share Pledge Agreement;

(e)           Newco U.K. II Share Pledge Agreement;

(f)            Euramax U.S. Share Pledge Agreement (Dutch);

(g)           the Dutch Mortgages; and

(h)           any other document executed by Euramax U.S. or any of its Subsidiaries and governed by the laws of The Netherlands pursuant to which such Person has pledged, mortgaged or granted a Lien to secure any of the Obligations (to the extent specified therein) or its Guarantied Obligations, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“Dutch Company” has the meaning specified in the preamble hereof.

“Dutch Company Guaranty” means the Dutch Company Guaranty dated as of September 25, 1996, executed by Dutch Company in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Dutch Company Share and Debt Pledge Agreement” means the Dutch Company Share and Debt Pledge Agreement dated as of the Effective Date, executed by Dutch Company and the Agent and acknowledged by Dutch Operating Co., as amended, restated, supplemented or otherwise modified from time to time.

“Dutch Company Revolving Credit Note” means each promissory note of Dutch Company payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A–1, evidencing the Indebtedness of Dutch Company to such Revolving Credit Lender resulting from the Revolving Credit Loans made from time to time by such Revolving Credit Lender to Dutch Company, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Dutch Guaranties” means the Euramax International Holdings B.V. Guaranty, Dutch Holdings Guaranty, the Dutch Company Guaranty, the Dutch Operating Co. Guaranty, the Dutch Subsidiary Guaranties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Dutch Holding Company Transaction” means a transaction or series of transactions whereby (a) Newco U.K. II will initially transfer 50% of its Stock in Dutch Holdings to Euramax International Holdings B.V.; (b) Newco U.K. II, through a series of dividends and other transfers, will transfer the remaining 50% of its Stock in Dutch Holdings to Euramax, which will, in turn, transfer such Stock Newco U.K., which will, in turn, transfer such Stock to Euramax U.S., which will, in turn, transfer such Stock to Euramax International Holdings B.V., (c) Coated Products B.V. and Dutch Operating Co.

(and no other Person or Persons) will form a limited partnership under Dutch law and then transfer all or substantially all of its assets to such newly formed limited partnership; and (d) Dutch Holdings and Euramax International Holdings B.V. will merge; provided, however, that, in connection with such transactions, each of the following conditions is satisfied, as applicable:  (i) the Agent or the U.K. Trustee shall, at all times, have a first-priority security interest in and to all of the Dutch Holdings Stock; (ii) before the transfer of any assets from Coated Products B.V. to such newly formed limited partnership (other than nominal amounts for purposes of capitalizing such limited partnership) or other acquisition of assets by such limited partnership, (A) such limited partnership will have executed and delivered to the Agent a Dutch Subsidiary Guaranty and an asset pledge agreement substantially in the form of the Dutch Security Agreement to which Coated Products B.V. is party and (B) Coated Products B.V. shall have executed and delivered a pledge agreement or other document granting the Agent a first priority security interest and Lien in and to the Stock of such limited partnership to the extent permitted by the applicable law governing such partnership interests; (iii) such limited partnership shall have otherwise provided all documents and agreements required by Section 6.23; (iv) any promissory notes issued by one Loan Party to another Loan Party in connection with any of such transactions shall be, at all times, subject to the first priority Lien of the U.K. Trustee or the Agent, as applicable, and the original of such promissory note shall be delivered to the U.K. Trustee or Agent, as applicable, promptly after its issuance; (v) immediately after the completion of the merger described in clause (d) above, the assets of both the surviving and disappearing Person shall continue to be subject to the Agent’s first priority Lien, to the same extent as existed before such merger; and (vi) such transactions, in addition to the foregoing, are otherwise undertaken and consummated in accordance with the terms hereof (including, without limitation, Section 7.6(l)).

“Dutch Holdings” has the meaning specified in the preamble hereof.

“Dutch Holdings Guaranty” means the Dutch Holdings Guaranty dated as of September 25, 1996, executed by Dutch Holdings in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Dutch Holdings Share Pledge Agreement (French)” means the Share Pledge Agreement dated as of March 15, 2002, executed by Dutch Holdings, French Operating Co. and the Agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Dutch Holdings Share and Debt Pledge Agreement” means the Dutch Holdings Share and Debt Pledge Agreement dated as of the Effective Date, executed by Dutch Holdings and the Agent and acknowledged by Dutch Company, as amended, restated, supplemented or otherwise modified from time to time.

“Dutch Loan Party” has the meaning specified in Section 2.20(a).

“Dutch Mortgage” means each of (a) the mortgage or mortgages dated as of the Effective Date between Coated Products B.V. and the Agent, pursuant to which Coated Products B.V. has granted to the Agent, for the ratable benefit of the Secured

Parties, a Lien on the Real Estate covered thereby to secure all Guarantied Obligations of Coated Products B.V., and (b) each other mortgage between any Dutch Loan Party and the Agent, in form and substance satisfactory to the Agent, granting a Lien to the Agent, for the ratable benefit of the Secured Parties, on Real Estate owned by such Dutch Loan Party, to secure such Dutch Loan Party’s Guarantied Obligations, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“Dutch Operating Co.” has the meaning specified in the preamble hereof.

“Dutch Operating Co. Guaranty” means the Guaranty dated as of September 25, 1996, executed by Dutch Operating Co. in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Dutch Operating Co. Share Pledge Agreement” means the Dutch Operating Co. Share Pledge Agreement dated as of the Effective Date, executed by Dutch Operating Co. and the Agent and acknowledged by Coated Products B.V., as amended, restated, supplemented or otherwise modified from time to time.

“Dutch Operating Co. Revolving Credit Note” means each promissory note of Dutch Operating Co. payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A–2, evidencing the aggregate Indebtedness of Dutch Operating Co. to such Revolving Credit Lender resulting from the Revolving Credit Loans made from time to time by such Revolving Credit Lender to Dutch Operating Co., as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Dutch Security Agreement” means each of (a) the Coated Products B.V. Asset Pledge Agreement dated as of the Effective Date, executed by Coated Products B.V. and the Agent and (b) each other security agreement or asset pledge agreement which may be executed and delivered from time to time by a Dutch Loan Party in favor of the Agent or the U.K. Trustee, pursuant to which such Dutch Loan Party grants a Lien to the Agent, for the ratable benefit of the Secured Parties, on personal property owned by such Dutch Loan Party to secure such Dutch Loan Party’s Guarantied Obligations, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“Dutch Subsidiary Guaranty” means each of (a) the Guaranty dated as of September 25, 1996, executed by Coated Products B.V. in favor of the Guarantied Parties, and (b) each other guaranty of any of the Obligations, each in form and substance satisfactory to the Agent, executed from time to time by a Subsidiary of Euramax U.S. organized under the laws of The Netherlands in favor of the Guarantied Parties, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“EBITDA” means, for any Person for any period, the Net Income (Loss) of such Person, including the pro forma Net Income (Loss) of any other Person acquired by such Person or a Subsidiary of such Person, for such period taken as a single accounting period, plus, without duplication, (a) the sum of the following amounts of such Person and its Subsidiaries (including the sum of the following amounts on a pro forma basis of any Person acquired by such Person or a Subsidiary of such Person) for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss):  (i) depreciation expense, (ii) amortization expense, (iii) Net Interest Expense, (iv) income tax expense, (v) write-offs of goodwill as required by GAAP, (vi) non-cash charges relating to the mark-to-market of derivative instruments as required by FAS 133, (vii) non-cash charges relating to write-downs of long-lived assets due to impairment as required by FASB 121, (viii) unrealized losses resulting from changes in foreign exchange rates used to convert debt from its stated currency to the local currency of the debtor, (ix) extraordinary losses (and other losses on Asset Sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), (x) up to $3,000,000 in aggregate expenses related to the stock purchase contemplated in the Stock Purchase Agreement, but only to the extent such expenses are included in the Net Income (Loss) for such period and only to the extent such expenses were actually incurred, (xi) non-cash expenses arising from any step-up in basis resulting from the application of purchase accounting relating to (A) the purchase of stock pursuant to the Stock Purchase Agreement or (B) the Proposed Transaction, but only to the extent such expenses are included in the Net Income (Loss) for such period, (xii) expenses incurred in connection with the Permitted Corporate Transactions and the Permitted Stock Payment, in an aggregate amount not to exceed $500,000, and only to the extent (A) such expenses are included in the Net Income (Loss) for such period and (B) such expenses were actually incurred, (xiii) up to $1,500,000 paid as a premium or consent payment to holders of 11.25% Senior Subordinated Notes due 2006 issued by Newco U.K., U.K. Holdings, and Dutch Holdings in connection with the repurchase of such notes in 2003, and (xiv) non-cash expenses related to the June 12, 2003, issuance of restricted stock pursuant to Euramax’s 2003 Equity Compensation Plan, but only to the extent such expenses are included in the Net Income (Loss) for such period; less (b) the sum of the following amounts of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss):  (i) unrealized gains resulting from changes in foreign exchange rates used to convert debt from its stated currency to the local currency of the debtor, (ii) extraordinary gains (and other gains on Asset Sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP) and (iii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid to such Person.

“Effective Date” has the meaning specified in Section 3.1.

“Eligibility Reserves” means, effective as of two Business Days after the date of written notice of any determination thereof to the Borrowers by the Agent, such amounts as the Agent may from time to time reasonably establish, after consultation with the Borrowers, against the gross amounts of Eligible Receivables and Eligible Inventory to reflect risks or contingencies arising after the Effective Date which may affect any one or class of such items and which have not already been taken into account in the calculation of the Borrowing Base or the U.S. Borrowing Base, as the case may be.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (c) the central bank of any country which is a member of the OECD; (d) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (e) any Lender; (f) any Affiliate of any Lender (other than any such Affiliate who is an Affiliate of such Lender solely by reason of such Lender being the beneficial owner of more than 10% (but less than 50%) of any class of Voting Stock of such Affiliate); (g) any other finance or other financial institution or fund approved by the Agent; or (h) any Affiliate or Related Fund of any Person identified in clauses (a) through (h).

“Eligible Inventory” means any Inventory owned by any Borrower or any Operating Company Subsidiary thereof free and clear of all Liens (other than Liens in favor of the Secured Parties securing the Obligations) other than the following:

(a)           Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930, as amended, and the regulations thereunder, or on which a Lien has arisen or may arise in favor of agricultural producers under comparable state or local laws;

(b)           Inventory located on leaseholds or in warehouses or with suppliers as to which no Landlord Waiver or Bailee’s Letter has been executed and is in effect; provided that in the case of Inventory located at a leased premises, no such Landlord Waiver or Bailee’s Letter shall be required for any such Inventory if an Eligibility Reserve (not to exceed the greater of (x) three-months’ rent payable with respect to such premises and (y) the actual past-due rent and other charges payable with respect to such premises) satisfactory to the Agent shall have been established with respect thereto;

(c)           Inventory that in any Borrower’s or any Borrower’s Operating Company Subsidiary’s good faith opinion, obsolete, unusable or otherwise unavailable for sale in the ordinary course of business of such Borrower or any such Operating Company Subsidiary; provided that any finished-goods Inventory older than 12 months old shall not be Eligible Inventory;

(d)           Inventory with respect to which the representations and warranties set forth in the Domestic Pledge and Security Agreements applicable to such Inventory are not true and correct;

(e)           Inventory consisting of promotional, marketing, packaging or shipping materials (other than generic packaging and shipping materials acceptable to the Agent in its reasonable discretion) and supplies;

(f)            Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(g)           Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from whom any Borrower or any Operating Company Subsidiary thereof has received notice of a dispute in respect of any such agreement or that materially limits or restricts such Borrower’s or such Operating Company Subsidiary’s or the Agent’s right to sell or otherwise dispose of such Inventory;

(h)           Inventory that is not in the possession of or under the sole control of any Borrower or any Operating Company Subsidiary thereof (other than Inventory described in clause (b) above);

(i)            Inventory in respect of which the Collateral Documents, after giving effect to the related filings of financing statements, or other filings required to perfect security interests thereunder under local law, that have then been made, if any, does not or has ceased to create a valid and perfected first priority security interest and lien in favor of the Secured Parties securing the Obligations; and

(j)            Inventory of any Person which becomes a Subsidiary of Euramax U.S. in connection with, or as a result of, the Proposed Transaction (including, without limitation, the Proposed Transaction Acquisition Subsidiary and the Proposed Transaction Target and its Subsidiaries), until such time as such Person shall have executed and delivered all documents required to be executed pursuant to Section 6.23 hereof and the Agent shall have received, and found reasonably satisfactory, an audit of such Inventory as of a recent (as determined by Agent in its commercially reasonable discretion) date, whether such results arose from (i) any other audit performed in accordance with this Agreement, (ii) any audit performed in connection with any other transaction to which the Proposed Transaction Target (or any of its Affiliates) is or was party to, or (iii) an audit performed specifically for the purposes of including such Inventory (which audit shall be conducted at the Borrowers’ expense by a Person selected by the Agent and reasonably satisfactory to the Borrowers).

provided, however, that the Agent shall be permitted to establish a reserve in the amount of up to $2,000,000 to the amount of Eligible Inventory included in the determination of the Borrowing Base and the U.S. Borrowing Base with respect to the “work-in-process” Inventory (other than readily saleable “work-in-process” Inventory) of the Borrowers and the Operating Company Subsidiaries; provided further, however, that the Borrowers shall notify promptly the Agent if the amount of such non–readily saleable “work-in-process” Inventory exceeds $2,000,000, in which case the Agent shall be permitted in its reasonable judgment, after consultation with the Borrowers, to establish an Eligibility Reserve at that higher amount.

The value of Eligible Inventory shall be its book value determined in accordance with the “first–in, first–out” method of accounting for Inventory and in accordance with GAAP unless the Agent determines, in its reasonable discretion (taking into consideration, among other factors, cost and liquidation value), that such Eligible Inventory shall be valued at a lower value, and determined in the Dollar Equivalent thereof in the case of any book value recorded in an Alternative Currency.

“Eligible Receivables” means the gross outstanding balance (determined in the Dollar Equivalent thereof in the case of any such balance in an Alternative Currency), less all finance charges, late fees and other fees which are unearned, sales, excise or similar taxes, and credits or allowances granted, of those Accounts of each Borrower and each Operating Company Subsidiary thereof arising out of sales of merchandise, goods or services in the ordinary course of business, made by such Borrower or such Operating Company Subsidiary to a Person which is not an Affiliate of such Borrower or such Operating Company Subsidiary or any other Loan Party, which are not in dispute, and which constitute Collateral in which the Agent has a fully perfected, first–priority security interest, and, if the account debtor is a U.S. Governmental Authority, such Borrower or such Operating Company Subsidiary has assigned its rights to payment of such account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal U.S. Governmental Authority, and pursuant to applicable state law, if any, in the case of any other U.S. Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; provided, however, that an Account shall in no event be an Eligible Receivable if:

(a)           such Account is more than (i) 90 days past due, according to the original terms of sale, or (ii)(A) 120 days past the original invoice date thereof with respect to any Account owing by an account debtor located within the United States, and (B) 180 days past the original invoice date thereof with respect to any Account owing by an account debtor located outside the United States;

(b)           any warranty contained in this Agreement or any other Loan Document with respect either to Accounts or Eligible Receivables in general or to such specific Account is not true and correct in all material respects with respect to such Account;

(c)           the account debtor on such Account has disputed liability or made any claim with respect to 20% or more of the other Accounts due from such account debtor to any Loan Party or any of its Subsidiaries;

(d)           the account debtor on such Account has filed a petition for bankruptcy or any other relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; made an assignment for the benefit of creditors; had filed against it any petition or other application for relief under any such law; has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs;

(e)           the account debtor on such Account or any of its Affiliates is also a supplier to or creditor of any Loan Party or any of its Subsidiaries unless such supplier or creditor has executed a no–offset letter satisfactory to the Agent.

(f)            the sale represented by such Account is to an account debtor outside the continental United States in the case of U.S. Operating Co. and its Operating Company Subsidiaries, or outside a European Core Country, in the case of Dutch Operating Co., U.K. Operating Co. and their respective Operating Company Subsidiaries, unless the sale is on letter of credit or acceptance terms reasonably acceptable to the Agent or the Agent shall agree to the inclusion of such Account in Eligible Receivables.

(g)           the sale to such account debtor on such Account is on a bill–on–hold, guaranteed sale, sale–and–return, sale–on–approval or consignment basis;

(h)           such Account is subject to a Lien in favor of any Person other than the Agent for the benefit of the Secured Parties;

(i)            such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than ordinary course return policy;

(j)            the account debtor on such Account is located in Minnesota or New Jersey, unless such Borrower or such Operating Company Subsidiary (i) has received a certificate of authority to do business and is in good standing in such state or (ii) has filed a Notice of Business Activities Report with the appropriate office or agency of such state for the current year; or the account debtor on such Account is located in the State of Alabama or any other state the laws of which deny creditors access to its courts in the absence of qualification to do business as a foreign corporation in such state or in the absence of the filing of any required reports with such state, unless such Borrower or such Operating Company has qualified as a foreign corporation authorized to do business in Alabama or such state or has filed such required reports;

(k)           The Agent, in accordance with its customary criteria, deems such Account, in its sole judgment, exercised reasonably, ineligible;

(l)            50% or more of the outstanding Accounts of the account debtor of such Account that constituted Eligible Receivables at the time they arose have become, or have been determined by the Agent, in accordance with the provisions hereof, to be, ineligible;

(m)          the sale represented by such Account is denominated in a currency other than Dollars in the case of Accounts owing to U.S. Operating Co. and its Operating Company Subsidiaries, or a currency other than that of a European Core Country in the case of U.K. Operating Co. and its Operating Company Subsidiaries and Dutch Operating Co. and its Operating Company Subsidiaries;

(n)           The Agent believes, in its sole discretion, exercised reasonably, that the collection of such Account is insecure or that such Account may not be paid;

(o)           such Account is not evidenced by an invoice or other writing in form acceptable to the Agent, in its sole discretion exercised reasonably and consistent with past practices;

(p)           any Loan Party or any of its Subsidiaries, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made;

(q)           in the case of any account debtor whose Accounts represent more than 20% of the Eligible Receivables at such time (other than account debtors rated “A” or better by Standard & Poor’s Rating Service or Moody’s Investors Service, Inc.), all Accounts of such account debtor to the extent such Accounts would otherwise represent Eligible Receivables in excess of 20% of all Eligible Receivables at such time; or

(r)            such Account is payable to any Person which becomes a Subsidiary of Euramax U.S. in connection with, or as a result of, Proposed Transaction (including, without limitation, the Proposed Transaction Acquisition Subsidiary and the Proposed Transaction Target and its Subsidiaries), until such time as such Person shall have executed and delivered all documents required to be executed pursuant to Section 6.23 hereof and the Agent shall have received, and found reasonably satisfactory, an audit of such Accounts as of a recent (as determined by Agent in its commercially reasonable discretion) date, whether such results arose from (i) any other audit performed in accordance with this Agreement, (ii) any audit performed in connection with any other transaction to which the Proposed Transaction Target (or any of its Affiliates) is or was party to, or (iii) an audit performed specifically for the purposes of including such Accounts (which audit shall be conducted at the Borrowers’ expense by a Person selected by the Agent and reasonably satisfactory to the Borrowers).

“Ellbee Ltd.” means Ellbee Limited, a company incorporated under the laws of England and Wales.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise).

“Environmental Claim” means any written accusation, allegation, notice of violation, action, claim, Environmental Lien, demand or Order by any Person for personal injury (including sickness, disease or death), property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, fines, penalties or restrictions, in each case resulting from or based upon (a) a Release, the continuation of a Release or a threatened Release of, or exposure to, any Hazardous Material or any odor, audible noise or other nuisance, at, in, by, from or in connection with the operations of any Facility by any Loan Party or any of its Subsidiaries or any activities or operations thereof; (b) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials; or (c) the violation of any Environmental Laws or Environmental Permits or Orders relating to environmental matters connected with any Facility owned, leased or operated by any Loan Party or any of its Subsidiaries.

“Environmental Laws” means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or directive or other legal requirement relating in any way to the protection of the environment, natural resources, or public or employee health and safety and includes, without limitation, CERCLA, RCRA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300h et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Environmental Control Act of March 1, 1993 (Netherlands), Law No. 76–663 of July 19, 1976 (France) and European Directive 76/464 EEC of May 4, 1976 (EC), as such laws and regulations have been amended or supplemented.

“Environmental Liabilities and Costs” means, as to any Person, all liabilities, obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, fines, penalties, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of, fines, penalties, sanctions and interest) arising under any Environmental Claim or Environmental Law.

“Environmental Lien” means any Lien in favor of any Governmental Authority arising under any Environmental Law.

“Environmental Permit” means any Permit required under any applicable Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the UCC and shall include all machinery, plant, equipment, furnishings, movable trade fixtures and vehicles.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) under common control or treated as a single employer with any Loan Party within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any

Loan Party or any ERISA Affiliate from any Multiemployer Plan or the notice of reorganization or insolvency of any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings by the PBGC to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan; (f) the failure to make any required contribution to a Pension Plan or a Multiemployer Plan; (g) the imposition of a Lien under Section 412 of the Code or Section 302 of ERISA on any Loan Party or ERISA Affiliate; (h) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (j) a non–exempt prohibited transaction (as described in Code Section 4975 or ERISA Section 406) shall occur with respect to any Plan; or (k) any Loan Party or ERISA Affiliate shall request a minimum funding waiver from the IRS with respect to any Pension Plan; provided, however, that acts or omissions described in clauses (a) through (k) herein with respect to Pension Plans or Multiemployer Plans maintained or contributed to by an ERISA Affiliate (and not by Euramax U.S. or any of its Subsidiaries) will not constitute an ERISA Event unless such acts and omissions are reasonably likely to have a Material Adverse Effect.

“Euramax” has the meaning specified in the preamble hereof.

“Euramax Guaranty” means the guarantee dated as of September 25, 1996, executed by Euramax in favor of the U.K. Trustee for the benefit of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Euramax International Holdings B.V.” means Euramax International Holdings B.V., a company organized under the laws of The Netherlands.

“Euramax International Holdings B.V. Guaranty” means the Guaranty dated as of August 6, 2003, executed by Euramax International Holdings B.V. in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Euramax Share Pledge Agreement (French)” means the Share Pledge Agreement dated as of March 15, 2002, executed by Euramax, French Operating Co. and the Agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Euramax Stock (U.K.) Pledge Agreement” means the legal mortgage of shares dated as of September 25, 1996, executed by Euramax and the U.K. Trustee, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which Euramax mortgaged to the U.K. Trustee, for the ratable benefit of the Secured Parties, the Collateral referred to therein, including the Stock of U.K. Holdings and Newco U.K. II.

“Euramax U.S.” has the meaning specified in the preamble hereof.

“Euramax U.S. Guaranty” means the Guaranty dated as of December 8, 1999, executed by Euramax U.S. in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Euramax U.S. Share Pledge Agreement (Dutch)” means the share pledge agreement dated as of the Effective Date, executed by Euramax U.S. and the Agent and acknowledged by Euramax International Holdings B.V., as amended, restated, supplemented or otherwise modified from time to time; provided that only 65% of the Stock of Euramax International Holdings B.V. shall secure the Excluded U.S. Liabilities.

“Euramax U.S. Pledge Agreement (U.K.)” means the legal mortgage of shares dated as of December 8, 1999, executed by Euramax U.S., as amended, restated, supplemented or otherwise modified from time to time, pursuant to which Euramax U.S. mortgaged to the U.K. Trustee, for the benefit of the Secured Parties, the Collateral covered thereby, including the Stock of Newco U.K. to secure the Guarantied Obligations of Euramax U.S., provided that only 65% of the Stock of Newco U.K. shall secure the Excluded U.S. Liabilities.

“Euro” means the single currency of participating member states of the European Union.

“Euro Unit” means the currency unit of the Euro.

“Eurocurrency Lending Office” means, with respect to any Lender or the Issuer, (a) in the case of any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (or, if no such office is specified, its Domestic Lending Office), (b) in the case of the Issuer with respect to Letters of Credit issued for the account of Dutch Operating Co. or U.K. Operating Co., the same office of the Issuer as is specified as its “Eurocurrency Lending Office” opposite the Issuer’s name on Schedule II and (c) in the case of each Lender and the Issuer, such other office of such Lender or the Issuer as such Lender or the Issuer may from time to time specify to the Borrowers and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Loan” means any outstanding principal amount of the Loans of any Lender denominated in Dollars or in an Alternative Currency which, for an Interest Period, bears interest at a rate determined with reference to the Eurocurrency Rate.

“Eurocurrency Rate” means:

(a)           with respect to any Eurocurrency Loan made in Dollars, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

                Eurocurrency Rate     =                                       LIBOR

                                                                                    1.00-Eurodollar Reserve Percentage

                                and

                (b)           with respect to any Eurocurrency Loan made in any Alternative Currency, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to LIBOR.

Each calculation by the Agent of the Eurocurrency Rate shall be conclusive and binding for all purposes, absent manifest error.  For purposes of this definition of “Eurocurrency Rate,” the following terms have the following meanings:

(x) “Eurodollar Reserve Percentage” shall mean, for any day with respect to any Eurocurrency Loan, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency Liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

(y) “LIBOR” shall mean the rate of interest per annum determined on the basis of the rate for deposits in Dollars or any Alternative Currency, as applicable, in which the applicable Eurocurrency Loan is denominated for a period equal to the applicable Interest Period which appears on the Dow Jones Market Screen 3750 or the applicable Reuters Screen Page, as determined by the Agent in its sole discretion, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Dow Jones Market Screen 3750 or the applicable Reuters Screen Page, then “LIBOR” shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in Dollars or any Alternative Currency in which the applicable Eurocurrency Loan is denominated would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“European Core Countries” means Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom or any other country which shall become a member of the European Economic Community.

“European Economic Community” means the community for common market and economic and monetary union created by the Treaty on European Union.

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded U.S. Liabilities” means all Revolving Credit Loans made to U.S. Operating Co., all Swing Loans made to U.S. Operating Co. and all interest payable on such Loans, all Letter of Credit Obligations of U.S. Operating Co., any and all other Obligations relating to any such Loans or Letter of Credit Obligations, and all obligations of Euramax U.S. or any of its Domestic Subsidiaries under any Loan Document, or under any Currency Contracts, Interest Rate Contracts, or Commodity Hedge Contracts entered into by Euramax U.S. or any such Subsidiary with any Currency Swap Party, Interest Rate Contract Party, or Commodity Hedge Party, as the case may be.

“Existing Credit Agreement” has the meaning given such term in the Preliminary Statements.

“Fabral Holdings” means Fabral Holdings, Inc., a Delaware corporation.

“Fabral, Inc.” means Fabral, Inc., a Delaware corporation.

“Facility” means any real or personal property owned, operated or leased for operations or other activities.

“Fair Market Value” means (a) with respect to any asset (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the management of such Person for assets having a value of less than $500,000 and otherwise by the Board of Directors of such Person, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, as set forth in such appraisal; and (b) with respect to any marketable security at any date, the closing sale price of such security on the business day (on which any national securities exchange or any internationally recognized securities exchange in a European Core Country is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or any internationally recognized securities exchange in a European Core Country or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

“FASB” means the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means October 8, 2008.

“Fiscal Quarter” means each period beginning on the Saturday immediately subsequent to the last day of the immediately prior Fiscal Quarter and ending on the last Friday of the immediately subsequent March, June, September and December, as the case may be.

“Fiscal Year” means each period beginning on the Saturday immediately subsequent to the last day of the immediately prior Fiscal Year and ending on the last Friday of December in the following year.

“Fixed Charges” means, for any Person for any period, the sum of (without duplication) (a) the Cash Interest Expense of such Person for such period, (b) the principal amount of Indebtedness for borrowed money of such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP having a scheduled due date during such period, (c) all amounts having a scheduled due date during such period payable by such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP on Capitalized Lease Obligations, (d) all cash dividends paid or required to be paid by such Person and its consolidated Subsidiaries on preferred stock in respect of such period, excluding those paid to a Person to enable such Person to pay taxes and ordinary operating expenses and (e) the total cash taxes actually payable by such Person in respect of such period.

“Foreign Collateral Documents” means the Dutch Collateral Documents, the U.K. Collateral Documents, the French Collateral Documents, and any other document executed by Euramax U.S. or any of its Subsidiaries, excluding any Domestic Collateral Document, pursuant to which Euramax U.S. or such Subsidiary shall pledge, mortgage, or grant any Lien or fixed or floating charge to secure any of the Obligations or Guarantied Obligations, as any such other document may be amended, restated, supplemented or otherwise modified from time to time.

“Foreign Holding Company” means each of Newco U.K., Euramax, Newco U.K. II, U.K. Holdings, Dutch Holdings, U.K. Company, Dutch Company and Euramax International Holdings B.V.

“Foreign Loan Party” any Loan Party, other than a Domestic Loan Party.

“Foreign Pension Plan” means each retirement, redundancy, statutory or voluntary profit sharing plan or statutory severance plan or arrangement covering individuals who are employed by any Loan Party or its Affiliate primarily outside of the United States and as to which any Loan Party has any direct or indirect obligation or liability for unfunded benefits thereunder.

“Former Agent” has the meaning given such term in the Preliminary Statements.

“Former Collateral Agent” has the meaning given such term in the Preliminary Statements.

“Former U.K. Trustee” has the meaning given such term in the Preliminary Statements.

“French Collateral Documents” means each of the Dutch Holdings Share Pledge Agreement (French), the Euramax Share Pledge Agreement (French), and each of the 2003 French Amendatory Documents, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

 “French Operating Co.” means Euramax Industries S.A., a company organized under the laws of the Republic of France.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the statements and pronouncements of FASB and the U.S. Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of Article V and the definitions used therein (but not when used other than in Article V), GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements for the Fiscal Year ended December 2002.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross–Up” has the meaning specified in Section 2.15(a).

“Group” means any related group with respect to a Person for purposes of Section 13(g) of the Exchange Act.

“Guarantied Obligations” means:

(a)           as to each Domestic Loan Party, (i) all Obligations, whether now or hereafter existing, and (ii) any and all expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by any of the Guarantied Parties in enforcing any rights under the Guaranty or any other Collateral Document made by such Domestic Loan Party; and

(b)           as to each Foreign Loan Party, (i) all Obligations, whether now or hereafter existing, excluding the Excluded U.S. Liabilities, and (ii) any and all expenses

(including, without limitation, the reasonable fees and expenses of counsel) incurred by any Guarantied Parties in enforcing any rights under the Guaranty or any other Collateral Document executed by such Loan Party.

“Guarantied Parties” means the Agent, the U.K. Trustee, the Issuer, the Swing Loan Lender, the Lenders, each Currency Swap Party, Interest Rate Contract Party and/or Commodity Hedge Party that has entered into the Agency Agreement, and their respective successors and assigns.

“Guarantor” means each Domestic Loan Party and each Foreign Loan Party.

“Guaranty” means any Domestic Guaranty, any Dutch Guaranty or any U.K. Guaranty.

“Hazardous Material” means any substance, material or waste which is classified, characterized or otherwise regulated as hazardous, toxic, dangerous, a pollutant or a contaminant (or words of similar import) by any Governmental Authority and includes, without limitation, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

“Home Products” means Amerimax Home Products, Inc., a Delaware corporation.

“Improvements” has the meaning specified in Section 4.22(c).

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured) or for the deferred purchase price of property or services, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations of such Person under Interest Rate Contracts, Currency Contracts and Commodity Hedge Contracts, (h) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f), or (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) in the case of the Loan Parties, the Obligations and Guarantied Obligations, (j) all liabilities of such Person for the return of deposits or payments on account, (k) the aggregate present value of all unfunded accrued benefit liabilities of such Person under each Domestic Pension Plan and Foreign Pension Plan (as calculated using reasonable actuarial assumptions reasonably acceptable to the Agent), (l) all liabilities of such Person that would be shown on a balance sheet of such Person prepared in conformity with GAAP and (m) all “Indebtedness” as defined in any Senior Subordinated Debt Document.  For purposes of determining the amount of Indebtedness of any Person under any Currency Contract, Interest Rate Contract or Commodity Hedge Contract, the amount of any obligations of such Person under such Currency Contract, Interest Rate Contract or Commodity Hedge Contract, as the case may be, shall be the amount that would be payable by such Person on the termination of such Currency Contract, Interest Rate Contract or Commodity Hedge Contract, as the case may be, in accordance with mark-to-market procedures.

“Indemnified Matters” has the meaning specified in Section 10.4(b).

“Indemnitee” means (a) the Agent, the U.K. Trustee and, except for purposes of Section 9.5, each Lender and the Issuer (but excluding any Lender, the Agent or any Affiliate thereof solely in its capacity as a holder of any equity of Euramax U.S. or of any Senior Subordinated Notes) and (b) the Agent’s, the U.K. Trustee’s and, except for purposes of Section 9.5, each such Lender’s and the Issuer’s respective Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III hereof or of the Existing Credit Agreement).

“Intercompany Notes” means (i) each promissory note made by a Loan Party in favor of another Loan Party listed on Schedule 1.1-A hereto and (ii) each promissory note made after the Effective Date evidencing Indebtedness permitted under Section 7.2(a)(xv).

“Interest Period” means, in the case of any Eurocurrency Loan, (a) initially, the period commencing on the date such Eurocurrency Loan is made or on the date of conversion of a Base Rate Loan to such Eurocurrency Loan and, except as otherwise provided in Section 2.3, ending one, two, three or six months thereafter as selected by a Borrower in its Notice of Borrowing or IP Notice or in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.3 or 2.8 and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Loan pursuant to Section 2.8, a period commencing on the last day of the immediately preceding Interest Period therefor and, except as otherwise provided in Section 2.8, ending one, three or six months thereafter as selected by such Borrower in its Notice of Conversion or Continuation or IP Notice given to the Agent pursuant to Section 2.8; provided, however, that:

(i)            if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a subsequent calendar month;

(iii)          no Borrower may select any Interest Period in respect of Loans having an aggregate principal amount of less than $500,000 (or the equivalent thereof in the applicable Alternative Currency);

(iv)          there shall be outstanding at any one time no more than (A) with respect to the Revolving Credit Loans, 10 Interest Periods in the aggregate and (B) with respect to the Term Loans 2 Interest Periods in the aggregate; and

(v)           in no event (including, without limitation, in connection with the making of a new Eurocurrency Loan, the continuation of a Eurocurrency Loan, or the conversion of a Base Rate Loan into a Eurocurrency Loan) may a Borrower select an Interest Period which, as selected, would end after the Final Maturity Date.

“Interest Rate Contract Party” means any Lender, the Agent, or any Affiliate of the Agent or a Lender, in each case in its capacity as a party to any Interest Rate Contract with a Loan Party.

“Interest Rate Contracts” means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

“Inventory” has the meaning specified in the Collateral Documents.

“Investment” means, as to any Person, any loan or advance to any other Person, or the ownership, purchase or other acquisition of any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or all or substantially all of the assets of, any other Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, or the entering into by such Person of any joint venture or partnership with, or the making or maintaining of, any capital contribution to, or other investment in, any other Person or the incorporation or organization of any Subsidiary.

“IP Notice” has the meaning specified in Section 2.8(a).

“IRS” means the Internal Revenue Service, or any successor thereto.

“Issuer” has the meaning specified in the preamble hereof.

“Laminated Products” means Amerimax Laminated Products, Inc., an Indiana corporation.

“Land” means all of those plots, pieces or parcels of land now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, including, without limitation, those listed on Schedule 4.22(a) and described in the Domestic Mortgages, the Dutch Mortgages, and the U.K. Debentures.

“Landlord Waiver” means a letter, in form and substance acceptable to the Agent, executed by the landlord of any real property on which the Inventory of a Loan Party is located, pursuant to which such landlord, among other things, waives any Lien such landlord may have in respect of such Inventory.

“L/C Cash Collateral Account” has the meaning specified in Section 8.4(a).

“Leases” means, with respect to any Loan Party or any of its Subsidiaries, all of those leasehold estates in real property now or hereafter owned by such Loan Party or such Subsidiary, as lessee, as such may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lenders” has the meaning specified in the preamble hereof.

“Letter of Credit” has the meaning specified in Section 2.18.

“Letter of Credit Obligations” means, at any time, all liabilities at such time of any Borrower to the Issuer with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.18(c).

“Letter of Credit Request” has the meaning specified in Section 2.18(d).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Level I Rate Period” means each Fiscal Quarter (a) as at the end of which the Ratio of Total Debt to EBITDA for the four Fiscal Quarters ended on such day is equal to or greater than 4.25 to 1.00, as reflected in a Ratio Notice or (b) with respect to which no Ratio Notice shall have been timely delivered for such four Fiscal Quarter period.

“Level II Rate Period” means each Fiscal Quarter as at the end of which the Ratio of Total Debt to EBITDA for the four Fiscal Quarters ended on such day is equal to or greater than 3.75 to 1.00 and less than 4.25 to 1.00, as reflected in the Ratio Notice for such four Fiscal Quarter period.

“Level III Rate Period” means each Fiscal Quarter as at the end of which the Ratio of Total Debt to EBITDA for the four Fiscal Quarters ended on such day is equal to or greater than 3.25 to 1.00 and less than 3.75 to 1.00, as reflected in the Ratio Notice for such four Fiscal Quarter period.

“Level IV Rate Period” means each Fiscal Quarter as at the end of which the ratio of Total Debt to EBITDA for the four Fiscal Quarters ended on such day is less than 3.25 to 1.00, as reflected in the Ratio Notice for such four Fiscal Quarter period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

“Loan” means a Revolving Credit Loan, a Swing Loan, or a Term Loan made by a Lender to a Borrower pursuant to Article II, and refers to a Base Rate Loan or a Eurocurrency Loan.

“Loan Documents” means, collectively, (a) this Agreement, the Notes, the Guaranties, the Collateral Documents, each Process Agent letter delivered hereunder or under any other Loan Document, each Letter of Credit Reimbursement Agreement, the Domestic Amendatory Agreement, the Domestic Consent Agreement, the Second Domestic Consent Agreement, the 2003 Domestic and Dutch Amendatory and Consent Agreement, the U.K. Consent Agreement, the Second U.K. Consent Agreement, the Third U.K. Consent Agreement, the 2003 U.K. Consent Agreement, the Amendment and Restatement Agreement, the U.K. Trust Deed, and the 2003 U.K. Collateral Trust Deed, (b) provided that the Currency Swap Party, Interest Rate Contract Party or Commodity Hedge Party under any Currency Contract, Interest Rate Contract or Commodity Hedge Contract, as the case may be, with any Loan Party shall have entered into the Agency Agreement, such Currency Contract, Interest Rate Contract or Commodity Hedge Contract, as the case may be, (c) the Agency Agreement, (d) the Post-Closing Letter, and (e) each certificate, agreement or document executed by a Loan Party and delivered to the Agent, the U.K. Trustee, the Issuer, any Lender or any such Currency Swap Party, Interest Rate Contract Party or Commodity Hedge Party in connection with or pursuant to any of the foregoing other than the Related Documents.

“Loan Party” means Euramax U.S. and each of its Subsidiaries and Affiliates which has executed, or from time to time executes, a Loan Document, and their respective successors and assigns.

“Majority Lenders” means, at any time, Lenders having at least a majority of the unused Revolving Credit Commitments or, if the Revolving Credit Commitments are no longer in effect, Lenders holding at least a majority of outstanding Loans, excluding Swing Loans, at such time, provided that, for purposes of this definition, no outstanding Swing Loan shall constitute the usage of any Lender’s Commitments; provided, further that if, at the time of determination of “Majority Lenders,” there are three or more Lenders, then the number of Lenders constituting “Majority Lenders” shall be at least 3 Lenders.  For purposes of determining Majority Lenders, any amounts denominated in an Alternative Currency shall be the Dollar Equivalent thereof.

“Mandatory Cost Rate” means, with respect to any Lender, Agent or the Issuer, any cost of compliance by such Lender, Agent, or Issuing Bank with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any authority which replaces all or any of its functions) and/or (b) the requirements of the European Central Bank.

“Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of Euramax U.S. and its Subsidiaries, taken as one enterprise, (b) the legality, validity or enforceability of any Loan Document or any Related Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the collective ability of the Loan Parties to either (i) repay their respective Obligations and/or Guarantied Obligations or (ii) perform their obligations under the Loan Documents or (e) the rights and remedies of the Lenders, the Issuer or the Agent under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

“Material Intellectual Property Rights” has the meaning specified in Section 4.21(a).

“Maximum Amount of Revolver Liabilities” means, at any time, the lesser of (a) the Borrowing Base at such time and (b) the Revolving Credit Commitments at such time.

“Maximum Amount of Revolver Liabilities of U.S. Operating Co.” means, at any time, the lesser of (a) the U.S. Borrowing Base at such time and (b) the Revolving Credit Commitments at such time.

“Maximum Rate” has the meaning specified in Section 2.9(e).

“Multiemployer Plan” means, as of any applicable date, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party, any of its

Subsidiaries or any ERISA Affiliate is making, is obligated to make, or within the six–year period ending at such date, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“National Currency Unit” means the unit of currency (other than a Euro Unit) of a participating member state.

“Net Income (Loss)” means, for any Person for any period, the aggregate of net income (or loss) from continuing operations of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

“Net Interest Expense” means, for any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, less the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP:  (a) the sum of (i) interest capitalized during construction for such period, (ii) interest income for such period, and (iii) gains for such period on Interest Rate Contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), plus the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP:  (b) losses for such period on Interest Rate Contracts (to the extent not included in such gross interest expense and to the extent not excluded from interest income).

“New Lenders” has the meaning given such term in the Preliminary Statements.

“Newco U.K.” has the meaning specified in the preamble hereof.

“Newco U.K. Guaranty” means the guarantee dated as of December 21, 1999, executed by Newco U.K. in favor of the U.K. Trustee for the benefit of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Newco U.K. Pledge Agreement (U.K.)” means the legal mortgage of shares dated as of December 21, 1999, executed by Newco U.K., as amended, restated, supplemented or otherwise modified from time to time, pursuant to which Newco U.K. mortgaged to the U.K. Trustee, for the ratable benefit of the Secured Parties, the Collateral covered thereby, including the Stock of Euramax, to secure the Guarantied Obligations of Newco U.K; provided that only 65% of the Stock of Euramax shall secure the Excluded U.S. Liabilities.

“Newco U.K. II” has the meaning specified in the preamble hereof.

“Newco U.K. II Guaranty” means the guarantee dated as of December 10, 1999, executed by Newco U.K. II in favor of the U.K. Trustee  for the benefit of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Newco U.K. II Share Pledge Agreement” means the share pledge agreement dated as of the Effective Date, executed by Newco U.K. II, Euramax, Newco U.K., Euramax U.S., and Euramax International Holdings B.V., in favor of the Agent, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Loan Parties thereto pledge to the Agent, for the ratable benefit of the Secured Parties, the Collateral covered thereby, including the Stock of Dutch Holdings to secure the Guarantied Obligations of such Loan Parties.

“Non–Cash Interest Expense” means, for any Person for any period, the sum of the following amounts to the extent included in Net Interest Expense of such Person for such period:  (a) the amount of amortized debt discount, (b) charges relating to write–ups or write–downs in the book or carrying value of existing Indebtedness, (c) the amortization of upfront costs or fees for such period associated with the financing contemplated hereby and Interest Rate Contracts (to the extent not included in gross interest expense) and (d) interest paid in kind on other Indebtedness permitted by Section 7.2(a).

“Non–Domestic Subsidiary” means, as to any Person, any Subsidiary of such Person other than a Domestic Subsidiary.

“Non–Funding Lender” has the meaning specified in Section 2.14(f).

“Notes” means, collectively, the Revolving Credit Notes and the Term Notes.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.8(b).

“Obligation Currency” has the meaning specified in Section 10.9(e).

“Obligations” means the Loans, the Letter of Credit Obligations and all other advances, debts, liabilities, obligations (including, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document), covenants and duties owing by any Loan Party to the Agent, the Collateral Agent (under the Existing Credit Agreement), the U.K. Trustee, any Lender, the Issuer, any Affiliate of any of them, any Indemnitee or any Currency Swap Party, Interest Rate Contract Party or Commodity Hedge Party that has executed the Agency Agreement, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or any other Loan Document, whether or not for the payment of money, loan, guaranty, indemnification, foreign exchange transaction, Currency Contract, Interest Rate Contract, Commodity Hedge Contract or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, but excluding any obligations owing to any Lender or the

Agent (or any Affiliate of any thereof) solely in its capacity as a holder of any equity of Euramax U.S. or any Senior Subordinated Notes.

“OECD” means the Organization for Economic Cooperation and Development.

“Operating Company” means any of U.S. Operating Co., U.K. Operating Co., and Dutch Operating Co.

“Operating Company Subsidiary” means:

(a)           as to U.S. Operating Co., each of (i) Building Products, (ii) Coated Products U.S., (iii) Laminated Products, (iv) Fabral Holdings, (v) Fabral, Inc., (vi) Richmond Company, (vii) AFC, (viii) Home Products, and (ix) Diversified Products;

(b)           as to U.K. Operating Co., Coated Products U.K. and Ellbee Ltd.;

(c)           as to Dutch Operating Co., Coated Products B.V.;

(d)           as to any Loan Party referred to in clause (a), (b) or (c) above, but without waiving any provision of this Agreement or any other Loan Document, any Person who, after the Effective Date, shall become a wholly owned Subsidiary of such Loan Party; and

(e)           Euramax, or any Person (other than those referred to in clauses (a), (b), (c), and (d)) which, on or after the Effective Date, is or becomes a Subsidiary of Euramax U.S., if Euramax or such Person owns (or has rights with respect to) any operating assets or generates any operating revenues.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award.

“Other Currency” has the meaning specified in Section 10.9(e).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Paribas Dutch Collateral Releases” means those documents, in number, form, and substance reasonably satisfactory to the Agent, in which Paribas, as the Former Agent, releases all of its interests and Liens in and to the Collateral described in any “Dutch Collateral Document” (as such term is defined in the Existing Credit Agreement).

“Participating member state” means each state so described in any EMU legislation.

“Payment” has the meaning specified in Section 2.16(b).

“Payment Office” means, for Dollars, the principal office of the Agent in Charlotte, North Carolina, located on the date hereof at the Payment Office address of the

Agent referred to in Section 10.2, and, for any Alternative Currency, such office of the Agent as shall be from time to time selected by the Agent and notified by the Agent to the Borrowers and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or Code Section 412 and which any Loan Party, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Permit” means any permit, approval, authorization, license, variance, registration, permission or consent required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Corporate Transactions” means each of (a) the Proposed Transaction and (b) the Dutch Holding Company Transaction.

“Permitted Existing Indebtedness” means all Indebtedness listed on Schedule 7.2(a).

“Permitted Secured U.K. Debt” has the meaning specified in Section 7.2(a)(xii).

“Permitted Stock Payment” means (a) the declaration and payment of dividends on the common stock of Euramax U.S. or (b) the repurchase by Euramax U.S. of its common stock; provided that each such action is taken in accordance with the terms hereof (including, without limitation, the terms of Section 7.4(a)(vii)).

“Person” means an individual, partnership, corporation (including, without limitation, a business trust and a limited liability company), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means an employee benefit plan, as defined in Section 3(3) of ERISA, which Euramax U.S. or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Pledged Shares” means (a) the capital stock which has been pledged or mortgaged by a Loan Party pursuant to a Collateral Document and (b) any capital stock which, pursuant to a Collateral Document, is subject to any Lien in favor of the Agent, the U.K. Trustee, the Guarantied Parties, or the Secured Parties.

“Post-Closing Letter” means a letter, in form and substance reasonably satisfactory to the Agent, from Euramax U.S. to the Agent, in which Euramax U.S. agrees to certain undertakings to be performed after the Effective Date, but within the time periods set forth therein, with respect to the execution and delivery of additional Loan

Documents by the Loan Parties and the delivery of documents, instruments, or agreements specified therein, as such letter may be amended, restated, supplemented, or otherwise modified from time to time by written agreement of Euramax U.S. and the Agent.

“Preference Shares” means $34,000,000 in aggregate amount of 14% cumulative preference shares (plus the amount of accrued or accumulated but unpaid dividends thereon) issued by Euramax U.S.

“Prime Rate” shall mean the rate which Wachovia announces from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wachovia (and its Affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Process Agent” has the meaning specified in Section 10.9.

“Projections” means the financial projections set forth on Schedule IV covering the fiscal years ending in 2003 through 2007, inclusive, delivered to the Lenders by Euramax U.S.

“Proposed Transaction” means a transaction pursuant to which Euramax U.S., or one of its Subsidiaries will create the Proposed Transaction Acquisition Subsidiary, the Proposed Transaction Acquisition Subsidiary will acquire at least a majority of the Stock of the Proposed Transaction Target pursuant to a tender offer made pursuant to the Proposed Transaction Documents, and, thereafter, the Proposed Transaction Acquisition Subsidiary will merge with the Proposed Transaction Target; provided, however, that such transaction, in addition to the foregoing, is undertaken and consummated in accordance with the terms hereof (including, without limitation, Section 7.6(k)).

“Proposed Transaction Acquisition Subsidiary” means a corporation organized under the laws of a state of the United States of America and wholly-owned, directly or indirectly, by U.S. Operating Co. and incorporated solely for the purposes of consummating the Proposed Transaction; provided that Euramax U.S. may designate any other wholly-owned Subsidiary to be the Proposed Transaction Acquisition Subsidiary by written notice to the Agent.

“Proposed Transaction Documents” means each of (a) Agreement and Plan of Merger by and among Euramax International, Inc., the Proposed Transaction Acquisition Subsidiary, and the Proposed Transaction Target; (b) Tender and Option Agreement by and among Euramax International, Inc., the Proposed Transaction Acquisition Subsidiary,  the Proposed Transaction Target, and the Shareholders of the Proposed Transaction Target named therein; (c) Stock Option Agreement by and among Euramax International, Inc., the Proposed Transaction Acquisition Subsidiary, and the Proposed Transaction Target; and (d) all other documents, instruments, and agreements delivered pursuant to or in connection therewith, each in form and substance reasonably satisfactory to the Agent, as any such documents may be amended from time to time with the consent of the Agent, which consent will not be unreasonably withheld or delayed.

“Proposed Transaction Target” means a corporation organized under the laws of a state within the United States of America, which corporation shall have been identified in a writing delivered to the Agent by Euramax U.S. before the Effective Date.

“Qualifying Shares” means shares of Stock of any Person issued to shareholders (other than the parent company of such Person) or directors of such Person to the extent required by any applicable Requirement of Law.

“Ratable Portion” means, except as otherwise specifically provided herein:

(a)           with respect to any Lender and in the context of the Revolving Credit Loans or the Revolving Credit Commitments, the quotient obtained by dividing the Revolving Credit Commitment of such Lender by the Revolving Credit Commitments of all Lenders or, if the Revolving Credit Commitments are no longer in effect, the quotient obtained by dividing the outstanding principal amount of the Loans of such Lender by the outstanding principal amount of the Loans of all Lenders; and

(b)           with respect to any Lender and in the context of the Term Loans or the Term Loan Commitments, the quotient obtained by dividing the Term Loan Commitment of such Lender by the Term Loan Commitments of all Lenders.

“ratably” means, except as otherwise specifically provided herein, that payments of principal of the Revolving Loans and Term Loans to a given Lender, as applicable, and interest thereon shall be made in accordance with such Lender’s Ratable Portion.

“Ratio Notice” means, a written notice, delivered by Euramax U.S. to the Agent, the Issuer and each Lender within 45 days after the last day of any Fiscal Quarter, pursuant to which the Chief Financial Officer of Euramax U.S. shall have certified the Ratio of Total Debt to EBITDA for the period consisting of the four consecutive Fiscal Quarters ended on such last day.

“Ratio of Total Debt to EBITDA” means, the ratio of (a) the sum of (i) Senior Indebtedness of Euramax U.S. and its Subsidiaries plus (ii) any amounts outstanding under the Senior Subordinated Notes issued by Euramax and its Subsidiaries to (B) EBITDA of Euramax U.S. and its Subsidiaries.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Estate” means all Land, together with the right, title and interest of Euramax U.S. or any of its Subsidiaries in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Reallocation” means the allocation and purchase of participations in the Loans, the Letter of Credit Obligations and collections thereunder pursuant to Section 8.3.

“Reallocation Exchange” means the participations purchased by the Lenders pursuant to Section 8.3.

“Reallocation Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Designated Obligations owed to such Lender immediately prior to the date that any Bankruptcy Event occurs and (b) the denominator shall be the aggregate Designated Obligations owed to all the Lenders immediately prior to such date.  For purposes of computing each Lender’s Reallocation Percentage, all Designated Obligations which are denominated in an Alternative Currency shall be the Dollar Equivalent thereof, determined as of the date that any Bankruptcy Event occurs.

“Register” has the meaning specified in Section 10.7(c).

“Registration Rights Agreement” means the Registration Rights Agreement dated September 25, 1996, among Euramax U.S. and the shareholders of Euramax U.S., as such agreement may be amended by the Amended and Restated Registration Rights Agreement, among Euramax U.S. and the shareholders of Euramax U.S., in the form presented to the Lenders on April 15, 2003 (together with such changes as may be approved by the Administrative Agent prior to the execution and delivery thereof), and as such amended and restated agreement may be otherwise amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of any Borrower to the Issuer with respect to Letters of Credit issued for such Borrower account pursuant to Letter of Credit Reimbursement Agreements between the Issuer and such Borrower.

“Related Claims” means (a) in respect of any Borrower, all Obligations of such Borrower in respect of any Loans that comprise the Term Loans, the Revolving Credit Loans, the Revolving Credit Commitments, the Swing Loans and the Letter of Credit Obligations and (b) in respect of any other Loan Party, all Guarantied Obligations of such Loan Party in respect of any Loans and the Letter of Credit Obligations that are denominated in the same currency.

“Related Documents” means each Intercompany Note, the Tax Allocation Agreement, the organizational documents for Euramax U.S., the certificate of designation (or other similar document, if any) for the Preference Shares, the Stockholders Agreement, the Registration Rights Agreement, the Senior Subordinated Debt Documents, the Advisory Agreement and the Stock Purchase Agreement (together with the certificate delivered to the Lenders to certify as to the consummation of the stock transfers contemplated in the Stock Purchase Agreement), and each other document and instrument executed with respect thereto or with respect to (a) any of the foregoing documents or instruments, (b) the issuance of the Senior Subordinated Notes, (c) the Existing Credit Agreement and the Loan Documents referred to therein, (d) the issuance of the Preference Shares or the equity of Euramax U.S., or (e) the management of Euramax U.S.

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender.

“Related Lenders” means all Lenders holding Related Claims.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment, whether or not it is sudden or accidental.

“Remedial Action” means all actions, including without limitation any Capital Expenditures, required or voluntarily undertaken to (a) clean up, remove or treat any Hazardous Material following a Release of such Hazardous Material, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, (c) perform studies and investigations before, or monitoring and maintenance after, any clean–up, treatment or removal action or (d) bring Facilities into material compliance with all Environmental Laws and Environmental Permits.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by–laws or other organizational or governing documents of such Person, and all foreign, federal, state and local laws, rules and regulations, including, without limitation, foreign, federal, state or local securities, antitrust and licensing laws, any foreign, federal, state or local laws or regulations concerning physicians, nurses and psychologists, all food, health and safety laws, and all applicable trade laws and requirements, including, without limitation, all disclosure requirements of Environmental Laws, ERISA and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers or general partners of such Person and, in the case of a limited liability company, any member thereof.

“Revolving Credit Commitment” means, as to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans to the Borrowers pursuant to Section 2.1 in the aggregate principal amount outstanding not to exceed the Dollar amount (or the equivalent thereof in the applicable Alternative Currency determined in accordance with Section 2.16(c)) set forth opposite such Lender’s name on Part 1 of Schedule I under the caption “Revolving Credit Commitment,” as such amount may be reduced or modified pursuant to this Agreement.

“Revolving Credit Lender” means a Lender having a Revolving Credit Commitment.

“Revolving Credit Loan” means any loan made by a Revolving Credit Lender to any Borrower pursuant to Section 2.1(a).

“Revolving Credit Note” means any U.S. Operating Co. Revolving Credit Note, U.K. Operating Co. Revolving Credit Note, Dutch Operating Co. Revolving Credit Note or Dutch Company Revolving Credit Note.

“Revolving Credit Ratable Portion” means, at any time with respect to any Revolving Credit Lender, the amount obtained by dividing such Revolving Credit Lender’s Revolving Credit Commitment at such time by the Revolving Credit Commitments of all Revolving Credit Lenders at such time.

“Richmond Company” means Amerimax Richmond Company, an Indiana corporation.

“Second Domestic Consent Agreement” means the Second Domestic Consent Agreement dated as of March 15, 2002, among the Loan Parties party thereto, the U.K. Trustee and the Agent.

“Second U.K. Consent Agreement” means the Second U.K. Consent Agreement dated as of April 10, 2000, among Euramax, U.K. Holdings, U.K. Company, U.K. Operating Co., Coated Products U.K., Ellbee Ltd. and the U.K. Trustee.

“Secured Parties” means the Lenders, the Issuer, the Swing Loan Lender, each Currency Swap Party, Interest Rate Contract Party and Commodity Hedge Party that has entered into the Agency Agreement, the Agent, the U.K. Trustee and their respective successors and assigns.

“Securities Account” has the meaning assigned to such term in the Domestic Pledge and Security Agreements.

“Senior Indebtedness” means, collectively, with respect to Euramax U.S. (i) the Obligations, (ii) all Capitalized Lease Obligations of Euramax U.S. and its Subsidiaries, and (iii) any additional Indebtedness of Euramax U.S. and its Subsidiaries for borrowed money which is either secured or not subordinated to the payment of the Obligations.

“Senior Subordinated Debt Documents” means the Senior Subordinated Indenture and the Senior Subordinated Notes.

“Senior Subordinated Indenture” means the Indenture dated as of August 6, 2003, made by Euramax U.S. and Euramax International Holdings B.V., as issuers, in favor of the Trustee thereunder, pursuant to which the Senior Subordinated Notes were issued, as said Indenture may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“Senior Subordinated Notes” means $200,000,000 in aggregate principal amount of 8 1/2 % Senior Subordinated Notes due 2011 issued by Euramax U.S. and Euramax International Holdings B.V. pursuant to the Senior Subordinated Indenture, including, without limitation, notes issued in replacement or in exchange thereof pursuant to the Registration Rights Agreement dated as of August 6, 2003, or pursuant to the terms of the Senior Subordinated Indenture.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit Q, executed and delivered to the Agent by Euramax U.S. pursuant to Section 3.1(k).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Leases” means the Leases relating to the real properties listed on Schedule 1.1-B hereto.

“Stock” means shares of capital stock, preference shares, ordinary shares, beneficial or partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non–voting, and includes, without limitation, common stock and preferred stock.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Stockholders Agreement” means the Securities Holders Agreement dated as of April 15, 2003, among Euramax U.S. and the stockholders thereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of April 15, 2003, by and among CVC European Equity Limited, a Jersey, Channel Islands company, Paribas and certain other holders of Stock of Euramax U.S., as Sellers, and CVC, as Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Substitute Eurocurrency Rate” has the meaning specified in Section 2.10(d)(ii).

“Substitute Rate Notice” has the meaning specified in Section 2.10(d)(ii).

“Swing Loan” has the meaning specified in Section 2.19.

“Swing Loan Availability” means, at any time with respect to U.S. Operating Co., an amount equal to the lower of (a)(i) the Swing Loan Sublimit minus (ii) the aggregate principal amount of the Swing Loans outstanding at such time and (b) the Available U.S. Credit at such time.

“Swing Loan Lender” means Wachovia, or such other Lender who, with the written consent of the Agent and U.S. Operating Co., shall agree to act as the Swing Loan Lender.

“Swing Loan Sublimit” means an aggregate of $5,000,000.

“Tax Affiliate” means, as to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Allocation Agreement” means the Tax Sharing Agreement dated as of September 25, 1996, by and among the Domestic Loan Parties, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“Tax Return” has the meaning specified in Section 4.3.

“Taxes” has the meaning specified in Section 2.15(a).

“Term Loan” means the loan made by the Lenders to the Term Loan Borrower pursuant to Section 2.1-A.

“Term Loan Borrower” means the U.K. Operating Co.

“Term Loan Commitment” means, as to each Lender, the commitment, if any, of such Lender to make the Term Loan on the date set forth below in Section 2.1-A to the Term Loan Borrower pursuant to Section 2.1-A in the aggregate principal amount outstanding not to exceed the Dollar amount (or the equivalent thereof in the applicable Alternative Currency determined in accordance with Section 2.16(c)) set forth opposite such Lender’s name on Part 2 of Schedule I under the caption “Term Loan Commitment.”

“Term Loan Commitment Termination Date” means the earlier to occur of (a) the Termination Date and (b) October 31, 2003.

“Term Notes” means each of the Term Loan Notes, each substantially in the form of Exhibit A-5 and each made by the Term Loan Borrower payable to a Lender, in each case evidencing the Term Loan Borrower’s Obligations to such Lender on account of the Term Loan (if any) made by such Lender to the Term Loan Borrower, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Termination Date” means the earlier of (a) the Final Maturity Date and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 8.2.

“Third U.K. Consent Agreement” means the Third U.K. Consent Agreement dated as of March 15, 2002, among Newco U.K., Newco U.K. II, Euramax, U.K. Holdings, U.K. Company, U.K. Operating Co., Coated Products U.K., Ellbee Ltd. and the U.K. Trustee.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“TSDF” has the meaning specified in Section 4.19(b).

“United States” and “U.S.” each means the United States of America.

“U.K. Collateral Documents” means each of each U.K. Debenture, the U.K. Company Pledge Agreement, the Euramax U.S. Pledge Agreement (U.K.), the Newco U.K. Pledge Agreement (U.K.), the Euramax Stock (U.K.) Pledge Agreement, the U.K. Holdings Pledge Agreement, the U.K. Company Pledge Agreement, the U.K. Operating Co. Pledge Agreement, the U.K. Consent Agreement, the Second U.K. Consent Agreement, the Third U.K. Consent Agreement, the 2003 U.K. Consent Agreement, the U.K. Trust Deed, the Amendment and Restatement Agreement, and the 2003 U.K. Collateral Trust Deed, each governed by the laws of England and Wales, and any other document executed by Euramax U.S. or a Subsidiary thereof and governed by the laws of England and Wales pursuant to which Euramax U.S. or such Subsidiary shall charge, mortgage or grant a Lien, floating charge or fixed charge to secure any of the Obligations (to the extent provided therein) or its Guarantied Obligations, each as amended, restated, supplemented or otherwise modified from time to time.

“U.K. Company” has the meaning specified in the preamble hereof.

“U.K. Company Guaranty” means the guarantee dated September 25, 1996, between U.K. Company in favor of the U.K. Trustee for the benefit of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“U.K. Company Pledge Agreement” means the legal mortgage of shares dated September 25, 1996, executed by U.K. Company and the U.K. Trustee, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which U.K. Company mortgaged to the U.K. Trustee, for the ratable benefit of the Secured Parties, the Collateral covered thereby, including the Stock of U.K. Operating Co., to secure all U.K. Company’s Guarantied Obligations.

“U.K. Consent Agreement” means the U.K. Consent Agreement dated as of the July 16, 1997, among Euramax, U.K. Holdings, U.K. Company, U.K. Operating Co., Coated Products U.K., Ellbee Ltd. and the U.K. Trustee.

“U.K. Debenture” means each of (a) the debenture dated September 25, 1996, entered into by U.K. Operating Co. and the U.K. Trustee, (b) the debenture dated September 25, 1996, entered into by Coated Products U.K. and the U.K. Trustee, (c) the debenture dated September 25, 1996, entered into by Ellbee Ltd. and the U.K. Trustee, (d) the debenture dated December 10, 2000, entered into by Newco U.K. II an the U.K. Trustee, (e) the debenture dated December 21, 2000, entered into by Newco U.K. and the U.K. Trustee, and (f) any other debenture entered into from time to time by the U.K. Trustee and any Loan Party which is organized or incorporated under the laws of England or Wales, pursuant to which in each such case any Loan Party shall grant any Lien and/or fixed or floating charge to the U.K. Trustee, for the ratable benefit of the Secured Parties, on or over all of the assets and undertakings of such Loan Party to secure such Loan Party’s Guarantied Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“U.K. Guaranties” means the Newco U.K. Guaranty, the Euramax Guaranty, the Newco U.K. II Guaranty, the U.K. Holdings Guaranty, the U.K. Company Guaranty, the U.K. Operating Co. Guaranty and the U.K. Subsidiary Guaranties, each governed by the Applicable Governing Law and each as amended, restated, supplemented or otherwise modified from time to time.

“U.K. Holdings” has the meaning specified in the preamble hereof.

“U.K. Holdings Guaranty” means the guarantee dated as of September 25, 1996, executed by U.K. Holdings in favor of the U.K. Trustee for the benefit of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“U.K. Holdings Pledge Agreement” means the legal mortgage of shares dated September 25, 1996, executed by U.K. Holdings and the U.K. Trustee, for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which U.K. Holdings mortgaged the Collateral covered thereby to the U.K. Trustee, for the ratable benefit of the Secured Parties, including the Stock of U.K. Company, to secure U.K. Holdings’ Guarantied Obligations.

“U.K. Operating Co.” has the meaning specified in the preamble hereof.

“U.K. Operating Co. Guaranty” means the guarantee dated as of September 25, 1996, executed by U.K. Operating Co. in favor of the U.K. Trustee for the benefit of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“U.K. Operating Co. Pledge Agreement” means the legal mortgage of shares dated September 25, 1996, executed by U.K. Operating Co. and the U.K. Trustee, for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which U.K. Operating Co. mortgaged the Collateral covered thereby, including the Stock of its Subsidiaries, to secure the U.K. Operating Co. Obligations and all Guarantied Obligations of U.K. Operating Co.

“U.K. Operating Co. Revolving Credit Note” means each promissory note of U.K. Operating Co. payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A–3, evidencing the aggregate Indebtedness of U.K. Operating Co. to such Revolving Credit Lender resulting from the Revolving Credit Loans made from time to time by such Revolving Credit Lender to U.K. Operating Co., as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“U.K. Subsidiary Guaranty” means each of (a) the guarantee dated September 25, 1996, executed by Coated Products U.K. in favor of the U.K. Trustee for the benefit of the Guarantied Parties, (b) the guarantee dated September 25, 1996, executed by Ellbee Ltd. in favor of the U.K. Trustee for the benefit of the Guarantied Parties, and (c) any other guarantee executed and delivered from time to time by any Subsidiary of Euramax U.S. organized under the laws the laws of the United Kingdom (or any political subdivision thereof) in favor of the U.K. Trustee, as any of the foregoing may be amended, restated, supplemented, or otherwise modified from time to time.

“U.K. Trust Deed” means the collateral trust deed dated September 25, 1996, executed by the U.K. Trustee, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which the U.K. Trustee holds the Collateral granted by the U.K. Collateral Documents and the benefit of the U.K. Guaranties, in trust for the benefit of the Secured Parties, as amended and restated by the 2003 U.K. Collateral Trust Deed, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time.

“U.K. Trustee” means Wachovia, in its capacity as trustee under the U.K. Trust Deed.

“U.S. Borrowing Base” means, at any time, the sum of (a) 85% of the U.S. Eligible Receivables at such time plus (b) 50% of the U.S. Eligible Inventory at such time, less (d) Eligibility Reserves.

“U.S. Eligible Receivables” means Eligible Receivables owing to U.S. Operating Co. or any of its Domestic Subsidiaries.

“U.S. Eligible Inventory” means Eligible Inventory owned by U.S. Operating Co. or any of its Domestic Subsidiaries.

“U.S. Holdings Guaranty” means the Guaranty dated as of September 25, 1996, made by Amerimax U.K. in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Operating Co.” has the meaning specified in the preamble hereof.

“U.S. Operating Co. Guaranty” means the Guaranty dated as of September 25, 1996, made by U.S. Operating Co. in favor of the Guarantied Parties, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Operating Co. Revolving Credit Note” means each promissory note of U.S. Operating Co. payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A–4, evidencing the aggregate Indebtedness of U.S. Operating Co. to such Revolving Credit Lender resulting from the Revolving Credit Loans made from time to time by such Revolving Credit Lender to U.S. Operating Co., as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Voting Stock” means, with reference to any Person, the Stock of any class or classes if the holders of such Stock are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” means, in addition to the meaning given such term in the Preamble hereof, Wachovia Bank, National Association, and its successors and assigns.

“WCM” means Wachovia Capital Markets, LLC, and its successors and assigns.

“wholly owned” means, in the case of any Non–Domestic Subsidiary of any Person, that all of the Stock of such Subsidiary is owned by such Person other than Qualifying Shares and, in the case of any Domestic Subsidiary of any Person, that all of the Stock of such Subsidiary is owned by such Person.

1.2           Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

1.3           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

1.4           Certain Terms.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.  References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

(a)           For purposes of this Agreement and each other Loan Document, the term “Lender” includes the Swing Loan Lender, and the terms “Lender”, “Swing Loan Lender”, “Issuer”, “U.K. Trustee” and “Agent” include their respective successors and assigns, the terms “Lender”, “Swing Loan Lender” and “Issuer” include each assignee of such Lender, Swing Loan Lender or Issuer who becomes a party hereto pursuant to Section 10.7.

(b)           Upon the appointment of any successor Agent pursuant to Section 9.6, references to Wachovia in Section 9.3 and in the definitions of “Agency Agreement”, “Eurocurrency Rate” and “U.K. Trustee” shall be deemed to refer to the successor then acting as the Agent.

(c)           For purposes of this Agreement and each other Loan Document, the Obligations shall be deemed to remain outstanding until all Obligations (other than Obligations in respect of indemnification and expense reimbursement obligations hereunder to the extent such obligations are unknown or not then due and payable) have been paid in full in cash and all Commitments have been terminated in their entirety.

1.5           Currency Equivalents Generally.  For all purposes of this Agreement other than (a) for purposes of determining the unused portion of any Lender’s Commitment or any or all Loans outstanding at any time and (b) for purposes of Article II, (i) the equivalent in any Alternative Currency of an amount in Dollars shall be determined at the rate of exchange quoted by Wachovia in Charlotte, North Carolina, at 9:00 A.M. (Charlotte, North Carolina, time) on the date of determination to prime banks in New York City for the spot purchase in the New York foreign exchange market of such Alternative Currency with such amount of Dollars and (ii) all references in Articles IV, VI, VII and VIII of this Agreement to an amount in Dollars shall be deemed to mean and include a reference to the equivalent thereof, determined as provided in clause (i) above, in an Alternative Currency.

1.6           References to “Dutch Operating Co. Obligations,” “Company Obligations,” and “U.K. Operating Co. Obligations.”  Each reference to “Dutch Operating Co. Obligations,” “Company Obligations,” or “U.K. Operating Co. Obligations” in any Loan Document to which any Loan Party is party shall be deemed to be a reference to such Loan Party’s Guarantied Obligations as defined herein.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

2.1           The Revolving Credit Loans.  (a)  Each Borrower hereby agrees to pay to each Lender when due in accordance with the terms of this Agreement the Existing Revolving Credit Loans of such Lender made to such Borrower.

(b)           On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees, from time to time on any Business Day during the period from the Effective Date until the Termination Date, to make Revolving Credit Loans to the Borrowers, in Dollars or in an Alternative Currency, in an aggregate principal amount not to exceed the lesser of (1) such Revolving Credit Lender’s Revolving Credit Commitment at such time and (2) such Revolving Credit Lender’s Revolving Credit Ratable Portion multiplied by, in the case of any such Loan made to Dutch Company, Dutch Operating Co. or to U.K. Operating Co., the Available Credit at such time and, in the case of any such Loan made to U.S. Operating Co., the Available U.S. Credit at such time; provided, however, that, after giving effect to any requested Revolving Credit Loan, the aggregate principal amount of all Revolving Credit Loans and Swing Loans outstanding at such time and all Letter of Credit Obligations outstanding at such time may not exceed the lesser of (A) the Revolving Credit Commitments of the Revolving Credit Lenders at such time and (B) the Borrowing Base at such time.

(c)           Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the terms and conditions hereof, any principal amount of the Revolving Credit Loans prepaid pursuant to Section 2.7(b) may be reborrowed under Section 2.1(b).

(d)           The Revolving Credit Loans of each Revolving Credit Lender made to a Borrower shall be evidenced by a Revolving Credit Note made payable by such Borrower to the order of such Lender.

2.1-A    The Term Loans.

(a)           On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make, on October 31, 2003, a term loan to the Term Loan Borrower (each, a “Term Loan” and, collectively, the “Term Loans”) in an aggregate Dollar amount equal to such Lender’s Term Loan Commitment.  All of the Term Loans (including, without limitation, any continuations thereof) shall be made in the same Alternative Currency.

(b)           No amount of any Term Loan repaid or prepaid may be reborrowed and no advances under the Term Loan Commitments will be made on any day other than October 31, 2003, or after the Term Loan Commitment Termination Date.  The Term Loan made by each Lender shall be evidenced by a Term Loan Note made payable by the Term Loan Borrower to the order of such Lender.

2.2           Effective Date Assignment, Etc.  On the Effective Date, and it being understood that after the execution and delivery of the 2003 Master Assignment and Assumption Agreement by all parties thereto shall have occurred, (i) all Obligations with respect to Revolving Credit Loans under the Existing Credit Agreement shall be deemed to be Obligations outstanding under this Agreement, (ii) the Revolving Credit Commitments shall be $110,000,000, (iii) the Revolving Credit Commitment of each Revolving Credit Lender shall be the amount set forth opposite such Revolving Credit Lender’s name under the heading “Revolving Loan Commitment” on Part 1 of Schedule I, and (iv) the Term Loan Commitment of each Lender shall be the amount set forth opposite such Lender’s name under the heading “Term Loan Commitment” on Part 2 of Schedule I.

2.3           Making Loans.  (a)  Each (x) Borrowing comprised of Base Rate Loans shall be made on notice, given by a Borrower to the Agent not later than 11:00 A.M. (Charlotte, North Carolina, time) on the Business Day prior to the date of such proposed Borrowing; and (y) Borrowing comprised of Eurocurrency Loans shall be made on notice, given by a Borrower no later than 11:00 A.M. (Charlotte, North Carolina, time) on the third Business Day prior to the date of such proposed Borrowing.  The Revolving Credit Loans made in Dollars shall be made as Base Rate Loans unless (subject to Section 2.12) the Notice of Borrowing specifies that all or a pro rata portion thereof shall be Eurocurrency Loans and specifies the Interest Period or Periods therefor, and the Revolving Credit Loans (subject to Section 2.12) made in an Alternative Currency shall be made as Eurocurrency Loans.  Each such notice (a “Notice of Borrowing”) shall be in substantially the form of Exhibit B, specifying therein (i) the date of such proposed Borrowing, (ii) the aggregate amount of such proposed Borrowing, (iii) the currency of such proposed Revolving Credit Loans, (iv) in the case of a proposed Borrowing in Dollars, the amount thereof, if any, requested to be Eurocurrency Loans and the initial Interest Period or Periods therefor, (v) the identity of the Borrower to whom such requested Borrowing will be made, and (vi) in the case of a proposed Borrowing in an Alternative Currency, the initial Interest Period or Periods for the Eurocurrency Loans comprising such Borrowing, except that if no Interest Period is selected for any Eurocurrency Loan, the Interest Period for such Loan shall be one month; provided, however, that the aggregate of the Eurocurrency Loans made in the same currency to any Borrower for each Interest Period must be in an amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof (or the equivalent thereof in the applicable Alternative Currency) and each Borrowing consisting of Base Rate Loans shall be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.

(b)           The Term Loans shall each be made only on October 31, 2003, but not after the Term Loan Commitment Termination Date (other than with respect to the continuation of such Term Loans for consecutive Interest Periods pursuant to a Notice of Continuation or Conversion) and then only upon receipt of a Notice of Borrowing, given by the Term Loan Lender to the Agent no later than 11:00 A.M. (Charlotte, North Carolina, time) on or before October 28, 2003.  The Term Loans shall from time to time be of such Interest Period or Interest Periods as are selected by the Term Loan Borrower in accordance with this Agreement; provided, however, that, at no time shall that portion of the principal of the Term Loans as will be paid at the next occurring installment payment date (in accordance with Section 2.6(b)), be subject to any Interest Period which would extend beyond such next occurring installment payment date.

(c)           The Agent shall give to each Lender prompt notice of the Agent’s receipt of a Notice of Borrowing and, if Eurocurrency Loans are properly requested in such Notice of Borrowing, the applicable interest rate under Section 2.9(b).  Each Lender shall, before 11:00 A.M. (Charlotte, North Carolina, time) on the date of the proposed Borrowing by any Borrower, make available for the account of its Applicable Lending Office to the Agent (i) in the case of a Borrowing in Dollars, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Lenders prior thereto and in immediately available funds, such Lender’s Ratable Portion of such Borrowing in Dollars, and (ii) in the case of a Borrowing in an Alternative Currency, at such account maintained at the Payment Office for such Alternative Currency as shall have been notified by the Agent to the Lenders prior thereto and in immediately available funds, such Lender’s Ratable Portion of such Borrowing in such Alternative Currency.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to such Borrower in the deposit accounts designated by the Borrowers in the Account Designation Letter.

(d)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower or Borrowers delivering such Notice.  If any Notice of Borrowing given by a Borrower specifies that any of the Loans comprising the proposed Borrowing in respect of which such Notice of Borrowing is delivered are to be comprised of Eurocurrency Loans or Loans denominated in an Alternative Currency, such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurocurrency Loan or any Loan denominated in an Alternative Currency to be made by such Lender as part of such proposed Borrowing, as a result of such failure, is not made on such date.

(e)           Unless the Agent shall have received notice from a Lender prior to the date of any proposed Borrowing by any Borrower that such Lender will not make available to the Agent such Lender’s Ratable Portion of such Borrowing, the Agent may assume that such Lender has made such Ratable Portion available to the Agent on the date of such Borrowing in accordance with this Section 2.3 and the Agent may, in reliance upon such assumption, make available to such Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such

Ratable Portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If such Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to such Borrower hereunder.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.4           Fees.  (a)  The Borrowers jointly and severally agree to pay to each Lender a commitment fee on the average daily unused portion of such Lender’s Revolving Credit Commitment and Term Loan Commitment from (i) with respect to the Revolving Credit Commitment, the Effective Date until the Termination Date and (ii) with respect to the Term Loan Commitment, the Effective Date until the Term Loan Termination Date, in each case, at the rate of 0.375% per annum, payable in arrears on the last day of each Fiscal Quarter during the term of such Lender’s Commitment, on the date of any reduction of the Revolving Credit Commitments pursuant to Section 2.5, and on the Termination Date.

(b)           Euramax U.S. has agreed to pay to Wachovia and WCM additional fees (including, without limitation, certain fees for providing administrative and collateral agency services), the amount and dates of payment of which are embodied in a letter, dated August 25, 2003, from WCM to Euramax U.S., as supplemented by the letter from WCM to Euramax U.S. dated as of September 11, 2003.

(c)           [Intentionally Omitted]

(d)           For purposes of determining the unused portion of each Revolving Credit Lender’s Revolving Credit Commitment solely in order to calculate the commitment fee under Section 2.4(a), (i) the equivalent in Dollars of each Revolving Credit Loan made by such Revolving Credit Lender in an Alternative Currency as determined on the date of the making of such Revolving Credit Loan shall be the amount of such Revolving Credit Lender’s Revolving Credit Commitment used in connection with such Revolving Credit Loan, and no further adjustments shall be made with respect to the unused portion of such Revolving Credit Lender’s Revolving Credit Commitment based upon fluctuations thereafter in the value of the Alternative Currency of such Revolving Credit Loan; and (ii) no Swing Loan shall constitute the usage of any Revolving Credit Lender’s Commitment other than of the Swing Loan Lender.

2.5           Reduction and Termination of the Revolving Credit Commitments.         (a)  The Borrowers may, upon at least three Business Days’ prior written notice to the Agent, terminate in whole or reduce ratably in part, without premium or penalty except as otherwise provided in Section 10.4, the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in the aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof (or the equivalent thereof in the applicable Alternative Currency determined on the date notice of repayment is given in accordance with Section 2.16(c)); and provided further, however, that in no event shall the Revolving Credit Commitments be reduced to below $1,000,000.

(b)           On the Term Loan Commitment Termination Date, each Lender’s Term Loan Commitment shall terminate.

(c)           The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Credit Loans is made pursuant to Section 2.7(c)(ii) or (iv) in the amount of such prepayment (and the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by its Ratable Portion of such amount).

2.6           Repayment.  (a)  Each Borrower shall repay the entire unpaid principal amount of its Revolving Credit Loans and Swing Loans on the Termination Date.

(b)           The Term Loan Borrower shall repay the Term Loans in twenty consecutive quarterly installments of principal, plus accrued and unpaid interest on the Term Loans, with each such quarterly installment being (i) due and payable on the last Business Day of each Fiscal Quarter and in an amount equal to the initial principal amount of the Term Loans, times the “Principal Percentage” for such Fiscal Quarters as is determined from the following table, with all remaining principal of the Term Loans and any accrued but unpaid interest thereon being due and payable on the date of the last installment required by the following table:

For Fiscal Quarters Ending On or About:	Principal Percentage:

December 31, 2003	0.035714
March 31, 2004	0.035714
June 30, 2004	0.035714
September 30, 2004	0.035714
December 31, 2004	0.050000
March 31, 2005	0.050000
June 30, 2005	0.050000
September 30, 2005	0.050000
December 31, 2005	0.050000
March 31, 2006	0.050000
June 30, 2006	0.050000
September 30, 2006	0.050000

December 31, 2006	0.050000
March 31, 2007	0.050000
June 30, 2007	0.050000
September 30, 2007	0.050000
December 31, 2007	0.064286
March 31, 2008	0.064286
June 30, 2008	0.064286
September 30, 2008	0.064286

(c)           All payments made or received with respect to the Term Loans shall be first applied ratably to accrued but unpaid interest on the Term Loans and then ratably to the principal of such Term Loans.

2.7           Prepayments.  (a)  No Borrower shall have any right to prepay the principal amount of any Loan other than as provided in this Section 2.7; provided, however, that, if any prepayment made in accordance with this Section 2.7 results in a Eurocurrency Loan’s being paid on any date other than the last day of the Interest Period related thereto, the Borrowers shall pay to any affected Lender the amounts required to be paid to such Lender in accordance with the terms of Section 10.4(c).

(b)           (i)  Each Borrower may, without premium or penalty, upon at least three Business Days’ prior notice to the Agent in the case of Eurocurrency Loans and one Business Day’s prior notice to the Agent in the case of Base Rate Loans, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of any Revolving Credit Loans or Swing Loans of such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (A) Swing Loans made to U.S. Operating Co. may be prepaid on notice given by 11:00 A.M. (Charlotte, North Carolina, time) on the date of prepayment and (B) each partial prepayment shall be in an aggregate principal amount not less than $500,000 or integral multiples of $100,000 in excess thereof (or the equivalent thereof in an Alternative Currency, determined on the date notice of prepayment is given in accordance with Section 2.16(c)) in the case of Eurocurrency Loans and not less than $100,000 or integral multiples thereof in the case of Base Rate Loans.  Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(ii)           The Term Loan Borrower may, without premium or penalty, upon at least three Business Days’ prior notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans made to it, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, each partial prepayment shall be in an aggregate amount not less than $500,000 or integral multiples of $100,000 in excess thereof (or the equivalent thereof in an Alternative Currency, determined on the date notice of payment is given in accordance with Section 2.16(c)) and that any such partial prepayment shall be applied to reduce ratably the remaining installments of the outstanding principal amount of all Term Loans.

Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c)           (i)  If at any time (A) the equivalent in Dollars of the aggregate principal amount of Revolving Credit Loans and Swing Loans outstanding at such time (determined in accordance with Section 2.16(c)) plus the Letter of Credit Obligations outstanding at such time exceeds the Maximum Amount of Revolver Liabilities at such time, the Borrowers shall forthwith first prepay the Revolving Credit Loans and Swing Loans then outstanding in an amount equal to such excess, together with accrued interest thereon, and, if after such prepayment, any such excess shall remain, the Borrowers shall provide cash collateral for all Letter of Credit Obligations in accordance with clause (vii) below in an amount equal to such remaining excess, or (B) the equivalent in Dollars of the aggregate principal amount of the Revolving Credit Loans and Swing Loans of U.S. Operating Co. outstanding at such time plus the Letter of Credit Obligations of U.S. Operating Co. outstanding at such time exceeds the Maximum Amount of Revolver Liabilities of U.S. Operating Co. at such time, U.S. Operating Co. shall forthwith first prepay such Loans in an amount equal to such excess, together with accrued interest thereon, and, if after such prepayment, any such excess shall remain, U.S. Operating Co. shall provide cash collateral for all Letter of Credit Obligations of U.S. Operating Co. in accordance with clause (vii) below in an amount equal to such remaining excess.

(ii)           Each Borrower shall forthwith prepay the Term Loans and, if there are no Term Loans outstanding, the Revolving Credit Loans and Swing Loans, and, if there are no Loans outstanding, cash collateralize all Letter of Credit Obligations in accordance with clause (vii) below, upon receipt by any Loan Party or any of its Subsidiaries of (A) Asset Sale Proceeds in an amount equal to such Asset Sale Proceeds and (B) cash payments under any Investments constituting Asset Sale Proceeds in an amount equal to such payments, in each case referred to in this clause (ii), together with accrued interest to the date of such prepayment on the principal amount prepaid, provided that in the case of any Asset Sale Proceeds and other payments referred to above, unless and until the amount thereof, when taken together with all prior Asset Sales made on or after the Effective Date, the Asset Sale Proceeds of which were not applied to the Loans, is an aggregate amount in excess of $1,000,000 or involves assets having a Fair Market Value in excess of $1,000,000 (or the equivalent thereof in an Alternative Currency determined in accordance with Section 2.16(c)), no payment shall be required pursuant to this subsection (c)(ii) except if such Asset Sale Proceeds are subject to subsection (c) of the definition of Asset Sale Proceeds.

(iii)          Intentionally Omitted.

(iv)          The Borrowers shall, upon receipt by any Loan Party of any reversion from a defined benefit plan, prepay the Term Loans and, if there are no Term Loans outstanding, the Revolving Credit Loans and Swing Loans, and, if there are no Loans outstanding, cash collateralize all Letter of Credit Obligations in accordance with clause (vii) below, in an amount equal to the amount of such reversion so received, together with accrued interest to the date of such prepayment on the amount prepaid.  For purposes of this subsection (iv), reversion is defined as the amount of surplus assets which, upon the termination of any defined benefit plan, revert to any Loan Party or any of its Subsidiaries (net of any taxes, after taking into account any available tax credits or deductions, and excise taxes or penalties thereon).

(v)           Intentionally Omitted.

(vi)          If at any time (A) the aggregate principal amount of the Swing Loans of U.S. Operating Co. outstanding at such time exceeds the lower of (x) the Swing Loan Lender’s Revolving Credit Ratable Portion of the Maximum Amount of Revolver Liabilities of U.S. Operating Co. at such time and (y) the Swing Loan Sublimit and (B) the aggregate principal amount of the Swing Loans made to U.S. Operating Co. and the Swing Loan Lender’s Revolving Credit Loans made to U.S. Operating Co. outstanding at such time plus the Swing Loan Lender’s participations in Letter of Credit Obligations of U.S. Operating Co. outstanding at such time exceeds the Swing Loan Lender’s Revolving Credit Ratable Portion of the Maximum Amount of Revolver Liabilities of U.S. Operating Co. at such time, then U.S. Operating Co. shall forthwith prepay the Swing Loans then outstanding in an amount equal to such excess, together with accrued interest.

(vii)         If at any time cash collateral for the Letter of Credit Obligations is required pursuant to this Section 2.7, the Borrowers shall forthwith pay to the Agent immediately available funds in the amount of such required cash collateral for deposit in the L/C Cash Collateral Account referred to in Section 8.4, which funds shall be maintained in the L/C Cash Collateral Account in accordance with the provisions of Section 8.4.

2.8           Conversion/Continuation Option.  (a)  With respect to each Eurocurrency Loan of any Borrower other than a Dollar Loan, at the end of any Interest Period with respect thereto such Eurocurrency Loan shall be continued as a Eurocurrency Loan for an additional Interest Period selected by such Borrower pursuant to a written notice (an “IP Notice”) delivered to the Agent at least three Business Days prior to the first day of such Interest Period; provided, however, that if such Borrower fails to specify an Interest Period for such Eurocurrency Loan, such Interest Period shall be one month.

(b)           With respect to Base Rate Loans and Eurocurrency Loans that are Dollar Loans of any Borrower other than Swing Loans, such Borrower may elect at any time to convert Base Rate Loans or any portion thereof to Eurocurrency Loans, and, at the end of any Interest Period with respect thereto, to convert Eurocurrency Loans or any portion thereof into Base Rate Loans, or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period, by delivering a written notice, in substantially the form of Exhibit C hereto (a “Notice of Conversion or Continuation”), to the Agent at least three Business Days prior to the proposed date of conversion or continuation specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurocurrency Loans, shall also be the last day of the Interest Period therefor); provided, however, that if, with respect to any Eurocurrency Loans that are Dollar Loans of any Borrower, the Agent does not receive, within the time period required under the terms of this Section 2.8, a Notice of Conversion or Continuation from such Borrower containing a permitted election to continue such Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans.

(c)           With respect to all Eurocurrency Loans, the aggregate of the Eurocurrency Loans of the same currency for each Interest Period therefor shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof (or the equivalent thereof in an Alternative Currency determined in accordance with Section 2.16(c)).  Each continuation of any Eurocurrency Loans of the same currency and each conversion or continuation of any Eurocurrency Loans of the same currency or of Base Rate Loans shall be allocated among such Loans of all Lenders ratably.  The Agent shall promptly notify each Lender of its receipt of an IP Notice or a Notice of Conversion or Continuation and of the contents thereof.  Each Notice of Conversion or Continuation and each IP Notice shall be irrevocable.

(d)           Notwithstanding the foregoing provisions of this Section 2.8, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans that are Dollar Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which an Event of Default shall have occurred and be continuing, and all Eurocurrency Loans that are in an Alternative Currency shall be of the duration therefor provided in Section 2.9(d).

2.9           Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Loan made to it, in each case from the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

(a)           For Base Rate Loans and subject to subsection (c) below, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable, in all cases, quarterly on the first day of each January, April, July and October and on the date any Base Rate Loan is converted or paid in full, and, in addition, on the Termination Date in the case of the Revolving Credit Loans and Swing Loans.

(b)           For Eurocurrency Loans and subject to subsection (c) below, at a rate per annum equal at all times during the applicable Interest Period for each Eurocurrency Loan to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Eurocurrency Margin in effect on the first day of such Interest Period, payable (i) on the last day of such Interest Period, (ii) on the last day of the third month of each six-month Interest Period and (iii) in addition, (A) with respect to the Revolving Credit Loans and the Swing Loans, on the Termination Date and (B) with respect to the Term Loans, on the dates prescribed by Section 2.6(b) and on the Termination Date.

(c)           Upon the occurrence and during the continuance of (A) any Event of Default other than an Event of Default under Section 8.1(c) and (B) any Event of Default under Section 8.1(c) if such Event of Default shall be continuing for a period greater than 30 days after its occurrence, notwithstanding the rates of interest specified in Section 2.9(a) or (b) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations shall bear interest at a rate which is two percent per annum in excess of the rate of interest applicable to such Obligations from time to time.

(d)           Without prejudice to the rights of any Lender under the foregoing provisions of Section 2.9(c), each Borrower shall indemnify each Lender against any loss or expense which it may sustain or incur as a result of the failure by such Borrower to pay when due any principal of any Loan, to the extent that any such loss or expense is not recovered pursuant to the foregoing provisions.  A certificate of any such Lender setting forth the basis for the determination of the interest due and of the amounts necessary to indemnify such Lender in respect of such loss or expense, submitted to such Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes absent manifest error.

(e)           Notwithstanding anything herein or in the Notes to the contrary, but without prejudice to the first sentence of Section 10.8, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (“Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any Lender in accordance with applicable law, the rate of interest payable under the Note or Notes held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

2.10         Interest Rate Determination and Protection.  (a)  The Eurocurrency Rate for each Interest Period for Eurocurrency Loans shall be determined by the Agent two Business Days before the first day of such Interest Period.

(b)           The Agent shall give prompt notice to each Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.9(b) and (c).

(c)           If, with respect to any Loans made in any Alternative Currency, the Agent determines that, or if the Majority Lenders notify the Agent that, deposits in such Alternative Currency in the amount of such Loans are not generally available, each Borrower shall, within three days following notice from the Agent, prepay all Loans made in such Alternative Currency and the obligation of the Lenders to make Loans in such Alternative Currency shall be suspended until the Agent shall notify the Borrowers that the Agent or the Majority Lenders, as the case may be, have determined that deposits in such Alternative Currency are generally available.

(d)           If, with respect to Eurocurrency Loans, the Agent determines that, or if the Majority Lenders notify the Agent that, the Eurocurrency Rate for any Interest Period therefor will not adequately reflect the cost to such Majority Lenders of making such Loans or funding or maintaining their respective Eurocurrency Loans for such Interest Period, the Agent shall forthwith so notify each Borrower and the Lenders, whereupon:

(i)            each Eurocurrency Loan made in Dollars will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and the obligations of the Lenders to make Eurocurrency Loans or to convert Base Rate Loans into Eurocurrency Loans shall be suspended until the Agent shall notify the Borrowers that the Agent or the Majority Lenders, as the case may be, have determined that the circumstances causing such suspension no longer exist;

(ii)           in the case of Eurocurrency Loans made in an Alternative Currency, the Agent shall (after consultation with each Lender) give notice (a “Substitute Rate Notice”) to each Borrower of that rate of interest agreed upon by the Agent and the Lenders as the rate at which the Lenders are prepared to lend an amount equal to the then unpaid amount of each such Eurocurrency Loan and the Interest Period applicable thereto (such rate of interest being a “Substitute Eurocurrency Rate”), which Substitute Rate Notice shall set forth the computations made by the Agent in determining such Substitute Eurocurrency Rate, and which computations shall reflect (A) the cost to each Lender of funding for such Interest Period said Eurocurrency Loan from alternative sources plus (B) the Applicable Eurocurrency Margin, and, unless such Borrower elects to prepay in full all Eurocurrency Loans of such Borrower in accordance with clause (iii) below, the rate of interest applicable to each of its Eurocurrency Loans made in an Alternative Currency shall be the Substitute Eurocurrency Rate as determined pursuant to this clause (ii), and the Agent shall then promptly notify such Borrower and each Lender to such effect; and

(iii)          each Borrower may, within three days after receiving any Substitute Rate Notice from the Agent, give notice (the giving of which shall be irrevocable) to the Agent of its election to prepay in full all outstanding Eurocurrency Loans made to such Borrower in an Alternative Currency and the date of such prepayment (which date shall be a Business Day not less than three nor more than five days after the date of such notice), and if such Borrower so elects to prepay, it shall be obligated to pay on such date the unpaid amount of all outstanding Eurocurrency Loans made by each Lender to such Borrower in an Alternative Currency, together with an amount equal to (A) the cost to such Lender of funding such Loans for the period from the last interest payment date applicable to such Loans to the date of prepayment pursuant to this clause (iii), plus (B) the Applicable Eurocurrency Margin, plus (C) any other amounts required hereunder to be paid by such Borrower (all such amounts to be determined by such Lender and notified by the Agent to such Borrower).

2.11         Increased Costs.  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (other than any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency

Reserve Percentage) or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurocurrency Loans, then each Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, provided that the Loan Parties or CVC shall have the right to replace such Lender in accordance with the provisions of Section 10.7 applicable to assignments.  A certificate as to the amount of such increased cost, submitted to such Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.  If such Borrower so notifies the Agent within five Business Days after any Lender notifies such Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.11, such Borrower may either (i) prepay in full all Eurocurrency Loans of such Lender then outstanding in accordance with Section 2.7(b) and (c) and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11 or (ii) in the case of Dollar Loans only, convert all outstanding Eurocurrency Loans made to it by the Lenders into Base Rate Loans in accordance with Section 2.8 and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11.

2.12         Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to make Eurocurrency Loans in Dollars or in any Alternative Currency or to continue to fund or maintain Eurocurrency Loans in Dollars or in any Alternative Currency, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Agent, (i) the obligation of such Lender to make or to continue Eurocurrency Loans in Dollars or in such Alternative Currency, as the case may be, and to convert Base Rate Loans into Eurocurrency Loans in Dollars or in such Alternative Currency, as the case may be, shall terminate and (ii) the Borrowers shall forthwith prepay in full all Eurocurrency Loans of such Lender in Dollars or in such Alternative Currency, as the case may be, then outstanding, together with interest accrued thereon, unless, in the case of the Dollar Loans only, within five Business Days of such notice and demand, all outstanding Eurocurrency Loans made by the Lenders are converted into Base Rate Loans.

2.13         Capital Adequacy.  If (i) the introduction of or any change in or in the interpretation of any law or regulation, (ii) compliance with any law or regulation, or (iii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuer or any corporation controlling any Lender or the Issuer and such Lender or the Issuer reasonably determines that such amount is based upon the existence of such Lender’s or Issuer’s Revolving Credit Commitments, Loans and commitments in respect of Letters of Credit and its other commitments and loans of this type, then, upon demand by such Lender or the Issuer (with a copy of such demand to the Agent), each Borrower shall pay to the Agent for the account of such Lender or the Issuer, from time to time as specified by such Lender or the Issuer, additional amounts sufficient to compensate such Lender or the Issuer in the light of such circumstances, to the extent that such Lender or the Issuer reasonably determines such increase in capital to be allocable to the existence of such Lender’s Revolving Credit Commitments and Loans or the Issuer’s Revolving Credit Commitments and agreements herein with respect to Letters of Credit, provided that the Loan Parties or CVC shall have the right to replace such Lender in accordance with the provisions of Section 10.7 applicable to assignments.  A certificate as to such amounts submitted to such Borrower and the Agent by such Lender or the Issuer shall be conclusive and binding for all purposes absent manifest error.

2.14         Payments and Computations.  (a)  Each Borrower shall make each payment hereunder and under the Notes, except with respect to principal of, interest on, and other amounts relating to, Loans denominated in an Alternative Currency, not later than 11:00 A.M. (Charlotte, North Carolina, time) on the day when due, in Dollars, to the Agent in immediately available funds by deposit of such funds to the Agent’s account maintained at the Payment Office for Dollars, without set–off or counterclaim.  Each Borrower shall make each payment hereunder and under the Notes with respect to principal of, interest on, and other amounts relating to Loans denominated in an Alternative Currency not later than 11:00 A.M. (at the Payment Office for such Alternative Currency) on the day when due in such Alternative Currency to the Agent in immediately available funds by deposit of such funds to the Agent’s account maintained at such Payment Office.  The Agent will promptly thereafter cause to be distributed in like funds relating to the payment of principal or interest or fees (other than amounts payable pursuant to Section 2.11, 2.12, 2.13, 2.15, 2.18 or 2.19) to the Lenders and the Issuer, in accordance with their respective Ratable Portions, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Payment received by the Agent after 11:00 A.M. (Charlotte, North Carolina, time or at the Payment Office for the Alternative Currency, as the case may be) shall be deemed to be received on the next Business Day.

(b)           Each Borrower hereby authorizes each Lender and the Issuer, if and to the extent payment owed to such Lender or the Issuer is not made when due hereunder or under any Loan held by such Lender or any Letter of Credit Obligation, to charge from time to time against any or all of such Borrower’s accounts with such Lender or the Issuer any amount so due.

(c)           All computations of interest based on the Base Rate, the Eurocurrency Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days (other than with respect to Loans outstanding in British Currency, which shall be made on the basis of a year of 365 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Loan to be made in the next calendar month or if such extension would cause payment of principal of any Loan to be made in the next calendar year, such payment shall be made on the next preceding Business Day.

(e)           Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due hereunder to the Lenders that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f)            If any Revolving Credit Lender (a “Non–Funding Lender”) has (x) failed to make a Revolving Credit Loan required to be made by it hereunder, and the Agent has determined that such Revolving Credit Lender is not likely to make such Revolving Credit Loan or (y) given notice to the Borrowers or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, Revolving Credit Loans, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 or otherwise, any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

(i)            in the case of any such payment made on any date when and to the extent that, in the determination of the Agent, the Operating Companies would be able, under the terms and conditions hereof, to reborrow the amount of such payment under the Revolving Credit Commitments and to satisfy any applicable conditions precedent set forth in Article III to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Revolving Credit Lenders other than the Non–Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Revolving Credit Lenders;

(ii)           otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Revolving Credit Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(iii)          any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made.

2.15         Taxes.  (a)  Any and all payments by each Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuer and the Agent (i) taxes measured by its net income, franchise and similar taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuer or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender and the Issuer, taxes measured by its net income, franchise and similar taxes imposed on it, by the jurisdiction of such Lender’s or the Issuer’s Applicable Lending Office or any political subdivision thereof, and (ii) if such Lender, the Issuer or the Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form W–8BEN or W–8ECI or United Kingdom Inland Revenue Form FD13 or PTR-SM1 or, in each case, any successor or additional form, taxes imposed by reason of any failure of such Lender, the Issuer or the Agent to deliver to the Agent or the Borrowers, from time to time as required by the Agent or the Borrowers, such Form W–8BEN, W–8ECI or FD13 or PTR-SM1 (as applicable) or, in each case, any successor or additional form, completed in a manner reasonably satisfactory to the Agent and the Borrowers (all such non–excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Issuer or the Agent (i) the sum payable shall be increased (the “Gross–Up”) as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.15) such Lender, the Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) such Borrower shall deliver to the Agent evidence of such payment to the relevant taxation or other authority.

(b)           In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)           Each Borrower will indemnify each Lender, the Issuer and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender, the Issuer or the Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender, the Issuer or the Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes or Other Taxes, each Borrower will furnish to the Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

(e)           Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15 shall survive the payment in full of all other Obligations.

(f)            Prior to the Effective Date in the case of the Agent, the Issuer and each Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender or Issuer in the case of each other Lender and successor Issuer, and from time to time thereafter if requested by the Borrowers or the Agent, the Agent, each Lender and the Issuer shall, if such Person is organized under the laws of a jurisdiction outside the United States and is entitled to an exemption from United States withholding tax or is subject to such tax at a reduced rate under an applicable tax treaty, (i) if it is a “bank”, within the meaning of Section 881(c)(3)(A) of the Code, provide the Agent and the Borrowers (to the extent required by the IRS), with the appropriate IRS Form W–8 or such other applicable form, certificate or document prescribed by the IRS and (ii) if it is not a “bank,” within the meaning of Section 881(c)(3)(A) of the Code, provide the Agent and the Borrowers with the appropriate IRS Form W–8 or such other applicable form, certificate or document proscribed by the IRS (together with a certificate, substantially in the Form of Exhibit K, certifying that the Agent, such Lender or the Issuer (as the case may be) is not a “bank”, within the meaning of Section 881(c)(3)(A) of the Code), in each case certifying as to the Agent’s, such Lender’s or the Issuer’s entitlement to such exemption or reduced rate with respect to all payments to be made to the Agent, such Lender or the Issuer hereunder and under the Notes.  Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for the Agent, any Lender or the Issuer, as the case may be, that is organized under the laws of a jurisdiction outside the United States.  Any reduction in the payment to the Agent, any Lender or the Issuer (as the case may be) resulting from the Agent’s, such Lender’s or the Issuer’s failure to comply with this Section 2.15(f) shall not entitle the Agent, such Lender or the Issuer (as the case may be) to a Gross–Up provided in Section 2.15(a).

(g)           The Agent, any Lender or the Issuer (as the case may be) claiming any additional amounts payable pursuant to this Section 2.15 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of the Agent, such Lender or the Issuer (as the case may be), be otherwise disadvantageous to the Agent, such Lender or the Issuer (as the case may be).

(h)           Each Lender authorizes the Agent, on its behalf, where applicable law and regulations permit and if appropriate, to complete and submit to the relevant taxing authority such forms as may be necessary or desirable in order to obtain an exemption from foreign withholding taxes, including, without limitation, the completion and submission to Inland Revenue in the United Kingdom of an application form PTR-SM1 (or any subsequent replacement form), seeking an exemption or exemptions for the Lenders under the Provisional Treaty Relief Scheme of the United Kingdom in connection with the Loans, and each Lender that is a partnership or a limited liability company agrees to submit to Inland Revenue such additional forms and applications as may be necessary or desirable in connection therewith.

2.16         Sharing of Payments, Etc.  (a)  If any Revolving Credit Lender shall obtain any payment, whether voluntary, involuntary, through the exercise of any right of set–off, or otherwise, on account of the Loans made by it (other than pursuant to Section 2.11, 2.12, 2.13, 2.15, 2.18 or 2.19), then, if there is any Reimbursement Obligation outstanding in respect of which the Issuer has not received payment in full from such Revolving Credit Lender pursuant to Section 2.18(h), or if there are any Swing Loans outstanding and the Swing Loan Lender has not received payment in full from such Revolving Credit Lender pursuant to a notice or demand given or made pursuant to Section 2.19(e), then such Revolving Credit Lender shall first purchase a participation in all such Reimbursement Obligations in an amount equal to the lesser of such payment obtained by such Revolving Credit Lender and the amount of such Reimbursement Obligations for which the Issuer has not so received payment in full, and shall next purchase a participation in such Swing Loans in an amount equal to the lesser of the remaining amount of such payment obtained by such Revolving Credit Lender and the amount of such Swing Loans for which the Swing Loan Lender has not so received payment in full from such Revolving Credit Lender.

(b)           If, after giving effect to the provisions of subsection (a) above, any Lender shall obtain any payment, either voluntary, involuntary, through the exercise of any right of set–off, or otherwise (each a “Payment”), on account of the Loans made by it (other than pursuant to Section 2.11, 2.12, 2.13, 2.15, 2.18 or 2.19), as a result of which the unpaid principal portion of its Related Claims shall be less than its Ratable Portion of the Related Claims of any other Related Lender, it shall be deemed to have simultaneously purchased from such other Related Lender at face value, and shall promptly pay to such other Related Lender the purchase price for, a participation in the Related Claims of such other Related Lender, so that the aggregate amount of the unpaid Related Claims and participations therein held by each Related Lender shall be in the same proportion to the aggregate amount of all Related Claims then outstanding as the amount of its Related Claims prior to its obtaining such Payment was to the amount of all Related Claims outstanding prior to its obtaining such Payment; provided, however, that if all or any portion of such Payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing

Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set–off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

(c)           The equivalent in Dollars of any Alternative Currency (the “Dollar Equivalent”) shall be determined by using the quoted spot rate at which Wachovia’s principal office in London offers to exchange Dollars for such Alternative Currency in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined, and (ii) the equivalent in any Alternative Currency of Dollars shall be determined by using the quoted spot rate at which Wachovia’s principal office in London offers to exchange such Alternative Currency for Dollars in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined.  Except as specified in Section 2.4(d), the Dollar Equivalent of each Eurocurrency Loan made in an Alternative Currency shall be recalculated hereunder on each date that it shall be necessary to determine the Dollar Equivalent of the Obligations (whether for purposes of determining the principal amount of all or any Loans outstanding on such date, determining whether any condition precedent set forth herein shall have been satisfied, determining the amount of any mandatory prepayments, determining the unused portion of the Revolving Credit Commitments, or otherwise, unless otherwise expressly set out herein), it being understood that all payments of principal or interest on Loans shall be made in the currency in which such Loans were made.

2.17         Intentionally Omitted.

2.18         Letter of Credit Facility.  (a)  On the terms and subject to the conditions contained in this Agreement, the Issuer agrees to issue, at the request of any Borrower and for the account of such Borrower, one or more standby letters of credit (each such letter of credit, a “Letter of Credit”), denominated in Dollars or in an Alternative Currency, from time to time during the period commencing on the Effective Date and ending on the earlier to occur of (a) the Termination Date or (b) the date which is 30 days before the Final Maturity Date; provided, however, that the Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuer from issuing such Letter of Credit or any Requirement of Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or result in any unreimbursed loss, cost or expense which the Issuer in good faith deems material to it;

(ii)           the Issuer shall have received written notice from the Agent, any Lender or any Loan Party, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied;

(iii)          after giving effect to the issuance of such Letter of Credit, the Dollar Equivalent of the Letter of Credit Obligations exceed $5,000,000;

(iv)          the amount of the Letter of Credit requested exceeds, in the case of U.K. Operating Co. or Dutch Operating Co., the Available Credit or, in the case of U.S. Operating Co., the Available U.S. Credit;

(v)           after giving effect to any requested Letter of Credit (or the Dollar Equivalent thereof), the aggregate principal amount of all Revolving Credit Loans and Swing Loans outstanding at such time and all Letter of Credit Obligations outstanding at such time would exceed the lesser of (A) the Revolving Credit Commitments of the Revolving Credit Lenders at such time and (B) the Borrowing Base at such time; or

(vi)          fees due in connection with a requested issuance have not been paid.

None of the Lenders, in such capacity, shall have any obligation to issue any Letter of Credit.

(b)           In no event shall:

(i)            the expiration date of any Letter of Credit be more than one year after the date of issuance thereof, nor shall the expiration date of any Letter of Credit fall after the third Business Day preceding the Final Maturity Date; or

(ii)           the Issuer issue any Letter of Credit for the purpose of supporting the issuance of any letter of credit by any other Person or for any purpose not specified in Section 4.18(b).

(c)           Prior to the issuance of each Letter of Credit for the account of any Borrower, and as a condition of such issuance and of the participation of each Revolving Credit Lender (other than the Issuer) in the Letter of Credit Obligations arising with respect thereto, such Borrower shall have delivered to the Issuer a letter of credit reimbursement agreement, in a form satisfactory to the Issuer (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof.  In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(d)           In connection with the issuance of each Letter of Credit for the account of any Borrower, such Borrower shall give the Issuer and the Agent at least two Business Days’ prior written notice (a “Letter of Credit Request”), in substantially the form of Exhibit L, of the requested issuance of such Letter of Credit.  Such notice shall be irrevocable and shall specify (i) the stated amount of the Letter of Credit requested, which stated amount shall not be less than $2,500, (ii) the date of issuance of such requested Letter of Credit (which day shall be a Business Day), (iii) the date on which such Letter of Credit is to expire (which date shall be a Business Day) and (iv) the Person for whose benefit the requested Letter of Credit is to be issued.  Such notice, to be effective, must be received by the Issuer and the Agent not later than 11:00 A.M. (Charlotte, North Carolina, time) on the last Business Day on which notice can be given under the immediately preceding sentence.

(e)           Subject to the terms and conditions of this Section 2.18 and provided that the applicable conditions set forth in Article III are satisfied, the Issuer shall, on the requested date, issue a Letter of Credit on behalf of a Borrower that requested such Letter of Credit in accordance with the Issuer’s usual and customary business practices.  On the date of the proposed issuance of the Letter of Credit the Agent shall confirm to the Issuer that the applicable conditions in Article III are satisfied.

(f)            Immediately upon the issuance by the Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, the Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Revolving Credit Ratable Portion, in such Letter of Credit and the obligations of the Borrower that requested such Letter of Credit with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(g)           In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Issuer under any resulting liability to any Lender.

(h)           In the event that the Issuer makes any payment under any Letter of Credit and the Borrower that is the account party thereon shall not have repaid such amount to the Issuer pursuant to Section 2.18(l), the Issuer shall promptly notify the Agent, which shall promptly (and in any event by no later than 11:00 A.M. (Charlotte, North Carolina, time) on the first Business Day following the date of receipt by the Agent of such notice) notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly (and in any event by no later than 1:00 P.M. (Charlotte, North Carolina, time) on the date of receipt by such Revolving Credit Lender of such notice, or, in the case of any notice received by such Revolving Credit Lender on a day that is not a Business Day or after 11:00 A.M. (Charlotte, North Carolina, time) on any

Business Day, by no later than 11:00 A.M. (Charlotte, North Carolina, time) on the first Business Day following such day of receipt) and unconditionally pay to the Agent for the account of the Issuer the amount of such Revolving Credit Lender’s Revolving Credit Ratable Portion of such payment in the currency of the payment by the Issuer and in immediately available funds.  If and to the extent any Revolving Credit Lender shall not have so made such Revolving Credit Lender’s Revolving Credit Ratable Portion of the amount of such payment available to the Agent for the account of the Issuer on the date specified above, such Revolving Credit Lender agrees to pay to the Agent for the account of the Issuer forthwith on demand such amount together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Issuer, at the Federal Funds Rate.  The failure of any Revolving Credit Lender to make available to the Agent for the account of the Issuer such Revolving Credit Lender’s Revolving Credit Ratable Portion of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Agent for the account of the Issuer such Revolving Credit Lender’s Revolving Credit Ratable Portion of such payment on the date such payment is to be made, and no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Agent for the account of the Issuer such other Revolving Credit Lender’s Revolving Credit Ratable Portion of any such payment.

(i)            Whenever the Issuer receives a payment of a Reimbursement Obligation as to which the Agent has received for the account of the Issuer any payment from a Revolving Credit Lender pursuant to Section 2.18(h), the Issuer shall pay to the Agent and the Agent shall promptly pay to such Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s pro rata share of such payment based on the amount such Revolving Credit Lender has paid in respect of such Reimbursement Obligation.

(j)            Upon the request of any Revolving Credit Lender, the Issuer shall furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which the Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender.

(k)           The obligations of the Revolving Credit Lenders to make payments to the Agent for the account of the Issuer with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances (except as expressly provided in Section 2.18(g)), including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)           the existence of any claim, set–off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit);

(iii)          any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Collateral Documents;

(v)           the failure to satisfy any condition precedent to the issuance of any Letter of Credit; or

(vi)          the occurrence of any Default or Event of Default.

(l)            Each Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations owing to the Issuer under any Letter of Credit immediately when due, irrespective of any claim, set–off, defense or other right which such Borrower or any other Loan Party may have at any time against the Issuer or any other Person.  Each Borrower agrees to reimburse the Issuer for all amounts which the Issuer pays under such Letter of Credit no later than the time specified in such Letter of Credit Reimbursement Agreement.  If any Borrower does not pay (either from the proceeds of a Borrowing or otherwise) any such Reimbursement Obligation when due, such Reimbursement Obligation shall immediately constitute, without necessity of further act or evidence, a loan to such Borrower made by the Issuer except to the extent the Agent has received payment from the Revolving Credit Lenders for the account of the Issuer pursuant to Section 2.18(h).  Upon the making of such payment by any Revolving Credit Lender, such Revolving Credit Lender shall be deemed to have made a Revolving Credit Loan to such Borrower in the amount of such payment.  If any payment made by or on behalf of any Borrower and received by the Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the Issuer for any reason and if the Issuer has made payment to the Agent on account thereof pursuant to Section 2.18(i), each Revolving Credit Lender shall, upon notice by the Issuer, forthwith pay over to the Issuer an amount equal to such Revolving Credit Lender’s pro rata share of the amount which must be so returned by the Issuer based on the respective amounts paid in respect thereof to the Revolving Credit Lenders pursuant to Section 2.18(i).

(m)          Each Borrower agrees to pay the following amounts with respect to Letters of Credit issued on its behalf:

(i)            to the Issuer for its own account, with respect to each Letter of Credit issued by the Issuer, a fronting fee equal to 0.125% per annum of the initial stated amount of such Letter of Credit (based on the initial stated term of such Letter of Credit), which fronting fee shall be payable in advance on the date such Letter of Credit is issued and on the date such Letter of Credit is renewed or extended (and, in the case of a renewal or extension, the fronting fee shall be based on the term of such renewal or extension and the amount available to be drawn under such Letter of Credit on the date of such renewal or extension);

(ii)           to the Agent, for the ratable benefit of the Issuer and the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Eurocurrency Margin for Revolving Credit Loans that are Eurodollar Rate Loans of the maximum amount available from time to time to be drawn under such Letter of Credit (in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of the average undrawn amount thereof), payable in arrears (A) on the last day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand; and

(iii)          to the Issuer, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

2.19         Swing Loans.  (a)  The Swing Loan Lender, in its sole discretion, on the terms and subject to the conditions contained in this Agreement, may make advances in Dollars to U.S. Operating Co. (each a “Swing Loan”) from time to time on any Business Day during the period from the Effective Date until the Business Day preceding the Termination Date in an amount not to exceed at any time outstanding the Swing Loan Availability at such time; provided, however, that no Swing Loan shall be made unless the conditions precedent set forth in Section 3.3 shall have been satisfied; and provided further, however, that, after giving effect to any requested Swing Loan, the aggregate principal amount of all Revolving Credit Loans and Swing Loans outstanding at such time and all Letter of Credit Obligations outstanding at such time may not exceed the lesser of (A) the Revolving Credit Commitments of the Revolving Credit Lenders at such time and (B) the Borrowing Base at such time.  All Swing Loans made to U.S. Operating Co. shall be made as Base Rate Loans.  The Swing Loan Lender shall be entitled to rely on the most recent Borrowing Base Certificate of the Borrowers delivered to the Swing Loan Lender.  Within the limits set forth above, Swing Loans repaid may be reborrowed under this Section 2.19.

(b)           Each Borrowing of a Swing Loan by U.S. Operating Co. shall be made on notice given by U.S. Operating Co. to the Swing Loan Lender not later than 3:00 P.M. (Charlotte, North Carolina, time) on the day of the proposed Borrowing specifying the amount thereof, and the amount thereof shall be made available to U.S. Operating Co. by the Swing Loan Lender at the address of the Swing Loan Lender notified by it to U.S. Operating Co.

(c)           The Swing Loan Lender shall notify the Agent in writing (which may be by telecopy) weekly, by no later than 10:00 A.M. (Charlotte, North Carolina, time) on the first Business Day of each week, of the aggregate principal amount of the

Swing Loans made to U.S. Operating Co. then outstanding, and each Revolving Credit Lender shall, at such times and in the manner provided in subsection (e) below, pay to the Agent, for the account of the Swing Loan Lender, such Revolving Credit Lender’s Ratable Portion of such outstanding Swing Loans.

(d)           The Swing Loan Lender may demand that each Revolving Credit Lender pay to the Agent, for the account of the Swing Loan Lender, in the manner provided in subsection (e) below, such Revolving Credit Lender’s Revolving Credit Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e)           The Agent shall forward each notice referred to in subsection (c) above and each demand referred to in subsection (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Agent (except that any such notice or demand received by the Agent after 2:00 P.M. (Charlotte, North Carolina, time) on any Business Day or received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Revolving Credit Lender’s Revolving Credit Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.3 shall have been satisfied, all Swing Loans demanded to be paid pursuant to subsection (d) above each Revolving Credit Lender shall, before 11:00 A.M. (Charlotte, North Carolina, time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such written statement, make available to the Agent, at the Payment Office for Dollars and in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement.  Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall be deemed to have made a Revolving Credit Loan to the U.S. Operating Co. in the amount of such payment.  The Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.  To the extent that any Revolving Credit Lender fails to make such payment available to the Agent for the account of the Swing Loan Lender, U.S. Operating Co. shall repay such Swing Loan on demand.

(f)            Upon the occurrence and during the continuance of a Default under Section 8.1(e), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to subsection (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to subsection (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Revolving Credit Ratable Portion of such Swing Loan and in the currency thereof.  If such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover such amount on demand from such

Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for three Business Days and thereafter at the rate of interest then applicable to Base Rate Loans.

(g)           From and after the date on which any Revolving Credit Lender is deemed to have made a Revolving Credit Loan pursuant to subsection (e) above with respect to any Swing Loan or purchases an undivided participation interest in a Swing Loan pursuant to subsection (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s pro rata share of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to Section 2.16.

2.20         Covenant to Pay.  (a)  For value received, each of Dutch Holdings, Euramax International Holdings B.V., Dutch Company, Dutch Operating Co. and Coated Products B.V. and each other Loan Party incorporated and existing under the laws of The Netherlands (each a “Dutch Loan Party”), and Newco U.K. II and Euramax U.S. (together with the Dutch Loan Parties, the “Covenant to Pay Parties” and each a “Covenant to Pay Party”) hereby agrees and covenants with the Agent that it shall pay to the Agent on demand amounts equal to all amounts which such Covenant to Pay Party is now or may at any time and from time to time hereafter be obligated to pay to the Guarantied Parties or the Secured Parties or any one or more of them under any of the Loan Documents to which such Covenant to Pay Party is now or may at any time become a party, if and when such amounts become due and payable (such agreement and covenant is hereafter referred to as a “Covenant Obligation”).

(b)           If, after foreclosure of all Collateral in which a Lien is granted by any Covenant to Pay Party, the proceeds are not sufficient to satisfy and discharge such Covenant to Pay Party’s Covenant Obligation, the remainder of such Covenant Obligation shall then cease to exist, but without prejudice to any other Obligations and Guarantied Obligations which such Covenant to Pay Party may have and without prejudice to any other remedies which the Guarantied Parties or the Secured Parties may have under any of the Loan Documents.

(c)           Each of the Covenant to Pay Parties and the Agent agree and acknowledge that (i) each Covenant to Pay Party’s Covenant Obligation consists of obligations and liabilities of such Covenant to Pay Party to Wachovia, as Agent, separate and independent from and without prejudice to the other Obligations and Guarantied Obligations which such Covenant to Pay Party has or may have at any time to the Lenders (including Wachovia), the Issuer and the Agent under this Agreement or any of the other Loan Documents or otherwise, and (ii) each such Covenant to Pay Party’s Covenant Obligation represents the Agent’s own claim (i.e., “vordering op naam”) to receive payment of such Covenant to Pay Party’s Covenant Obligation, separate and independent from any claims of the Guarantied Parties and the Secured Parties on such Covenant to Pay Party, provided that the total liability of each Covenant to Pay Party under its Covenant Obligation shall be decreased from time to time to the extent that such Covenant to Pay Party, or any other applicable Loan Party, shall have permanently paid any amounts due under this Agreement or any of the other Loan Documents with respect to its other Obligations and Guarantied Obligations.  Consequently, the total liability of each Covenant to Pay Party under its Obligations and Guarantied Obligations shall be decreased from time to time to the extent that such Covenant to Pay Party, or any other applicable Loan Party, shall have fully and finally paid any amounts due under this Agreement or any of the other Loan Documents with respect to its Covenant Obligation.

(d)           Without limitation of the foregoing provisions of this Section 2.20, nothing contained in this Section shall in any way negate or affect any Obligations or Guarantied Obligations other than the Covenant Obligation which any of the Covenant to Pay Parties has or at any time may have under the Loan Documents or otherwise to the Lenders, the Issuer and the Agent.

ARTICLE III

CONDITIONS OF EFFECTIVENESS
OF THIS AGREEMENT AND OF LENDING

3.1           Conditions Precedent to Effectiveness of this Agreement, the Making of the Initial Loans and the Issuance of Letters of Credit.  The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan or Loans hereunder and of the Issuer to issue any Letter of Credit hereunder is subject to satisfaction of the conditions precedent that the Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated, in form and substance satisfactory to the Agent and (except for the Notes, the certificates representing Pledged Shares referred to below and the stock powers relating thereto, and instruments constituting part of the Collateral) in sufficient copies for each Lender and the Issuer, together with, unless waived by the Agent, a certified English translation of each below–referenced document submitted in a language other than English (the date of satisfaction of the conditions precedent set forth in this Section 3.1 and in Section 3.2 being the “Effective Date”):

(a)           Counterparts of this Agreement, duly executed by the parties hereto, together with evidence that (i) the Existing Agent, the Existing Issuer and the Existing Lenders shall have received payment in full of all Obligations owing pursuant to (and as defined in) the Existing Credit Agreement and the Loan Documents referred to therein other than payment of the outstanding principal amount of the Existing Revolving Loans and (ii) all outstanding Existing Swing Loans shall have been paid in full;

(b)           the Revolving Loan Notes, executed by the applicable Borrowers to the order of the applicable Lenders, respectively;

(c)           the Term Loan Notes, executed by the Term Loan Borrower to the order of the applicable Lenders;

(d)           Duly executed counterparts to each of the following:

(i)            the 2003 Master Assignment and Assumption Agreement;

(ii)           the 2003 Domestic and Dutch Amendatory and Consent Agreement;

(iii)          the 2003 U.K. Consent Agreement;

(iv)          the 2003 U.K. Collateral Trust Deed;

(v)           the Paribas Dutch Collateral Releases;

(vi)          the Dutch Security Agreement executed by Coated Products B.V. (i.e., the Coated Products B.V. Asset Pledge Agreement);

(vii)         the Dutch Holdings Share and Debt Pledge Agreement;

(viii)        the Dutch Company Share and Debt Pledge Agreement;

(ix)           the Dutch Operating Co. Share Pledge Agreement;

(x)            the Newco U.K. II Share Pledge Agreement;

(xi)           the Euramax U.S. Share Pledge Agreement (Dutch);

(xii)          the Dutch Mortgage or Dutch Mortgages executed by Coated Products B.V. respecting all Land owned by Coated Products B.V.;

(xiii)         each of the 2003 French Amendatory Documents; and

(xiv)        the Post-Closing Letter; provided, however, that, any other term or condition of this Agreement or any other Loan Document to the contrary notwithstanding, the Loan Parties shall have until 4:00 P.M. (Atlanta, Georgia, time) on October 17, 2003, to deliver the documents described in Section 3.1(d)(vi) through and including 3.1(d)(xii), and the opinion letter described in Section 3.1(h)(ii)(B), and, in any event, until all of such documents are delivered in form and substance reasonably satisfactory to the Agent, no property or Collateral described in, or pledged pursuant to, such documents shall be included in the calculation of the Borrowing Base;

(e)           To the extent reasonably deemed necessary by the Agent, UCC financing statements or amendments thereto respecting the Liens of the Agent granted pursuant to any Domestic Collateral Document, including, without limitation, financing statements respecting Euramax U.S. and the Proposed Transaction Acquisition Subsidiary, each in such form as is reasonably satisfactory to the Agent;

(f)            A certificate of the Secretary or an Assistant Secretary of each Loan Party (or, in the case of any Loan Party incorporated or organized under the laws of England and Wales, any other Responsible Officer or authorized signatory thereof or, in the case of any Loan Party organized under the laws of The Netherlands, a managing director thereof), each certifying as correct, complete, and in full force and effect on the Effective Date (i) the resolutions of its Board of Directors approving this Agreement and each other Loan Document in connection herewith to which it or its Subsidiaries is a party or acknowledges, (ii) all documents evidencing other necessary corporate action, shareholder action and required governmental and third party approvals, licenses and consents with respect to each Loan Document to which it or its Subsidiaries (except any Subsidiary that is a Loan Party) is a party, (iii) a copy of its and each of its Subsidiaries’ (other than Subsidiaries that are Loan Parties and other than with respect to the French Operating Co.) (A) certificates of incorporation (or other equivalent organizational documents) and (B) by–laws (or other equivalent governing documents), if any, in each case as of the Effective Date and (iv) the names and true signatures of each of its officers who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Person and (v) in the case of French Operating Co., (A) an original certificate of incorporation (extrait K–bis) and an original certificate of non–insolvency (certificat de non–faillite) as of a recent date, (B) a copy of its by–laws as of the Effective Date, as certified by French Operating Co.’s chairman of the board and (C) the original power of attorney to be granted by the chairman of the board of French Operating Co. to the officer who shall execute and deliver any Loan Document or other document required hereunder to be executed and delivered by French Operating Co.

(g)           A copy of the articles or certificate of incorporation (or other organizational documents) of each Loan Party, certified as of a recent date by the Secretary of State of the state of incorporation of such Loan Party or, in the case of any Foreign Loan Party, by the applicable Governmental Authority, or, in the case of any Loan Party organized in The Netherlands, by the applicable Dutch Chamber of Commerce, or, in the case of any Loan Party organized or incorporated under the laws of the United Kingdom, a Responsible Officer thereof, together with, in the case of any Domestic Loan Party (other than Richmond Company), certificates of such officials attesting to the good standing of each such Loan Party.

(h)           (i)  A favorable opinion of Dechert LLP, special counsel to the Loan Parties, in substantially the form of Exhibit J and as to such other matters as any Lender through the Agent may reasonably request and (ii) favorable opinions of each of (A) Dechert, special French counsel to the Loan Parties and (B) Nauta Dutilh, special Netherlands counsel to the Loan Parties, each in form and substance satisfactory to the Agent and as to such matters as any Lender through the Agent may reasonably request.

(i)            A letter from the Process Agent, in substantially the form of Exhibit I, agreeing to act as Process Agent for each Loan Party and to forward forthwith all process received by it to such Loan Party.

(j)            A Solvency Certificate of the chief financial officer of Euramax U.S. to the effect that it and each of its Subsidiaries were Solvent immediately before the effectiveness of this Agreement and will remain Solvent after giving effect to any Revolving Credit Loans to be made hereunder and the application of the proceeds thereof in accordance with Section 6.10, the payment of all Costs and all estimated legal, accounting and other fees related hereto and thereto and to all obligations, if any, under

Pension Plans or the equivalent for unfunded retirement benefits and unfunded medical (including post–retirement) and death benefits.

(k)           A Borrowing Base Certificate from each Borrower as of the last day of the fiscal month of such Borrower ended immediately preceding the Effective Date.

(l)            A certificate signed by a Responsible Officer of each Loan Party (or by a managing director of such Loan Party in the case of any Loan Party organized under the laws of The Netherlands) stating that on the Effective Date the following statements are true and correct with respect to such Loan Party and its Subsidiaries:

(i)            (A)  The statements set forth in Section 3.3 are true after giving effect to the Existing Revolving Credit Loans and the Loans being made on the Effective Date and (B) no Default or Event of Default under, and as defined in, the Existing Credit Agreement has occurred and is continuing and all representations and warranties contained therein and in the Loan Documents referred to therein are true and correct on and as of the Effective Date.

(ii)           All costs and accrued and unpaid fees and expenses (including, without limitation, reasonable fees and expenses of counsel) required to be paid to the Lenders and the Agent on or before the Effective Date, including, without limitation, those referred to in Sections 2.4 and 10.4, to the extent then due and payable, in each case have been paid.

(iii)          All necessary approvals from Governmental Authorities and all necessary approvals from third parties required to be obtained in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby have been obtained and remain in effect, and all applicable waiting periods have expired without any action being taken by any competent authority which restrains, prevents, impedes, delays or imposes materially adverse conditions upon this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby or the exercise of control by Euramax U.S. over any of its Subsidiaries.

(iv)          There exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, the Loans or the exercise of control by Euramax U.S. or any of its Subsidiaries over any of its Subsidiaries.

(v)           There exists no claim, action, suit, investigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority which relates to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby or which, if adversely determined, has a reasonable likelihood of having a Material Adverse Effect.

(vi)          There shall not occur as a result of the consummation of any of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby a default (or any event which with the giving of notice or lapse of time or both would be a default) under Contractual Obligations of or relating to any Loan Party or any of its Subsidiaries not being repaid in full and terminated on or prior to the Effective Date except those which could not individually or in the aggregate have a Material Adverse Effect.

(vii)         In the case of Euramax U.S., each Related Document is in full force and effect and the representations and warranties contained therein are true and correct in all material respects.

(m)          Payment in full in cash of all fees, costs, expenses and other Obligations due and payable on or before the Effective Date.

(n)           Evidence in form and substance satisfactory to the Agent that the insurance policies of the type and in the amounts required by Section 6.4 are in full force and effect and showing that the Agent has been named as additional insured or loss payee, as applicable;

(o)           A duly executed Account Designation Letter;

(p)           Such documents as the Agent may reasonably deem necessary to effect the assignment of the rights of the Former Agent and the Former U.K. Trustee to the Agent and/or Wachovia in its capacity as U.K. Trustee, as applicable, in and to the Domestic Mortgages and the U.K. Debentures, each in form and substance reasonably satisfactory to the Agent; and

(q)           Such additional documents, information (including financial information) and materials as any Lender, through the Agent, may reasonably request.

3.2           Additional Conditions Precedent to Effectiveness of this Agreement, the Making of the Initial Loans and the Issuance of Letters of Credit.  The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder and of the Issuer to issue any Letter of Credit hereunder on the Effective Date is subject to the further conditions precedent that:

(a)           The Agent shall have received a true, correct, and complete copy of each Related Document.

(b)           Neither the Agent nor any Lender in its sole judgment shall have determined (i) that since December 31, 2002, there has been any Material Adverse Change or any occurrence or development which has had a Material Adverse Effect, or (ii) that since December 31, 2002, there has occurred any adverse change which the Agent or such Lender deems material in the market for senior debt financings for leveraged acquisitions or in the financial markets generally or (iii) that there is any claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which, if adversely determined, has a reasonable likelihood of having a material adverse effect on any of this Agreement, the other Loan Documents or the transactions contemplated hereby and thereby or a Material Adverse Effect or (iv) that any judgment, order, injunction or other restraint imposes materially adverse conditions upon this Agreement, the other Loan Documents or the transactions contemplated hereby and thereby.

(c)           Nothing contained in any public disclosure made by, or in any information disclosed by, CVC, any Loan Party, or any of their respective Subsidiaries or Affiliates, to any Lender or to the Agent shall lead any Lender or the Agent, in such Lender’s or the Agent’s sole judgment, exercised reasonably, to determine that, and neither any Lender nor the Agent shall have become aware of any fact not disclosed to the Lenders and the Agent which shall lead any Lender or the Agent to determine that, any Loan Party’s or any of its Subsidiary’s condition (financial or otherwise), operations, performance, properties or prospects are different in any material and adverse respect from that derived by such Lender or the Agent from public filings of and information disclosed by CVC, any Loan Party, or any of their respective Subsidiaries or Affiliates.

3.3           Conditions Precedent to the Making of Each Loan and Each Issuance of any Letter of Credit.  The obligation of each Lender to make any Loan (including any Loan being made by such Lender on the Effective Date) and of the Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that:

(a)           The following statements shall be true on the date of such Loan or such issuance, before and after giving effect thereto and to the application of the proceeds therefrom and to such issuance (and the acceptance by any Borrower of the proceeds of such Loan or the issuance of such Letter of Credit shall constitute a representation and warranty by each Loan Party that on the date of such Loan or such issuance such statements are true):

(i)            The representations and warranties of such Loan Party contained in Article IV and of each Loan Party in the other Loan Documents are correct on and as of such date as though made on and as of such date; and

(ii)           No Default or Event of Default exists prior to, or will result from, the making of the Loans, or the issuance of the Letter of Credit, on such date.

(b)           The making of the Loans or the issuance of such Letter of Credit on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

(c)           The Agent shall have received such additional documents, information and materials as the Issuer or any Lender, through the Agent, may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuer and the Agent to enter into this Agreement, each Loan Party represents and warrants as to itself and its Subsidiaries that, on and after the Effective Date:

4.1           Existence; Compliance with Law.  Each Loan Party and each of its Subsidiaries (i) is a corporation duly organized and, other than Richmond Company, is validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) other than Richmond Company, is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate have no Material Adverse Effect; (iii) has all requisite corporate, limited liability company, partnership or other power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (iv) is in compliance with its certificate of incorporation (or equivalent organizational documents) and by–laws (or equivalent governing documents); (v) is in compliance with all other applicable Requirements of Law except for such non–compliances as in the aggregate have no Material Adverse Effect; and (vi) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents or approvals which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or failures which in the aggregate have no Material Adverse Effect.

4.2           Power; Authorization; Enforceable Obligations.  (a)  The execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Loan Documents and each of the Related Documents to which it is a party:

(i)            are within its corporate, limited liability company, partnership or other powers;

(ii)           have been or, at the time of delivery thereof pursuant to Article III, will have been duly authorized by all necessary corporate, limited liability company, partnership or other action, including, without limitation, the consent of shareholders, partners or members where required;

(iii)          do not and will not (A) contravene its or any of its Subsidiaries’ respective certificate of incorporation or by–laws or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any of its Contractual Obligations or any

Contractual Obligations of its Subsidiaries except those which, individually or in the aggregate, the breach, default or termination or acceleration of which could not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any of its property or the property of any of its Subsidiaries, other than those in favor of the Agent pursuant to the Collateral Documents; and

(iv)          do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been or will be, prior to the Effective Date unless otherwise specifically provided in Section 3.1, obtained or made and copies of which have been or will be delivered to the Agent pursuant to Section 3.1, and each of which will be in full force and effect.

(b)           This Agreement, each of the other Loan Documents and each of the Related Documents has been, or will have been upon delivery thereof pursuant to Section 3.1, duly executed and delivered by each Loan Party and each of its Subsidiaries party thereto.  This Agreement and the other Loan Documents are, and each of the Related Documents is, or will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party or any of its Subsidiaries party thereto, enforceable against it in accordance with its terms.

4.3           Taxes.  All federal, state, local and foreign tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Loan Party or any of its Tax Affiliates have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non–payment thereof, except where contested in good faith and by appropriate proceedings if (i) adequate reserves therefor have been established on the books of such Loan Party or such Tax Affiliate in conformity with GAAP and (ii) all such non–payments in the aggregate have no Material Adverse Effect.  Proper and accurate amounts have been withheld by each Loan Party and each of its respective Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.  No Loan Party nor any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges; (ii) agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (iii) any obligation under any written tax sharing agreement other than pursuant to the Tax Allocation Agreement, except such extension, adjustment and/or obligation to which the Agent and Majority Lenders have consented (other than the Group Payment Arrangement with the United Kingdom Inland Revenue with Coated Products U.K. as the nominated company).

4.4           Full Disclosure.  No written statement prepared or furnished by or on behalf of any Loan Party or any of its Subsidiaries or Affiliates in connection with any of the Loan Documents or the Related Documents or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were presented.  All facts known to each Loan Party which are material to an understanding of the financial condition, business, properties or prospects of such Loan Party or its Subsidiaries have been disclosed to the Lenders.

4.5           Financial Matters.  (a)  The consolidated balance sheet of Euramax U.S. and its Subsidiaries as at the end of the Fiscal Year ending December 31, 2002, and the related consolidated statements of income, retained earnings and cash flows of Euramax U.S. and its Subsidiaries for the Fiscal Year then ended, certified by Ernst & Young LLP, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of Euramax U.S. and its consolidated Subsidiaries, as at such dates and the consolidated results of the operations of Euramax U.S. and its consolidated Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b)           Since December 31, 2002, there has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect, it being understood that making Permitted Stock Payments in accordance with the terms hereof shall be deemed not to constitute a Material Adverse Change.

(c)           Neither Euramax U.S. nor any of its Subsidiaries had at December 31, 2002, any material obligation, contingent liability or liability for taxes, long–term leases or unusual forward or long–term commitment which is not reflected in the respective balance sheet at such dates referred to in subsection (a) above or in the notes thereto.

(d)           The unaudited consolidated balance sheet of Euramax U.S. and its consolidated Subsidiaries as of the last day of the fiscal month ending immediately before the Effective Date, a copy of which has been delivered to each Lender, reflects as of such date the consolidated financial condition of Euramax U.S. and its Subsidiaries, and the Projections and assumptions expressed therein, assuming all activities described therein had been accomplished on the dates set forth therein and on the assumptions made therein, were reasonably based on the information available to Euramax U.S. at the time so furnished.

(e)           Each Loan Party is, and on a consolidated basis each Loan Party and its Subsidiaries are, Solvent.

4.6           Litigation.  Except as set forth on Schedule 4.6, there are no pending or, to the knowledge of any Loan Party, threatened actions, investigations or proceedings affecting such Loan Party or any of its Subsidiaries before any court, Governmental Authority or arbitrator, other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.  None of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or the performance of any action by any Loan Party required or contemplated by any of the Loan Documents or the Related Documents is restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of the foregoing or the exercise of control by Euramax U.S. over any other Loan Party or any of their respective Subsidiaries.

4.7           Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

4.8           Ownership; Subsidiaries.  (a)  Set forth on Part 1 of Schedule 4.8 hereto is a complete and accurate list, as of the Effective Date, of all Loan Parties, their respective jurisdictions of organization, the authorized Stock of each Loan Party, the number of outstanding shares of each class of Stock of each Loan Party and the beneficial owners thereof, including any Qualifying Shares.  All of the outstanding Stock of each Loan Party has been validly issued, is fully paid and non–assessable and as of the Effective Date is owned beneficially and of record by each Person specified in Part 1 of Schedule 4.8, in each case free and clear of all Liens other than the Liens granted to the Agent under the Collateral Documents.  No authorized but unissued shares, no treasury shares and, to the best knowledge of each Loan Party, no other outstanding shares of Stock of any Loan Party are subject to any option, warrant, right of conversion or purchase or any similar right, except, in the case of Stock of Euramax U.S., pursuant to the Stockholders Agreement and the organizational documents of Euramax U.S.  There are no agreements or understandings with respect to the voting, sale or transfer of any shares of Stock of any Loan Party, or, to the best knowledge of each Loan Party, any agreement restricting the transfer or hypothecation of any such shares, other than agreements or understandings respecting the transfers of the Stock of Dutch Holdings in connection with the Dutch Holding Company Transaction and, in the case of Stock of Euramax U.S., the Stockholders Agreement, Registration Rights Agreement and the organizational documents of Euramax U.S.

(b)           Set forth on Part 2 of Schedule 4.8 hereto is a complete and accurate list, as of the Effective Date, of all Subsidiaries of each Loan Party (other than Subsidiaries that are Loan Parties listed on Part 1 of Schedule 4.8), the jurisdiction of its organization, the number of shares of each class of Stock authorized, the number of such shares outstanding on the Effective Date, the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party, and the number of any Qualifying Shares.  No Stock of any Subsidiary of any Loan Party is subject to any outstanding option, warrant, right of conversion or purchase or any similar right.  All of the outstanding capital Stock of each such Subsidiary has been validly issued, is fully paid and non–assessable and is owned by such Loan Party, free and clear of all Liens other than the Liens granted to the Agent pursuant to the Collateral Documents.  None of the Loan Parties or their respective Subsidiaries is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any shares of Stock of any Subsidiary of any Loan Party, other than the Loan Documents, the Stockholders Agreement and the Senior Subordinated Indentures.  No Loan Party owns or holds, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person other than such Subsidiaries or another Loan Party or as permitted by Section 7.6.

4.9           ERISA.  (a)  Except as set forth on Schedule 4.9, there are no Plans that are Multiemployer Plans.

(b)           Each Plan and any related trust intended to qualify under Code Section 401 or 501 will be timely filed with the IRS for its determination that each such Plan and related trust is qualified.

(c)           None of the Loan Parties or any of their respective Subsidiaries or ERISA Affiliates, with respect to any Domestic Pension Plan or Foreign Pension Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or Section 302 of ERISA or other applicable law, and all required contributions and benefits have been paid in accordance with the provisions of each such plan.

(d)           There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or proceedings (other than claims for benefits in the normal course), relating to any Plan or Foreign Pension Plan other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.

(e)           No Domestic Pension Plan, individually or in the aggregate with all Domestic Pension Plans, has any unfunded accrued benefit liabilities, as determined by using reasonable actuarial assumptions utilized by such plan’s actuary for funding purposes, exceeding $3,000,000.  Within the last five years no Loan Party or any of its Subsidiaries or ERISA Affiliates has caused a Domestic Pension Plan with any such liabilities to be transferred outside of its “controlled group” (within the meaning of Section 4001(a)(14) of ERISA).

(f)            Except as disclosed on Schedule 4.9, no Plan or Foreign Pension Plan provides for continuing health, disability, accident or death benefits or coverage for any participant or his or her beneficiary after such participant’s termination of employment (except as may be required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary) which would result in the aggregate under all Plans in a liability in an amount which would have a Material Adverse Effect.

(g)           Each Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law, except for non-compliances that in the aggregate would not have a Material Adverse Effect.

4.10         Liens; Indebtedness.  There are no Liens of any nature whatsoever on any properties of any Loan Party or any of its Subsidiaries other than those permitted by Section 7.1.  The Liens granted to the Agent pursuant to the Collateral Documents are fully perfected, first–priority Liens in and to the Collateral covered thereby.  Regardless of the Indebtedness otherwise permitted hereby (including, without limitation, permitted pursuant to Section 7.2, Schedule 7.2(a) lists all Indebtedness of the Loan Parties existing on the Effective Date which would be included within the scope of clauses (a), (b), (c), and (d) of the definition of “Indebtedness” and Indebtedness secured by a purchase money security interest.

4.11         Restricted Payments.  No Loan Party has, since the Effective Date, except as permitted by Section 7.4, (a) declared or made any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Stock, (b) made any payment or distribution on account of any Indebtedness for or in respect of borrowed money except to the extent permitted by this Agreement, including, without limitation, to secure any waiver or consent in respect of any such Indebtedness, (c) purchased, redeemed or otherwise acquired for value or made any payment in respect of any of its Stock or Stock Equivalents, (d) purchased, redeemed, prepaid, defeased or otherwise acquired for value any Indebtedness for or in respect of borrowed money or (e) permitted any of its Subsidiaries to do so.

4.12         No Burdensome Restrictions; No Defaults; Contractual Obligations.       (a)  None of the Loan Parties nor any of their Subsidiaries (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than a Lien granted pursuant to a Loan Document) on the property or assets of any thereof or (ii) is subject to any charter or corporate restriction which has a Material Adverse Effect.

(b)           None of the Loan Parties nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of any Loan Party, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any of its Subsidiaries, other than those defaults which in the aggregate have no Material Adverse Effect.

(c)           No Event of Default or Default has occurred and is continuing.

(d)           There is no Requirement of Law the compliance with which by any Loan Party or any of its Subsidiaries would have a Material Adverse Effect.

(e)           No Subsidiary of any Loan Party is subject to any Contractual Obligation restricting or limiting its ability (i) to transfer its assets to such Loan Party, (ii) to declare or make any dividend payment or other distribution on account of any shares of any class of its Stock or (iii) its ability to purchase, redeem, or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights.

(f)            As of the date hereof, none of the Loan Parties or their respective Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal, or other contractual right, to effect an Investment, or any Contractual Obligation to effect an Asset Sale.

4.13         No Investments.  Except as permitted by Section 7.6, none of the Loan Parties or their respective Subsidiaries is engaged in any joint venture or partnership with any other Person or maintains any other Investment.

4.14         Government Regulation.  (a)  None of the Loan Parties or their respective Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other foreign, federal or state statute or regulation such that its ability to incur Indebtedness is limited, or its ability to consummate the transactions contemplated hereby or by any other Loan Document, or the exercise by the Agent or any Lender of rights and remedies hereunder or thereunder, is impaired.  The making of the Loans by the Lenders, the application of the proceeds and repayment thereof by the Loan Parties or any of them and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of any of the foregoing or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

(b)           No Loan Party or any of its Subsidiaries or any of its or their respective properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any Requirement of Law of any Governmental Authority.

(c)           There is no tax, levy, impost, deduction, charge or withholding imposed by any Governmental Authority either (i) on or by virtue of the execution or delivery of this Agreement, the Notes, any other Loan Document or any other document to be furnished hereunder or (ii) on any payment to be made by any Loan Party or any of its Subsidiaries pursuant to this Agreement, the Notes or any other Loan Document.

(d)           To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Notes or any other Loan Document in any jurisdiction, it is not necessary that this Agreement, the Notes, any other Loan Document or any other document be filed or recorded with any court or other Governmental Authority in any jurisdiction or that any stamp or similar tax be paid on or in respect of this Agreement, the Notes or any other Loan Document.

4.15         Insurance.  All policies of insurance of any kind or nature owned by or issued to any Loan Party or any of its Subsidiaries, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of such Person.  None of the Loan Parties or any of their Subsidiaries has been refused insurance for which it applied or had any policy of insurance terminated.

4.16         Labor Matters.  (a)  There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Loan Party or any of its Subsidiaries, other than those which in the aggregate have no Material Adverse Effect.

(b)           There are no unfair labor practice charges, arbitrations or grievances pending against or involving, or to the knowledge of any Loan Party threatened against, any Loan Party or its Subsidiaries, nor, to the knowledge of any Loan Party, are there any arbitrations or grievances threatened involving any Loan Party or its Subsidiaries, other than those which, in the aggregate, if resolved adversely to such Loan Party or such Subsidiary, would have no Material Adverse Effect.

(c)           Except as set forth on Schedule 4.16, as of the Effective Date, no Loan Party or any of its Subsidiaries is a party to, or has any obligations under, any collective bargaining agreement.

(d)           There is no organizing activity involving any Loan Party or any of its Subsidiaries pending or, to any Loan Party’s knowledge, threatened by any labor union or group of employees, other than those which in the aggregate have no Material Adverse Effect.  There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened with the National Labor Relations Board or similar board or authority in any jurisdiction, and no labor organization or group of employees of any Loan Party or any of its Subsidiaries have made a pending demand for recognition, other than those which in the aggregate have no Material Adverse Effect.

4.17         Force Majeure.  Neither the business nor the properties of any Loan Party or any of its Subsidiaries are currently suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those which in the aggregate have no Material Adverse Effect.

4.18         Use of Proceeds of Loans and Use of Letters of Credit.  (a)  Subject to Section 4.18(c), the proceeds of the Loans are being used solely as follows:

(i)            to refinance any loans outstanding under the Existing Credit Agreement (to the extent any such loans are outstanding) and the costs, fees, and expenses arising on account of such refinancing;

(ii)           for general corporate and working capital purposes; and

(iii)          (A) the making of Permitted Stock Payments in accordance with and subject to the terms hereof (including, without limitation, Section 7.4) and (B) to finance the Proposed Transaction in accordance with and subject to the terms hereof (including, without limitation, Section 7.6(k)).

(iv)          except as otherwise permitted by Article VII, no portion of the proceeds of the Loans will be used by any Borrower or any other Loan Party (A) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, unless directly in connection with the Proposed Transaction, (B) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (C) for any purpose in violation of any applicable law or regulation.

(b)           Subject to Section 4.18(c), the Letters of Credit (upon their being issued) are being used for general corporate and working capital purposes.

(c)           Any other term or provision of this or any other Loan Document to the contrary notwithstanding, each of Euramax U.S., the Borrowers, and the other Loan Parties agrees that no part of the proceeds of any Loans may be used, directly or indirectly, in any manner prohibited by Section 151 of the Companies Act 1985, in any manner constituting unlawful financial assistance (as defined therein), or in any other unlawful manner.

4.19         Environmental Protection.  (a)  Except as disclosed on Schedule 4.19 and except for any matter referred to below that would not reasonably be expected to individually result in Environmental Liabilities and Costs in excess of $500,000 or, when the Environmental Liabilities and Costs to which such Loan Party or such Subsidiary are reasonably likely to be subjected as a result thereof are aggregated with the Environmental Liabilities and Costs to which all Loan Parties and their Subsidiaries are reasonably likely to be subjected as a result of all matters referred to below, would not reasonably be expected to exceed $4,000,000 in the aggregate and no Environmental Lien arises therefrom:

(i)            all Facilities of any Loan Party or any of its Subsidiaries are free from contamination by any Hazardous Material;

(ii)           each Loan Party and each of its Subsidiaries are, and for the past three years have been, in compliance with all Environmental Laws;

(iii)          no Loan Party or any of its Subsidiaries has liabilities with respect to Hazardous Materials, including liabilities associated with contamination from Hazardous Materials, and no facts or circumstances exist which could, in any such case, reasonably be expected to give rise to liabilities with respect to Hazardous Materials;

(iv)          each Loan Party and each of its Subsidiaries has obtained and currently maintains all Environmental Permits necessary for its operations and is in material compliance with such Environmental Permits, and there are no Legal Proceedings pending nor, to the best knowledge of each Loan Party and each of its Subsidiaries, threatened to revoke, terminate or materially modify, or alleging the violation of, such Environmental Permits, and, to the best knowledge of each Loan Party and each of its Subsidiaries, there are no facts, circumstances or conditions that would prevent timely renewal of such Environmental Permits or that are reasonably likely to require Capital Expenditures to obtain renewal;

(v)           no operations at current or past Facilities of a Loan Party or any of its Subsidiaries, nor, to the best knowledge of each Loan Party and its

Subsidiaries, any operations at Facilities of any predecessors of such Loan Party or any of its Subsidiaries, are subject to any pending or, to the best knowledge of each Loan Party or any of its Subsidiaries, threatened legal proceeding, any outstanding written Order or Contract relating to environmental matters, including Environmental Liens, with any Person or to any investigation by a Governmental Authority respecting (A) Environmental Laws, (B) Remedial Action, (C) any Environmental Claim or (D) the Release or threatened Release of any Hazardous Material; and

(vi)          there is not now, nor, to the best knowledge of any Loan Party or any Subsidiary thereof, has there been in the past, at, on, in or under any Facility of any Loan Party or any of its Subsidiaries or, to the best knowledge of any Loan Party or any Subsidiary thereof, any of their predecessors (A) any underground storage tanks or surface tanks or impoundments, (B) any asbestos–containing materials, (C) any polychlorinated biphenyls or (D) any radioactive substances.

(b)           Except as disclosed on Schedule 4.19, no Loan Party or any of its Subsidiaries is a transporter of hazardous waste or the owner or operator of a hazardous waste treatment, storage or disposal facility, as defined under 40 C.F.R. Parts 260-270 or any state, local, territorial or foreign equivalent (“TSDF”); and, to the best knowledge of any Loan Party or any of its Subsidiaries, no Facilities of any Loan Party or any of its Subsidiaries has previously been a TSDF.

(c)           The exceptions set forth on Schedule 4.19 are not reasonably likely to result in the Loan Parties and their Subsidiaries incurring Environmental Liabilities and Costs in excess of $5,000,000 in the aggregate.

(d)           Each Loan Party and each Subsidiary of each Loan Party has provided the Agent copies of all environmental, health or safety inspections, reports, audits, investigations, assessments, analyses and other reports relating to compliance with Environmental Laws at any Facility of any Loan Party or any of its Subsidiaries that are in the possession, custody or control of any Loan Party, any Subsidiary of any Loan Party, or their respective consultants or counsel.

(e)           The representations and warranties set forth in this Section 4.19 constitute the sole and exclusive representations and warranties with respect to environmental matters hereunder.

4.20         Related Documents.  (a)  Except as permitted by Section 7.8, (i) none of the Related Documents has been amended or modified in any respect and no provision therein has been waived, (ii) each of the representations and warranties therein of each Loan Party and, to the knowledge of each Loan Party, each other party thereto, are true and correct in all material respects and (iii) no default or event which with the giving of notice or lapse of time or both would be a default by any Loan Party has occurred thereunder or, to the knowledge of each Loan Party, by any other party thereto.

(b)           Pursuant to each Senior Subordinated Indenture including, without limitation, Articles Eight and Twelve thereof, the Obligations constitute “Senior Debt”

which is “Designated Senior Debt” pursuant to the “Credit Agreement” (as such terms are defined in the Senior Subordinated Indenture) and the holders thereof, each other Secured Party and Guarantied Party are and shall be entitled to all of the rights of the holders of “Senior Debt” which is “Designated Senior Debt” pursuant to the “Credit Agreement” (as so defined), and the Agent shall be entitled to all of the rights of the “Agent” (as defined in the Senior Subordinated Indenture), respectively.

4.21         Intellectual Property.  (a)  Except as otherwise provided in the Collateral Documents, to the best knowledge of each Loan Party after due inquiry, such Loan Party and its Subsidiaries own the entire right, title and interest to, license or otherwise have the right to use all licenses, permits, inventions, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade secrets, know–how, customer lists, computer software, copyrights, copyright applications, franchises, authorizations and other proprietary rights (including, without limitation, all Intellectual Property Collateral as defined in any Collateral Document) material to the operations of their respective businesses as now conducted (hereinafter collectively, “Material Intellectual Property Rights”), without infringement upon or conflict with the rights of any other Person with respect thereto, including, without limitation, all trade names associated with any private label brands of such Loan Party or any of its Subsidiaries, and no claim is pending or to any Loan Party’s knowledge threatened that any of such Loan Party’s Material Intellectual Property Rights is invalid or unenforceable.

(b)           Except as otherwise provided in the Collateral Documents, to the best knowledge of each Loan Party after due inquiry, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any loss or impairment of any of the Material Intellectual Property Rights of any such Loan Party.

(c)           Except as otherwise provided in the Collateral Documents, to the best knowledge of each Loan Party after due inquiry, no slogan or other advertising device, product, process, system, machine, manufacture, method, substance, composition of matter, software, part or component, or other material now made, used, sold, offered for sale, imported, or otherwise employed in the operations of such Loan Party or any of its Subsidiaries, or now contemplated to be made, used, sold, offered for sale, imported, or otherwise employed in the operations of such Loan Party or any of its Subsidiaries, by such Loan Party or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, other than infringements or conflicts the consequences of which, individually or in the aggregate, have no Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or threatened.

4.22         Real Property.  (a)  Each Loan Party and each of its Subsidiaries own good and marketable fee simple absolute title to all of the Real Estate purported to be owned by them, which Real Estate is at the date hereof described in Schedule 4.22(a), and good and marketable title to, or valid leasehold interests in, all other properties and assets purported to be owned by such Loan Party or any of its Subsidiaries, including, without limitation, all property reflected in the latest balance sheet referred to in Section 4.5(a), and none of such properties and assets, including, without limitation, the Real Estate, is subject to any Lien, except Liens granted to the Agent on behalf of and for the ratable benefit of the Secured Parties pursuant to the Loan Documents or permitted thereunder.  Each Loan Party and its Subsidiaries have received all deeds, assignments, waivers, consents, non–disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Loan Party’s and its Subsidiaries’ right, title and interest in and to all such property.

(b)           (i)  As of the date hereof, the Leases currently in effect entered into by any Loan Party or any of its Subsidiaries are described in Schedule 4.22(b); (ii) all Leases described in Schedule 4.22(b) are in full force and effect, unmodified by any writing or otherwise; (iii) all rent, additional rent and/or other charges reserved in or payable under the Leases have been paid to the extent that they are payable to the date hereof; (iv) each Loan Party or any of its Subsidiaries which is a party to any of the Leases enjoys the quiet and peaceful possession of the estate created by that Lease; (v) no Loan Party or any of its Subsidiaries has delivered or received any notices of default under any Leases and are not in default under any of the terms of the Leases and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute a default under the Leases; and (vi) each lessor under the Leases is not in default under any of the terms of the Leases on its part to be observed or performed.

(c)           To the best knowledge of the Loan Parties, all components of all improvements included within the real property owned or leased by any Loan Party or any of its Subsidiaries (collectively, “Improvements”), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair.  To the best knowledge of the Loan Parties, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the real property owned or leased by any Loan Party or any of its Subsidiaries are installed and operating and are sufficient to enable the real property owned or leased by such Loan Party or any of its Subsidiaries to continue to be used and operated in the manner currently being used and operated, and no Loan Party or any of its Subsidiaries has any knowledge of any factor or condition that could result in the termination or material impairment of the furnishing thereof.  No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement not included in the real property owned or leased by any Loan Party or any of its Subsidiaries, other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access.

(d)           All Permits required to have been issued or appropriate to enable all real property owned or leased by any Loan Party or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate have no Material Adverse Effect.

(e)           No Loan Party or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by such Loan Party or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking at any such owned or leased real property or of any sale or other disposition of any real property owned or leased by such Loan Party or any of its Subsidiaries or any part thereof in lieu of condemnation.

(f)            To the best knowledge of the Loan Parties, no portion of any real property owned or leased by any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.  No portion of any real property owned or leased by any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any Governmental Authority.

ARTICLE V

FINANCIAL COVENANTS

As long as any of the Obligations remain outstanding or any of the Commitments are still in effect, unless the Majority Lenders and the Agent otherwise consent in writing, each Loan Party, on its behalf and on behalf of its Subsidiaries, agrees with the Lenders, the Issuer and the Agent that:

5.1           Maximum Leverage Ratio.  Euramax U.S. shall maintain at all times during each Fiscal Quarter set forth below, such maintenance to be evidenced as at the end of each such Fiscal Quarter, on a consolidated basis, a ratio of (a) the sum of Senior Indebtedness of Euramax U.S. and its Subsidiaries plus the Senior Subordinated Notes to (b) EBITDA for Euramax U.S. and its consolidated Subsidiaries determined on the basis of the four Fiscal Quarters ending on the last day of such Fiscal Quarter, in each case not in excess of the ratio set forth below for such Fiscal Quarter:

For the Fiscal Quarter Ending on	Maximum Ratio
September 30, 2003	4.75 to 1.00
December 31, 2003	4.75 to 1.00

March 31, 2004	4.75 to 1.00
June 30, 2004	4.75 to 1.00
September 30, 2004	4.50 to 1.00
December 31, 2004	4.50 to 1.00

March 31, 2005	4.50 to 1.00
June 30, 2005	4.50 to 1.00
September 30, 2005, and each at the end of each Fiscal Quarter thereafter	4.25 to 1.00

5.2           Minimum Fixed Charge Coverage Ratio.  Euramax U.S. shall maintain at the end of each Fiscal Quarter, on a consolidated basis, a ratio of (a) EBITDA less Capital Expenditures for Euramax U.S. and its consolidated Subsidiaries to (b) Fixed Charges, in each case determined on the basis of the four consecutive Fiscal Quarters ending on the date of determination, of not less than 1.15 to 1.00 for such Fiscal Quarter.

5.3           Capital Expenditures.  The aggregate amount of Capital Expenditures made by the Loan Parties and their Subsidiaries during (a) any of the Fiscal Years ending in 2003, 2004, 2005, 2006, 2007, and 2008 shall not be in excess of $14,000,000 for any such Fiscal Year; provided, however, that if the Proposed Transaction is consummated, then the maximum aggregate amount of Capital Expenditures allowed in the Fiscal Year in which such consummation occurs, and in each Fiscal Year thereafter, shall automatically be increased from $14,000,000 to $16,000,000; provided, further, however, that to the extent that actual Capital Expenditures for any Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), the excess of said maximum amount over such actual Capital Expenditures (such excess from any Fiscal Year being a “Cap Ex Carryover”) shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year (but may not be carried over into any succeeding Fiscal Year).

5.4           Interest Coverage Ratio.  Euramax U.S. shall maintain, on a consolidated basis, at the end of each Fiscal Quarter, a ratio of (a) EBITDA of Euramax U.S. and its consolidated Subsidiaries for the immediately preceding four consecutive Fiscal Quarters to (b) the Cash Interest Expense of Euramax U.S. and its consolidated Subsidiaries for such period of not less than 2.00 to 1.00 for such Fiscal Quarter.

ARTICLE VI

AFFIRMATIVE COVENANTS

As long as any of the Obligations remain outstanding or any of the Revolving Credit Commitments are still in effect, unless the Majority Lenders and the Agent otherwise consent in writing, each Loan Party, on its behalf and on behalf of its Subsidiaries, agrees with the Lenders, the Issuer and the Agent that:

6.1           Compliance with Laws, Etc.  Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits; provided, however, that the Loan Parties shall not be deemed in default of this Section 6.1 if all such non–compliances in the aggregate have no Material Adverse Effect.

6.2           Conduct of Business.  Each Loan Party shall (a) conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course and materially consistent with past practice and logical extensions thereof; (b) use, and cause each of its Subsidiaries to use, its reasonable efforts, in the ordinary course and consistent with past practice, to (i) preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with any Loan Party or any of its Subsidiaries and (ii) keep available the services and goodwill of its present employees; (c) preserve, and cause each of its Subsidiaries to preserve, all material registered patents, trademarks, trade names, copyrights and service marks with respect to its business; and (d) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations; provided, however, that, in the case of each of clauses (a) through (d), the Loan Parties shall not be deemed in default of this Section 6.2 if all such failures in the aggregate have no Material Adverse Effect.

6.3           Payment of Taxes, Etc.  Each Loan Party shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith by proper proceedings if adequate reserves therefor have been established on the books of such Loan Party or the appropriate Subsidiary in conformity with GAAP, if all such non–payments in the aggregate have no Material Adverse Effect and, with respect to the Real Estate subject to any Domestic Mortgage, U.K. Debenture or Dutch Mortgage made by any Loan Party, such Loan Party otherwise complies with the provisions thereof.

6.4           Maintenance of Insurance.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates or as otherwise satisfactory to the Agent, in its sole judgment exercised reasonably, and, in any event, all insurance required by any Collateral Document.  All such insurance shall name the Agent and the Lenders as additional insured or loss payees, as the Agent shall determine.

6.5           Preservation of Existence, Etc.  Each Loan Party shall preserve and maintain, and shall cause each of its Subsidiaries to preserve and maintain, its corporate, limited liability company, partnership or other organizational existence, rights (charter and statutory) and franchises, except as permitted under Section 7.5.

6.6           Access.  Each Loan Party shall, at any reasonable time and from time to time at reasonable intervals and, upon reasonable notice, permit the Agent or any of the Lenders, or any agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of such Loan Party and each of its

Subsidiaries, (b) visit the properties of such Loan Party and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of such Loan Party and each of its Subsidiaries with any of their respective officers or directors and (d) communicate directly with such Loan Party’s independent certified public accountants, provided that upon the occurrence and during the continuance of any Default or Event of Default the Agent and each Lender shall have the right to do any of the foregoing at any time and without reasonable notice.  Each Loan Party shall authorize its independent certified public accountants to disclose to the Agent or any Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of such Loan Party or any of its Subsidiaries.

6.7           Keeping of Books.  Each Loan Party shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary.

6.8           Maintenance of Properties, Etc.  Except as permitted by Section 7.5, each Loan Party shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, (i) all of its properties which are used or useful or necessary in the conduct of its business in good working order and condition and (ii) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are used or useful or necessary in the conduct of its business; provided, however, that the Loan Parties shall not be deemed in default of this Section 6.8 if all such failures in the aggregate have no Material Adverse Effect.

6.9           Performance and Compliance with Other Covenants.  Each Loan Party shall perform and comply with, and shall cause each of its Subsidiaries to perform and comply with, each of the covenants and agreements set forth in the Related Documents and under each other Contractual Obligation to which it or any of its Subsidiaries is a party; provided, however, that the Loan Parties shall not be deemed in default of this Section 6.9 if all such failures in the aggregate have no Material Adverse Effect.

6.10         Application of Proceeds.  Each Loan Party shall use the entire amount of the proceeds of the Loans as provided in Section 4.18.

6.11         Financial Statements.  Each Loan Party referred to below shall furnish to the Agent on behalf of the Lenders and the Issuer, in sufficient original copies for the Lenders and the Issuer:

(a)           as soon as available and in any event within 45 days after the end of each month, unaudited consolidated and consolidating balance sheets of Euramax U.S. and its Subsidiaries as of the end of such month and unaudited consolidated and consolidating statements of income, retained earnings and cash flow of Euramax U.S. and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, all prepared in conformity with GAAP and certified by the chief financial officer of Euramax U.S. as fairly presenting the financial condition and results of operations of Euramax U.S. and its Subsidiaries at such date and for such period, subject to year–end audit adjustments and without footnote disclosure, together with (i) a certificate of the chief financial officer of Euramax U.S. stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which Euramax U.S. proposes to take with respect thereto and (ii) a written discussion and analysis by the management of Euramax U.S. of the financial statements furnished in respect of such month;

(b)           as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited consolidated and consolidating balance sheets of Euramax U.S. and its Subsidiaries as of the end of such quarter and unaudited consolidated and consolidating statements of income, retained earnings and cash flow of Euramax U.S. and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all prepared in conformity with GAAP and certified by the chief financial officer of Euramax U.S. as fairly presenting the financial condition and results of operations of Euramax U.S. and its Subsidiaries at such date and for such period, subject to year–end audit adjustments and without footnote disclosure, together with (i) a certificate of the chief financial officer of Euramax U.S. stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which Euramax U.S. proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by Euramax U.S. in determining compliance with all financial covenants contained herein and (iii) a written discussion and analysis by the management of Euramax U.S. of the financial statements furnished in respect of such Fiscal Quarter;

(c)           as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) consolidated balance sheets of Euramax U.S. and its Subsidiaries as of the end of such year and consolidated statements of income, retained earnings and cash flow of Euramax U.S. and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit or as to Euramax U.S. being a going concern by Ernst & Young LLP or other independent public accountants which is a “Big Four” accounting firm, together with (A) a certificate of such accounting firm stating that in the course of the audit of the consolidated financial statements of Euramax U.S. and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, Euramax U.S.’s compliance with all financial covenants contained herein and (C) a written discussion and analysis by the management of Euramax U.S. of the financial statements furnished in respect of such Fiscal Year and (ii) consolidating balance sheets of Euramax U.S. and its Subsidiaries as of the end of such year and consolidating statements of income, retained earnings and cash flow of Euramax U.S. and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP;

(d)           promptly after the same are received by Euramax U.S., a copy of each management letter provided to Euramax U.S. by its independent certified public accountants which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by Euramax U.S. or any of its Subsidiaries; and

(e)           as soon as available and in any event not later than 60 days after the first day of each Fiscal Year, an annual business and financial plan for such Fiscal Year and the next succeeding two Fiscal Years, which plan (with respect to the first Fiscal Year) shall be updated semi–annually, and an annual budget of such Loan Party and its Subsidiaries for such Fiscal Year and the succeeding two Fiscal Years, displaying on a monthly and quarterly basis for the first Fiscal Year and on an annual basis thereafter anticipated balance sheets, forecasted revenues, net income, cash flow, EBITDA, Capital Expenditures and working capital requirements all on a consolidated and consolidating basis.

6.12         Reporting Requirements.  Each Loan Party shall furnish to the Lenders:

(a)           prior to any Asset Sale (other than an Asset Sale arising by reason of the destruction or condemnation of property or the taking of property by eminent domain) anticipated to generate in excess of $1,000,000 in Asset Sales Proceeds (determined in Dollars), a notice (i) describing the assets being sold and (ii) stating the estimated Asset Sales Proceeds in respect of such Asset Sale;

(b)           promptly and in any event within 30 days after any Loan Party or any of its Subsidiaries knows or has reason to know that any ERISA Event has occurred, a written statement of the chief financial officer or other appropriate officer of such Loan Party describing such ERISA Event and the action, if any, which such Loan Party, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by or with the PBGC or the IRS pertaining thereto;

(c)           promptly and in any event within 10 days after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion any Loan Party, any of its Subsidiaries or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Plan, other than those which, in the aggregate, do not have any reasonable likelihood of resulting in a Material Adverse Change;

(d)           promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Loan Party or any of its Subsidiaries, except those which in the aggregate, if adversely determined, would have no Material Adverse Effect;

(e)           promptly and in any event within two Business Days after any Loan Party becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non–performance of, or any default under, any Related Document or any other

Contractual Obligation which is material to the business, prospects, operations or financial condition of such Loan Party and its Subsidiaries taken as one enterprise or (iii) any Material Adverse Change or any event, development or other circumstance which has any reasonable likelihood of causing or resulting in a Material Adverse Change, telephonic or telecopied notice in reasonable detail specifying the nature of the Default, Event of Default, breach, non–performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days;

(f)            promptly after the sending or filing thereof, copies of all reports which any Loan Party sends to its security holders generally, and copies of all reports and registration statements which any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc., or other equivalent body in any relevant jurisdiction;

(g)           promptly after the sending or the receipt thereof, copies of all notices, certificates or reports delivered or received pursuant to any Related Document;

(h)           promptly and in any event within 10 days of any Loan Party or any of its Subsidiaries learning of any of the following, written notice to the Agent of any of the following:

(i)            receipt by such Loan Party or any of its Subsidiaries of notification that any real or personal property of such Loan Party or any of its Subsidiaries is subject to an Environmental Lien; and

(ii)           except any matter referred to below that both would not reasonably be expected individually to result in Environmental Liabilities and Costs in excess of $1,000,000 and would not, when the Environmental Liabilities and Costs to which such Loan Party or such Subsidiary are reasonably likely to be subjected as a result thereof are aggregated with all Environmental Liabilities and Costs to which all Loan Parties and their Subsidiaries are reasonably likely to be subjected as a result of all matters referred to below exceed $5,000,000 in the aggregate in any consecutive 24-month period:

(A)          the Release or threatened Release of any Hazardous Material on or from any Facility of any Loan Party or any of its Subsidiaries and any written communication or report received by such Loan Party or any of its Subsidiaries in connection with or relating to any such Release or threatened Release;
(B)           any notice or claim to the effect that such Loan Party or any of its Subsidiaries is or may be liable under any Environmental Law, including CERCLA, as a result of the Release or threatened Release of any Hazardous Material or violation of any Environmental Law, including the commencement of any Legal Proceeding or investigation alleging a violation of or liability pursuant to any Environmental Law;
(C)           any Remedial Action taken in response to any Release of a Hazardous Material on, under or about any Facility of such Loan Party or any of its Subsidiaries;
(D)          receipt by such Loan Party or any of its Subsidiaries of any notice of violation of, or knowledge by such Loan Party or any of its Subsidiaries that there exists a condition which may result in a violation by such Loan Party or any of its Subsidiaries of, any Environmental Law; or
(E)           any proposed Capital Expenditure or series of related Capital Expenditures in excess of $500,000 in the aggregate by such Loan Party or any of its Subsidiaries intended or designed to meet any new obligation under any Environmental Law.

(i)            upon reasonable written request by any Lender through the Agent, a report providing an update of the status of any issue identified in any notice or report required pursuant to this Section 6.12;

(j)            promptly and in any event within five days after any Loan Party or any of its Subsidiaries knows or has reason to know of any action, investigation, claim or proceeding (including, without limitation, any action or claim that arises out of or is based upon any allegation of infringement of any Intellectual Property or any License, as such terms are defined in the Collateral Documents), whether asserted by or against such Loan Party or any of its Subsidiaries, which, if adversely determined, could result in a Material Adverse Change or could have a Material Adverse Effect, a written statement by a Responsible Officer of such Loan Party describing such action, investigation, claim or proceeding and the action which such Loan Party or Subsidiary proposes to take with respect thereto;

(k)           within two weeks after the occurrence thereof, (i) at the end of each Fiscal Quarter, if EBITDA is less than $50,000,000 for the 12–month period ending on such Fiscal Quarter, unless the Proposed Transaction shall have been consummated before the end of such Fiscal Quarter, in which case the minimum EBITDA requirement for this Section 6.12 (k) shall be $60,000,000, determined on a pro forma basis, or (ii) upon the occurrence of a Default or an Event of Default in connection with the provisions of Article V and at the request of the Agent, (A) new equipment appraisals, assuming an orderly liquidation scenario, of the Equipment of the Loan Parties prepared at the Borrowers’ expense by a third–party appraiser of national standing that is reasonably satisfactory to the Majority Lenders and the Agent; and (B) a new collateral audit conducted at the Borrowers’ expense by the Agent similar in scope to the audits required under Section 6.19;

(l)            within 30 days after the end of each calendar month, a copy of the consolidated Borrowing Base Certificate of the relevant Loan Parties as of the end of such month, furnished to the Agent pursuant to Section 6.22;

(m)          from time to time upon the reasonable request of the Agent, evidence that the insurance required by the terms of the Collateral Documents and by Section 6.4 is in full force and effect;

(n)           the Borrower hereby agrees to send a written monthly report to the Agent, no later than five days after the end of each month, setting forth the notional amount of all obligations by the Counterparties under all Currency Contracts, Interest Rate Contracts and Commodity Hedge Contracts, as the case may be, as of the end of each month;

(o)           once per week, or at such more frequent intervals as the Agent from time to time may request, a list of invoices (“pandlijst”) or other document, each in form and substance reasonably satisfactory to the Agent, in which (i) the Dutch Loan Parties whose Accounts constitute any part of the Borrowing Base declare that their respective Accounts are subject to the Lien granted to the Agent pursuant to the Dutch Collateral Documents and (ii) is listed each Account of such Dutch Loan Parties arising since the date the immediately preceding invoice or other document was delivered to the Agent pursuant to this section; and

(p)           such other information respecting the business, properties, condition, financial or otherwise, or operations of any Loan Party or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

6.13         Leases.  Each Loan Party shall provide the Agent with a copy of each lease of real property to which such Loan Party or any Subsidiary of such Loan Party is then a party, whether as lessor or lessee.  Each Loan Party shall, and shall cause each of its Subsidiaries to:

(i)            comply in all material respects with all of their respective obligations under all of their respective Specified Leases now or hereafter held respectively by them with respect to real property, including, without limitation, paying the rent and all other sums and charges mentioned in, and payable under, the Specified Leases;

(ii)           do all things necessary to preserve and to keep unimpaired its rights under the Specified Leases;

(iii)          not waive, excuse or discharge any of the material obligations of any lessor under any of the Specified Leases without the Agent’s prior written consent in each instance and shall diligently and continuously enforce the material obligations of each lessor under the Specified Leases;

(iv)          not do, permit or suffer any event or omission as a result of which there could occur a default under any of the Specified Leases or any event which,

with the giving of notice or the passage or time, or both, would constitute a default under any of the Specified Leases which could permit any party to any of the Specified Leases to validly terminate that lease (including, without limitation, a default in any payment obligation);

(v)           not cancel, terminate, surrender, modify or amend or in any way alter or permit the alteration of any provision of any of the Specified Leases or agree to any termination, amendment, modification or surrender of any of the Specified Leases without the Agent’s prior written consent in each instance;

(vi)          promptly furnish to the Agent copies of such information and evidence as the Agent may request concerning each Loan Party’s and any of its Subsidiaries’ due observance, performance and compliance with the terms, covenants and conditions of any of the Specified Leases;

(vii)         execute and deliver to the Agent, within five days after request and at such Loan Party’s sole cost and expense, such documents, instruments or agreements as may be required to permit the Agent to cure any default under any of the Specified Leases;

(viii)        obtain and deliver to the Agent within 20 days after written demand by the Agent, an estoppel certificate from the lessor under any of the Specified Leases setting forth (1) the name of the lessee and the lessor thereunder, (2) that such Specified Lease is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (3) the basic rent payable under such Specified Lease, (4) the date to which all rental charges have been paid by the lessee under such Specified Lease, (5) whether a notice of default has been received by the lessor under such Specified Lease which has not been cured, and if such notice has been received, the date it was received and the nature of the default, (6) whether there are any alleged defaults of the lessee under such Specified Lease and, if there are, setting forth the nature thereof in reasonable detail and (7) if the lessee under such Specified Lease shall be in default, the nature of the default;

(ix)           not assign any Leases or sublet any portion of the premises subject to a Domestic Leasehold Mortgage or assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect;

(x)            provide the Agent with a copy of each notice of default under any Specified Lease, including, without limitation, any notice of lessor’s intention to terminate any Specified Lease or to re–enter and take possession of any real property encumbered by a Specified Lease, received by such Loan Party or any Subsidiary of such Loan Party immediately upon receipt thereof and deliver to the Agent a copy of each notice of default sent by such Loan Party or any Subsidiary of such Loan Party under any Specified Lease simultaneously with its delivery of such notice under such Specified Lease;

(xi)           notify the Agent, not later than 30 days prior to the date of the expiration of the term of any Specified Lease, of the intention of such Loan Party or any Subsidiary of such Loan Party to either renew or to not renew any such Specified Lease, and, if such Loan Party or any Subsidiary of such Loan Party intends to renew such Specified Lease, the terms and conditions of such renewal;

(xii)          notify the Agent at least 14 days prior to the date such Loan Party or any Subsidiary of such Loan Party takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier;

(xiii)         with respect to the Leases subject to any Domestic Leasehold Mortgage, comply with the provisions of such Domestic Leasehold Mortgage with respect to the applicable Leases, which provisions shall control; and

(xiv)        to the extent required by the Agent, promptly execute, deliver and record a first–priority Domestic Leasehold Mortgage in favor of the Agent on behalf and for the ratable benefit of the Secured Parties should such Loan Party or any Subsidiary of such Loan Party enter into, renew or be a party to a Lease reasonably designated by the Agent as being material to such Loan Party or such Loan Party and its Subsidiaries taken as a whole, which Lease shall expressly permit the mortgaging thereof to the Agent, contain non–disturbance provisions satisfactory to the Agent and include such other customary lender protections as may be required by the Agent, together with a title insurance policy in an amount reasonably requested by the Agent and a current ALTA survey and surveyor’s certificate in form and substance satisfactory to the Agent.

6.14         New Real Estate.  If, at any time, any Loan Party or any of its Subsidiaries acquires any Real Estate not covered by a Domestic Mortgage, a U.K. Debenture or Dutch Mortgage, such Loan Party or such Subsidiary shall promptly execute, deliver and record a first–priority mortgage or deed of trust in favor of the Agent on behalf and for the ratable benefit of the Secured Parties covering such Real Estate (subordinate only to such Liens as are permitted hereunder), in form and substance satisfactory to the Agent, and provide the Agent, at such Loan Party’s sole cost and expense, with a title insurance policy covering such Real Estate in an amount equal to the purchase price of such Real Estate, a current ALTA survey thereof, a surveyor’s certificate in form and substance satisfactory to the Agent, and a favorable opinion of counsel to the Borrowers in form and substance reasonably satisfactory to the Agent respecting such mortgage or deed of trust.

6.15         Employee Plans.  For each Plan and any related trust hereafter adopted or maintained by any Loan Party intended to qualify under Code Section 401 or 501, such Loan Party shall (i) seek, and cause such of its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Plan is so qualified and (ii) cause such Plan to be so qualified, except where the non–qualification of which would not have a Material Adverse Effect.

6.16         Borrowing Base Determination.  (a)  Subject to Section 6.12(k), and in addition to the requirements of Sections 6.19 and 6.22, each Loan Party that has granted a

Lien on any Collateral shall conduct, or shall cause to be conducted, at its expense, and upon request of the Agent, and present to the Agent for approval, such appraisals, investigations and reviews as the Agent shall reasonably request for the purpose of determining the Borrowing Base, all upon reasonable notice and at such reasonable times during normal business hours and not more than once during any Fiscal Year or, upon the occurrence and during the continuation of a Default or an Event of Default, as often as may be reasonably requested.  Such Loan Party shall furnish to the Agent any information not otherwise required by this Agreement which the Agent may reasonably request regarding the determination and calculation of the Borrowing Base including, without limitation, correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all obligors.

(b)           (i)  Euramax U.S. and each Borrower shall promptly notify the Agent in writing in the event that at any time Euramax U.S., such Borrower or any of their respective Subsidiaries receives or otherwise gains knowledge that either (A) the Borrowing Base has decreased by more than 25% from the Borrowing Base reflected in the most recent Borrowing Base Certificates delivered pursuant to Section 6.22 or (B) the Borrowing Base attributable to any such Borrower and its Subsidiaries has decreased by more than 25% from the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered by the Loan Parties pursuant to Section 6.11; (ii) each of Euramax U.S. and U.S. Operating Co. shall promptly notify the Agent in writing in the event that at any time Euramax U.S., U.S. Operating Co. or any of their respective Subsidiaries receives or otherwise gains knowledge that the U.S. Borrowing Base has decreased by more than 25% from the U.S. Borrowing Base reflected in the most recent Borrowing Base Certificate delivered by U.S. Operating Co. pursuant to Section 6.11; (iii) Euramax U.S. and each Borrower shall promptly notify the Agent in writing in the event that at any time the Swing Loans and Revolving Credit Loans outstanding at such time plus the Letter of Credit Obligations outstanding at such time exceed the Maximum Amount of Revolver Liabilities at such time as a result of any decrease in the Borrowing Base, and the amount of such excess; and (iv) each of Euramax U.S. and U.S. Operating Co. shall promptly notify the Agent in writing in the event that at any time the Swing Loans and Revolving Credit Loans made to U.S. Operating Co. outstanding at such time plus the Letter of Credit Obligations of U.S. Operating Co. outstanding at such time exceed the Maximum Amount of Revolver Liabilities of U.S. Operating Co. at such time as a result of any decrease in the U.S. Borrowing Base, and the amount of such excess.

(c)           The Agent may make test verifications of the Accounts and physical verifications of the inventory in any manner and through any medium that the Agent considers advisable, and each Borrower or other Loan Party that granted a Lien on any Collateral shall furnish all such assistance and information as the Agent may require in connection therewith.  Notwithstanding the foregoing, except upon the occurrence and during the continuation of a Default or an Event of Default, the Agent shall not directly contact (by telephone, mail or otherwise) any customer of any Loan Party in connection with such verifications.

6.17         Fiscal Year.  Each Loan Party shall maintain as its Fiscal Year the period beginning on the Saturday immediately subsequent to the end of the immediately prior Fiscal Year and ending on the last Friday of December of the following calendar year.

6.18         Environmental Matters.  (a)  Each Loan Party shall comply in all material respects and shall cause each of its Subsidiaries to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect.

(b)           If the Agent or the Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law at any Facility of any Loan Party or any of its Subsidiaries, which violation may reasonably be expected to result in Environmental Liabilities and Costs exceeding $1,000,000 individually or in excess of $2,500,000 in any Fiscal Year when aggregated with all Environmental Liabilities and Costs reasonably expected to result from all prior violations of all Loan Parties and their Subsidiaries, or, if any Event of Default occurs, then such Loan Party agrees, upon request from the Agent, to provide the Agent, at such Loan Party’s expense, with such reports, certificates, engineering studies or other written material or data as the Agent or Lenders may reasonably require so as to reasonably satisfy the Agent and Lenders that such Loan Party or such Subsidiary is in material compliance with such Environmental Laws; provided, however, that should any Loan Party fail to provide such reports, certifications, engineering studies or other written material or data within 30 days of the Agent’s request, the Agent, its employees and agents shall have the right, at such Loan Party’s sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to satisfy the Agent and Lenders that such Loan Party or its Subsidiary is in material compliance with such Environmental Laws.  In addition, upon reasonable notice to the applicable Loan Party or Subsidiary thereof, the Agent shall have the right to inspect during normal business hours any real property owned, leased or operated by any Loan Party or any of its Subsidiaries if at any time the Agent or the Lenders have a reasonable basis to believe that there may be such a material violation of Environmental Law.

(c)           Each Loan Party shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Laws, except to the extent contested in good faith and by proper proceedings before a Governmental Authority, or as is appropriate and consistent with good business practice; provided, however, that the Loan Parties shall be deemed not to be in default of this subsection (c) if all such failures by the Loan Parties and their Subsidiaries to take such Remedial Actions or other actions do not subject the Loan Parties and their Subsidiaries to Environmental Liabilities and Costs of $2,500,000 or more in the aggregate.

6.19         Annual Audit.  In addition to the requirements of Sections 6.12(k), 6.16 and 6.22, no more than once in each Fiscal Year, the Agent, or its designees, shall be allowed, at the Borrowers’ expense and at any reasonable time and from time to time during such period, upon reasonable notice, to conduct an audit of the Borrowing Base and U.S. Borrowing Base calculations for the Loan Parties, including an investigation of the Accounts and Inventory of Euramax U.S. and its Subsidiaries.

6.20         Landlord Waivers; Bailee’s Letters.  The Loan Parties shall use reasonable commercial efforts to obtain either Landlord Waivers or Bailee’s Letters for each leasehold, warehouse or supplier where Inventory of any of the Loan Parties is located.

6.21         [Intentionally Omitted].

6.22         Reports Respecting Collateral.  The Loan Parties which have granted a Lien on Collateral shall, within 30 days after the end of each calendar month, furnish to the Agent a consolidated and consolidating Borrowing Base Certificate as of the end of such month, executed by a Responsible Officer of such Loan Parties, together with any accompanying documentation required by the Agent.    During any period during which a Default or Event of Default exists, then, upon the Agent’s request therefor, such Loan Parties shall deliver to the Agent copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to all Accounts listed on any Borrowing Base Certificate and such other matters and information relating to the status of the Accounts of such Loan Parties as the Agent shall reasonably request.  Such Loan Parties shall also furnish such other information pertaining to the Collateral as the Agent may reasonably request from time to time.

6.23         Additional Collateral and Guaranties.  To the extent not delivered to the Agent on or before the Effective Date (including, without limitation, in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party before or after the Effective Date), and, subject to Section 7.6(k)(vi), Euramax U.S. agrees promptly to do, or cause each of its Subsidiaries to do, each of the following, unless otherwise agreed in writing by the Agent:

(a)           deliver to the Agent such duly executed guarantees (including, without limitation, as the case may be, foreign guaranties and similar agreements) and related documents, in each case in form and substance reasonably satisfactory to the Agent and as the Agent deems necessary or advisable in order to ensure that each Person planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Contingent Obligations in respect of any Senior Subordinated Note and each Subsidiary of each Loan Party unconditionally guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Guarantied Obligations or any part thereof for the benefit of the Guarantied Parties;

(b)           deliver to the Agent such duly executed pledges, security agreements, mortgages or deeds of trust, and, if applicable, other documents in the nature of the Collateral Documents (including, without limitation, as applicable, foreign charges, pledges, debentures, mortgages, deeds of pledge, deeds of trust, security agreements and similar documents), in each case in form and substance reasonably satisfactory to the Agent and as the Agent deems necessary or advisable in order to (i) effectively grant to the Agent, for the benefit of the Guarantied Parties or Secured Parties, as applicable, a valid, perfected and enforceable first-priority security interest (or equivalent in a foreign jurisdiction) in the Stock and Stock Equivalents and other debt securities owned by any Person planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations of any Senior Subordinated Note or by any Loan Party or any Subsidiary of any Loan Party and (ii) effectively grant to the Agent, for the benefit of the Guarantied Parties, a valid, perfected and enforceable first-priority security interest (or the equivalent in any non-U.S. jurisdiction) in all property interests and other assets of any Person planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations of any Senior Subordinated Note or of any Loan Party or any Subsidiary of any Loan Party; provided, that, unless (x) Euramax U.S. and the Agent otherwise agree or (y) such pledge or grant can be made without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including, without limitation, any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Loan Party or any Subsidiary thereof be required to pledge in support of the Excluded U.S. Liabilities (i) more than 65% of the outstanding Voting Stock of any direct Foreign Subsidiary of Euramax U.S. or of its Domestic Subsidiaries or (ii) unless such Stock is otherwise held by Euramax U.S. and its Domestic Subsidiaries, any of the Stock of any Foreign Subsidiary of such direct Foreign Subsidiary;

(c)           deliver to the Agent all certificates, instruments and other documents representing all Stock, debt instruments and all other Stock, Stock Equivalents and other debt securities being pledged pursuant to the Loan Documents executed pursuant to clause (b) above, together with (i) in the case of certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of debt instruments and other certificated debt securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d)           to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Agent and the delivery of the Secretary’s or Assistant Secretary’s certificates, good standing certificates, certified articles of incorporation, resolutions, bylaws, and related ancillary documents of the type described in Section 3.1(f), (g), and (i), each in form and substance reasonably satisfactory to the Agent;

(e)           with respect to any parcel of real property, deliver to the Agent all documents respecting such parcel as are described in Section 6.14, each in form and substance reasonably satisfactory to the Agent;

(f)            if requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

ARTICLE VII

NEGATIVE COVENANTS

As long as any of the Obligations remain outstanding or any of the Revolving Credit Commitments are still in effect, without the written consent of the Majority Lenders and the Agent, each Loan Party, on its behalf and on behalf of its Subsidiaries, agrees with the Lenders, the Issuer and the Agent that:

7.1           Liens, Etc.  No Loan Party shall create or suffer to exist, nor shall it permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its or such Subsidiary’s properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for:

(a)           Liens created pursuant to the Loan Documents;

(b)           Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by any Operating Company or any Operating Company Subsidiary in the ordinary course of business which secure its obligations to such Person; provided, however, that (i) such Operating Company or such Operating Company Subsidiary is not in default with respect to such payment obligation to such Person, (ii) such Operating Company or such Operating Company Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof or (iii) all such failures by the Operating Companies and Operating Company Subsidiaries in the aggregate have no Material Adverse Effect;

(c)           Liens (excluding Environmental Liens) on assets (other than Stock or Stock Equivalents) securing taxes, assessments or governmental charges or levies; provided, however, that no Loan Party or any of its Subsidiaries is in default in respect of any payment obligation with respect thereto unless (i) such Loan Party or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate reserves therefor have been established on the books of such Loan Party or Subsidiary in accordance with GAAP and (ii) all such failures in the aggregate have no Material Adverse Effect;

(d)           Liens on assets (other than Stock or Stock Equivalents) incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old–age pensions and other social security benefits;

(e)           (i)  Liens on assets (other than Stock which does not constitute Collateral or Stock Equivalents) securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business and (ii) judgment liens; provided, however, that all such Liens (x) in the aggregate have no Material Adverse Effect and (y) do not secure directly or indirectly judgments in excess of $1,000,000 for all Loan Parties and their Subsidiaries;

(f)            Zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of any Loan Party or any of its Subsidiaries or impair, in any material manner, the use of such property for the purposes for which such property is held by such Loan Party or any such Subsidiary;

(g)           Liens in favor of landlords securing operating leases permitted by Section 7.3;

(h)           Liens existing on the Effective Date in the case of each Loan Party and its Subsidiaries to the extent disclosed on Schedule 7.1;

(i)            Liens on assets of any Operating Company or any Operating Company Subsidiary thereof to secure Capital Financing Indebtedness of such Operating Company or such Operating Company Subsidiary, in each case to the extent such Capital Financing Indebtedness is permitted by Section 7.2(a)(v); provided, however, that (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of construction) of the property subject thereto, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(j)            Any Lien securing the renewal, extension or refunding of any Indebtedness or other obligation secured by any Lien permitted by this Section 7.1 provided that such renewal, extension or refunding is otherwise permitted by this Agreement and the amount of such Indebtedness or other obligation secured by such Lien and the assets subject to such Lien are not increased;

(k)           Any other Lien on assets of any of any Operating Company or any Operating Company Subsidiary (other than Liens on Stock and Environmental Liens), provided that the Fair Market Value of all such assets does not exceed $250,000 in the aggregate and no such Lien secures any Indebtedness; and

(l)            Any right of set–off granted by any of U.K. Operating Co., Ellbee Ltd. or Coated Products U.K. to National Westminster Bank plc, and any Lien created or permitted or suffered to exist by any of such Loan Parties on cash or Cash Equivalents held by National Westminster Bank plc, in each case to the extent securing Permitted Secured U.K. Debt (as defined in clause (B) of the proviso to Section 7.2(a)(xii)), provided that no Default or Event of Default would result therefrom.

7.2           Indebtedness.  (a)  No Loan Party shall create, incur, assume, endorse, be or become liable for, or suffer to exist, nor shall it permit any of its Subsidiaries to create,

incur, assume, endorse, be or become liable for, or suffer to exist, any Indebtedness, directly or indirectly, except:

(i)            Indebtedness and Contingent Obligations in respect of the Obligations or evidenced by a Loan Document;

(ii)           liabilities in respect of taxes, and current liabilities in respect of assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business materially consistent with the past practice of such Loan Party and its Subsidiaries, and Contingent Obligations in respect of indemnities under Contractual Obligations or owing to officers and directors of any Loan Party or its Subsidiaries, in each case to the extent not otherwise prohibited by the Loan Documents and not resulting in a Default or an Event of Default;

(iii)          Indebtedness referred to in clause (k) of the definition of “Indebtedness”;

(iv)          Indebtedness of any Operating Company or any Operating Company Subsidiary arising under any performance bond reimbursement obligation entered into consistent with the past practice of such Operating Company or such Operating Company Subsidiary;

(v)           Indebtedness of any Operating Company or any Operating Company Subsidiary under Capital Financing Indebtedness (including any guaranty by any of the foregoing Loan Parties of any Capital Financing Indebtedness of a Subsidiary of such Loan Party) in an aggregate amount not exceeding $5,000,000 at any one time outstanding for all Operating Companies and all Operating Company Subsidiaries;

(vi)          Intentionally Omitted;

(vii)         Indebtedness of any Loan Party or its Subsidiaries in respect of any judgment, provided that the aggregate amount of all such Indebtedness of the Loan Parties and their Subsidiaries does not exceed $2,000,000 and no such judgment or judgments result in a Default or an Event of Default;

(viii)        Indebtedness of the Loan Parties and their Subsidiaries solely resulting from changes in GAAP or the application of current GAAP to the extent not so applied on the date hereof;

(ix)           in the case of Euramax U.S. and Euramax International Holdings B.V., the Senior Subordinated Notes and, in the case of the Domestic Loan Parties, the subordinated guaranties thereof pursuant to the Senior Subordinated Indenture;

(x)            in the case of each of Amerimax U.K. and Dutch Company, the Indebtedness in respect of the Intercompany Notes issued by such Person;

(xi)           Indebtedness of any Operating Company or any Operating Company Subsidiary to the extent such Indebtedness is existing on the date of this Agreement and the nature thereof, the parties thereto, the amount thereof and the documents therefor are specified on Schedule 7.2(a);

(xii)          Indebtedness owing to other than a Loan Party by any Operating Company or any Operating Company Subsidiary not exceeding $5,000,000 in the aggregate at any time outstanding for all such Persons incurred for the purpose of funding working capital requirements of such Person or for general corporate purposes of such Person, provided that (A) the amount thereof incurred by French Operating Co. and its Subsidiaries shall not exceed in the aggregate $1,000,000 at any time outstanding and (B) no Indebtedness permitted by this clause (xii) shall be secured by a Lien on any property or assets of any Loan Party other than any such Indebtedness owing to National Westminster Bank plc by U.K. Operating Co., Ellbee Ltd. and/or Coated Products U.K. (including any guaranty by any such Loan Party of any such Indebtedness owing to National Westminster Bank plc by another such Loan Party) in an amount not exceeding $2,500,000 in the aggregate at any such time outstanding (“Permitted Secured U.K. Debt”) secured by Liens specifically permitted by Section 7.1(l), provided that no Default or Event of Default would result therefrom;

(xiii)         (A)  Indebtedness of an Operating Company or any Operating Company Subsidiary owing to any Operating Company, any Operating Company Subsidiary or any Subsidiary thereof; and (B) Indebtedness of French Operating Co. or a Subsidiary thereof owing to any other Operating Company or any other Operating Company Subsidiary, as the case may be, in an aggregate principal amount not exceeding, when added to the amount of Indebtedness incurred by French Operating Co. and its Subsidiaries pursuant to clause (xii) above, $5,000,000 in the aggregate at any time outstanding; provided, however, that all such Indebtedness owing to a Loan Party is evidenced by promissory notes pledged pursuant to the applicable Collateral Document;

(xiv)        Indebtedness of the Loan Parties (A) under Currency Contracts permitted under Section 7.11, provided that the aggregate notional amount of the obligations of all Loan Parties under such Currency Contracts shall not exceed $100,000,000 at any time (B) under Interest Rate Contracts permitted under Section 7.11, provided that the aggregate notional amount of the obligations of all Loan Parties under such Interest Rate Contracts shall not exceed $75,000,000 at any time and (C) under Commodity Hedge Contracts permitted under Section 7.11, provided that the aggregate notional amount of the obligations of all Loan Parties under such Commodity Hedge Contracts shall not exceed $50,000,000;

(xv)         All Indebtedness between Loan Parties evidenced by a promissory note pledged to the Agent or U.K. Trustee, as applicable, pursuant to the terms of the Domestic Pledge and Security Agreements or other applicable Collateral Document;

(xvi)        Permitted Existing Indebtedness;

(xvii)       Indebtedness of Home Products owing to AFC (x) incurred solely in connection with the Gutter World Acquisition (as defined in the Existing Credit Agreement) and (y) following a capital contribution by U.S. Operating Co. to Home Products, incurred to maintain the ratio of Indebtedness to equity of Home Products at 4.00 to 1.00; provided, however, that all such Indebtedness is evidenced by promissory notes in which the Agent has a fully perfected first–priority security interest;

(xviii)      Indebtedness assumed in connection with the Proposed Transaction, but only if the Proposed Transaction is consummated in accordance with the terms and conditions hereof (including, without limitation, Section 7.6(k)).

(b)           No Loan Party shall cancel, or permit any of its Subsidiaries to cancel, any claim or Indebtedness owed to it except for adequate consideration and in the ordinary course of business.

7.3           Lease Obligations.  (a)  No Loan Party shall create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under other leases or agreements to lease (other than Capitalized Leases) having an original term of one year or more which would cause the direct or contingent liabilities of all Loan Parties and their respective Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $7,500,000 payable in any period of 12 consecutive months.

(b)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, which (i) such Loan Party or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) such Loan Party or any of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease.

7.4           Restricted Payments.  No Loan Party shall nor shall it permit any of its Subsidiaries to:

(a)           declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of its Stock or Stock Equivalents (including, without limitation, through any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, whether direct or indirect, of any Stock or Stock Equivalent of any Loan Party now or hereafter outstanding) except (i) dividends paid in kind by Euramax on the Preference Shares; (ii) cash or in kind dividends paid by a Loan Party to another Loan Party or by a wholly owned Subsidiary of a Loan Party to such Loan Party; (iii) the distribution by Richmond Company of all of its assets to U.S. Operating Co. in connection with the liquidation of Richmond Company; (iv) the issuance of Qualifying Shares by a Foreign Loan Party or Non–Domestic Subsidiary thereof; (v) cash interest payments on any Intercompany Notes; provided, however, that the proceeds of all such cash interest paid on any Intercompany Note, and all such cash dividends paid to Dutch Company or paid to any of U.K. Holdings, Euramax U.S., Euramax International Holdings B.V., Amerimax U.K. or Euramax are used solely:  (v) to pay any of the Obligations or Guarantied Obligations, (w) to pay taxes and other expenses incurred by such Foreign Holding Company, Amerimax U.K. or Euramax, as the case may be, (x) by Euramax U.S. to redeem or repurchase any Stock of Euramax U.S. owned by any Person who is part of the management of any Loan Party upon such Person’s termination, death or permanent disability, provided that (1) the aggregate amount of such redemptions and repurchases in any 12–month period shall not exceed $3,500,000 and (2) the aggregate amount of such redemptions and repurchases during the term of this Agreement shall not exceed $7,000,000 plus, in the case of each of clauses (1) and (2), the aggregate cash proceeds previously or concurrently paid to Euramax U.S. during such period by any Person or Persons in payment of the purchase price of Stock purchased by such Person or Persons and not applied or required to be applied to any other payment, redemption or repurchase, (y) by Euramax U.S. and Euramax International Holdings B.V. to make regularly scheduled interest payments to the holders of Senior Subordinated Notes if otherwise permitted hereunder and under the terms of the Senior Subordinated Note Indenture; provided, that such payments are not made in contravention of the subordination provisions thereof or of the Senior Subordinated Indenture, or (z) by the Loan Parties to make regularly scheduled interest payments on their respective Intercompany Notes; (vi) in connection with the Permitted Corporate Transactions (to the extent each such Permitted Corporate Transaction is undertaken and consummated in accordance with the terms hereof (including, without limitation, with respect to the Proposed Transaction, Section 7.6(k) (including payments arising as a result of the exercise of appraisers’ and dissenters’ rights (if any)), and, with respect to the Dutch Holding Company Transaction, Section 7.6(l))); and (vii) Permitted Stock Payments; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of or as a result of any Permitted Stock Payment, (B) the Available Credit both before and after the making of each such Permitted Stock Payment shall not be less than $25,000,000, (C) at least 15 days (or such shorter period as may be acceptable to the Agent) before the making of each Permitted Stock Payment, the Agent shall have been furnished in writing a pro forma compliance certificate showing compliance with the financial covenants contained in Article V after giving effect to such Permitted Stock Payment and a reasonable description of the nature of the Permitted Stock Payment, and (D) the aggregate amount of dividends or consideration paid on or after the Effective Date in connection with all Permitted Stock Payments shall not exceed, in the aggregate, $70,000,000.

(b)           (i)  purchase, redeem, prepay, defease or otherwise acquire for value, or make any payment of principal of, or premium or interest on, or other amount on account or in respect of, any Senior Subordinated Note, any Intercompany Note or any other Indebtedness for borrowed money, now or hereafter outstanding, except (A) the Loans, (B) required payments by an Operating Company or Operating Company Subsidiary on Indebtedness specifically permitted by Section 7.2(a) to be incurred by such Operating Company or such Operating Company Subsidiary and (C) regularly scheduled interest payments (x) made by Euramax U.S. or Euramax International Holdings B.V. on the Senior Subordinated Notes, in each case provided that such interest payments are not made in contravention of the subordination provisions thereof or of the Senior Subordinated Indenture and (y) made by any Loan Party on its Intercompany Notes; (ii) pay any fee to any holder of any Senior Subordinated Note for any waiver or amendment or for any other reason with respect to the Senior Subordinated Notes or the Senior Subordinated Indentures; or (iii) make any deposit in respect of any of the foregoing or give notice to any Person thereunder or under any Senior Subordinated Debt Document of its intention to effect any of the foregoing unless the same is revoked prior to its becoming irrevocable pursuant to the terms thereof.

7.5           Mergers, Stock Issuances, Asset Sales, Etc.  (a)  No Loan Party shall sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or properties and no Loan Party shall, nor shall it permit any of its Subsidiaries to merge with any Person other than in connection with a Permitted Corporate Transaction (but only if each such Permitted Corporate Transaction is undertaken and consummated in accordance with the terms hereof (including, without limitation, Section 7.6(k) and (l), as applicable).  Any other provision of this Agreement or any Loan Document to the contrary notwithstanding, each Loan Party hereto acknowledges and agrees, for itself and on behalf of its Subsidiaries, that, until otherwise provided in writing by the U.K. Trustee and the Agent, such Person’s possession of the Stock of Dutch Holdings for whatever reason shall be subject at all times to the Lien granted to the Agent in the Newco U.K. II Share Pledge Agreement.

(b)           Except in connection with the Dutch Holding Company Transaction, no Loan Party shall (i) issue or transfer, or permit any of its Subsidiaries to issue or transfer, any Stock or Stock Equivalents other than any such issuance or transfer (A) by Euramax U.S. of any of its Stock or Stock Equivalents so long as no Change of Control shall result therefrom, (B) by a wholly owned Subsidiary of such Loan Party to such Loan Party and (C) in the case of any Non–Domestic Subsidiary of any Loan Party, of Qualifying Shares or (ii) effect or suffer to occur or exist any Disposition of any Stock or Stock Equivalents of any of its Subsidiaries unless such Disposition is permitted by subsection (c) below.

(c)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, effect, enter into, consummate or suffer to exist any Asset Sale except (i) any Asset Sale consisting of the taking of property by condemnation or eminent domain or the loss or destruction of or damage to any asset or property unless such asset or property has a Fair Market Value in excess of $2,500,000 and (ii) any Asset Sale, excluding any Asset Sale prohibited by Section 7.5(a) or (b), provided that, in any event, (A) in the case of any Asset Sale involving assets or property having a Fair Market Value in excess of $2,500,000 or involving assets or property having a Fair Market Value which, when the Fair Market Value thereof is added to the Fair Market Value of all assets and properties previously subject of an Asset Sale consummated on or after the Effective Date, exceeds $7,500,000, the Majority Lenders and the Agent shall have consented in writing to such Asset Sale and to the terms, conditions and documentation for such Asset Sale, (B) such Asset Sale is for the Fair Market Value thereof and the consideration for such Asset Sale consists solely of cash, payable upon such sale, (C) no Default or Event of Default is continuing or would result therefrom and all Asset Sale Proceeds of such Asset Sale, if received in cash, are applied to the prepayment of the Loans pursuant to Section 2.7 except as otherwise specified therein and, if received in other than cash, are pledged to the Agent pursuant to the Collateral Documents (it being understood that unless the Majority Lenders and the Agent otherwise agree, no Asset Sale consideration shall consist of other than cash) and (D) in the case of any Disposition of any Stock or Stock Equivalents of any Subsidiary, all of the Stock and Stock Equivalents of such Subsidiary is transferred.

(d)           Notwithstanding the foregoing, no Loan Party shall sell or otherwise dispose of, or factor at maturity or collection, or permit any of its Subsidiaries to sell or otherwise dispose of, or factor at maturity or collection, any accounts receivables other than in connection with the Stock of a Subsidiary in an Asset Sale permitted by Section 7.5(c).

7.6           Investments.  No Loan Party shall, directly or indirectly, make or maintain, or permit any of its Subsidiaries to make or maintain, any Investment, except:

(a)           Investments consisting of the Stock of Subsidiaries listed on Schedule 4.8;

(b)           Investments by an Operating Company or an Operating Company Subsidiary in accounts, contract rights and chattel paper (each as defined in the Uniform Commercial Code), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of such Operating Company or such Operating Company Subsidiary;

(c)           loans or advances to employees of an Operating Company or an Operating Company Subsidiary, which loans and advances shall not exceed $1,000,000 outstanding at any time in the aggregate for all Operating Companies and Operating Company Subsidiaries;

(d)           Investments by an Operating Company or an Operating Company Subsidiary in Cash Equivalents up to an aggregate of $10,000,000 over any consecutive three–Business Day period;

(e)           Investments by a Loan Party in (i) Currency Contracts or Interest Rate Contracts permitted by Section 7.2(a)(xiv) or (ii) Commodity Hedge Contracts permitted by Section 7.11;

(f)            Investments by U.S. Operating Co. or an Operating Company Subsidiary thereof consisting of cash collateral for the payment of workers’ compensation in an amount not to exceed $1,000,000 in the aggregate for U.S. Operating Co. and its Operating Company Subsidiaries;

(g)           Investments consisting of loans permitted by clauses (x), (xiii), (xv), (xvi) and (xvii) of Section 7.2(a);

(h)           Investments in property, plant and equipment to the extent not otherwise prohibited by the terms of any Loan Document and subject to the provisions of Sections 6.13 and 6.14 and the terms of the Collateral Documents;

(i)            Investments constituting Asset Sale Proceeds to the extent the same are permitted by Section 7.5(c), provided that each day on which any Loan Party or its Subsidiaries received any payment thereunder the amount thereof, if received in cash, is applied to the Loans in accordance with Section 2.7(d) and, if received in other than cash, is pledged to the Agent under the applicable Collateral Document;

(j)            Investments (i) in Stock or Stock Equivalents of any Person, (ii) consisting of a redemption by Euramax U.S. or Euramax International Holdings B.V. in respect of the Senior Subordinated Notes (if otherwise permitted by this Agreement), or (iii) consisting of the acquisition of assets of any Person by any Loan Parties, to the extent a first-priority, perfected security interest (or equivalent reasonably satisfactory to the Agent) and guaranty is granted by the Loan Parties (including, without limitation, any Person that becomes a Loan Party as a result of such acquisition) on such assets for the benefit of the Agent, the U.K. Trustee, or the Lenders (as applicable) in accordance with Section 6.23, provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of or as a result of any such Investment, (B) the aggregate amount of all such Investments does not exceed $30,000,000, (C) the Available Credit both before and after such Investment shall not be less than $20,000,000, (D) the Agent shall have been furnished a pro forma compliance certificate showing compliance with the financial covenants contained in Article V after giving effect to such Investment and (E) no such Investment shall be made directly or indirectly in any “margin stock” (as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System);

(k)           Investments consisting of the acquisition by the Proposed Transaction Acquisition Subsidiary of Stock of the Proposed Transaction Target in connection with the Proposed Transaction; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or as a result of such acquisition, (ii) the Available Credit both before and after the making of such acquisition shall not be less than $25,000,000, (iii) at least 15 days before the consummation of such acquisition (or such shorter period as may be acceptable to the Agent), the Agent shall have been furnished in writing a pro forma compliance certificate showing compliance with the financial covenants contained in Article V after giving effect to such acquisition, (iv) the Agent shall have received copies of the Proposed Transaction Documents and, as evidenced in a writing from the Agent, shall have found them reasonably satisfactory, (v) the aggregate amount of consideration paid in connection with the Proposed Transaction shall not exceed $44,000,000 (including, without limitation, the Fair Market Value of any non-monetary consideration paid and the amount of any liabilities with respect to borrowed money (including, without limitation, with respect to any capital leases) assumed by Euramax U.S. or any of its Subsidiaries pursuant to the Proposed Transaction), and (vi) with respect to any Person who, because of the Proposed Transaction, becomes a Subsidiary of Euramax U.S., all documents described by Section 6.23 shall have been duly executed by such Person (as required under Section 6.23) and delivered to the Agent, each in form and substance reasonably satisfactory to the Agent, within (A) if the tender offer related thereto resulted in the acquisition of 80% or more of the Stock of the Proposed Transaction Target, 10 Business Days after the Proposed Transaction Target becomes a Subsidiary of Euramax U.S., or (B) if such tender offer resulted in the acquisition of less than 80% of the Stock of the Proposed Transaction Target, 75 days after the Proposed Transaction Target becomes a Subsidiary of Euramax U.S.;

(l)            Investments made by Euramax U.S. in Euramax International Holdings B.V. in connection with the Dutch Holding Company Transaction, in each case consisting of the contribution of shares of Stock of Euramax European Holdings B.V. by Euramax U.S. to Euramax International Holdings B.V.;

(m)          Investments constituting the organization or formation of a Person which will, upon such organization or formation, be a Subsidiary of Euramax U.S., but only to the extent the requirements of Section 6.23 are satisfied with respect to such Person.

7.7           Change in Nature of Business or in Capital Structure.  (a)  No Loan Party shall make, nor shall it permit any of its Subsidiaries to make, any material change in the nature or conduct of its business as carried on at the Effective Date, except (i) logical extensions of its business and (ii) if the core business of such Loan Party does not materially change from that on the Effective Date.  Each of the Lenders and the Agent agrees that the consummation of the Proposed Transaction shall not be prohibited by the terms of this Section 7.7(a).

(b)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, make any change in its capital structure (including, without limitation, in the terms of its outstanding Stock) or amend its certificate of incorporation or by–laws (or their foreign equivalents), other than (i) amendments made directly in connection with and for purposes of a Permitted Corporate Transaction, (ii) changes in its capital structure specifically permitted by Section 7.6, and (iii) amendments and changes which, in the aggregate, have no Material Adverse Effect.

7.8           Modification of Related Documents and Material Agreements.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of or permit any breach or default to exist under any Related Document to which it is a party or take or fail to take any action thereunder, except that any Related Document may be amended to the extent such amendment relates solely to the provisions therein related to the equity of Euramax U.S. or Euramax, provided that such amendment does not result in a Default or an Event of Default and is not otherwise prohibited by the Loan Documents; or (b) terminate or waive any of their respective rights under, or fail to comply in all material respects with, any other material Contractual Obligations, except that (i) with respect to any such failure to comply with any Contractual Obligation other than any of the Related Documents, the Loan Parties shall not be deemed in default of this Section 7.8 if all such failures in the aggregate would have no Material Adverse Effect and (ii) in the event of any breach or event of default by a Person other than the Loan Parties or any of their Subsidiaries, the Loan Parties shall promptly notify the Agent of any such breach or event of default and take all such action as may be reasonably necessary in order to endeavor to avoid having such breach or event of default have a Material Adverse Effect.

7.9           Accounting Changes.  The Loan Parties shall not make, nor permit any of their Subsidiaries to make, any change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Lenders and the Agent.

7.10         Transactions with Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, do any of the following:

(i)            make any Investment in an Affiliate of any Loan Party other than as permitted by Section 7.6(a), (c), (g), (k), and (l);

(ii)           transfer, sell, lease, assign or otherwise dispose of any asset (including, without limitation, make cash payments) to any Affiliate of any Loan Party, including any Subsidiary of any Loan Party other than (x) in connection with a Permitted Corporate Transaction or the Permitted Stock Payments and (y) except during the continuance of any Default or Event of Default (where such payments shall not be permitted), the payment by Euramax U.S. to the Advisor of, in each case pursuant to and in accordance with the terms of the Advisory Agreement, (A) a one-time fee of $1,450,000 payable on or after the Effective Date and relating to the entering into of this Agreement and an additional one-time fee payable on or after the date of the consummation of the Proposed Transaction in an amount equal to 1% of the consideration paid in connection therewith (as the term “consideration” is determined in accordance with Section 7.6(k)), (B) annual advisory fees in an amount not exceeding for any Fiscal Year the greater of (x) $600,000 or (y) the lesser of (1) $1,000,000 and (2) 1% of the “Consolidated EBITDA” (as defined in the Advisory Agreement and determined in accordance with such Advisory Agreement by Advisor and Euramax U.S.) of Euramax U.S. and its Subsidiaries, (C) transaction fees paid in connection with the consummation of any Investment permitted under Section 7.6(j) or any Asset Sale permitted under Section 7.5(c)(ii) in an amount equal to 1% of the amount of such Investment or, as the case may be, the Fair Market Value of the assets and properties subject to such Asset Sale, (D) transaction fees payable in connection with equity financing transactions pursuant to which Euramax U.S. issues its Stock for purposes of raising new capital, and (E) any other transaction fees payable under the Advisory Agreement as may be consented to by the Majority Lenders.

(iii)          merge into or consolidate with or purchase or acquire assets from any Affiliate of any Loan Party or of any Subsidiary of any Loan Party other than in connection with a Permitted Corporate Transaction;

(iv)          repay any Indebtedness to any Affiliate of any Loan Party except to the extent specifically permitted by Section 7.4(b)(i) and Indebtedness permitted by Section 7.2(a)(xiii); or

(v)           enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of any Loan Party or any of its Subsidiaries (including, without limitation, employment contracts or contracts involving the payment of management or consulting fees, guaranties and assumptions of obligations of any such Affiliate, except for (A) transactions in the ordinary course of business on a basis no less favorable to such Loan Party or such Subsidiary as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate, as determined by the Board of Directors (or equivalent governing body) of such Loan Party or such Subsidiary acting in good faith, (B) salaries and other employee compensation and benefits to officers or directors of any Loan Party or any of its Subsidiaries commensurate with compensation and benefit levels of companies engaged in a similar business or in similar circumstances or (C) the execution and delivery of the Related Documents and the consummation of the transactions contemplated thereby.

7.11         Adverse or Speculative Transactions.  The Loan Parties shall not, nor shall they permit any of their Subsidiaries to, (a) enter into or be a party to any transaction or Contractual Obligation the performance of which in the future has any reasonable likelihood of resulting in a breach of any representation or covenant contained herein or in any other Loan Document or give rise to a Default or Event of Default; or (b) engage in any speculative transaction or in any transaction involving commodity options or futures contracts, except for (i) Currency Contracts and Interest Rate Contracts permitted by Section 7.6(e) and (ii) Commodity Hedge Contracts.

7.12         Environmental Matters.  No Loan Party shall, nor shall it permit any of its Subsidiaries or, to the extent practicable, any other Person to, dispose of any Hazardous Material by placing it on or under the ground or in waters of any Facility of a Loan Party or any of its Subsidiaries, except to the extent that such disposal is permitted pursuant to Environmental Laws or Environmental Permits and where the result of all such disposals could not reasonably be expected to subject the Loan Parties and their Subsidiaries to Environmental Liabilities and Costs of in excess of $2,500,000 in the aggregate in any Fiscal Year, and it being understood that in any event no Loan Party or any of its Subsidiaries shall obtain a permit for a hazardous waste treatment, storage or disposal facility, as defined under 40 C.F.R. Parts 260–270 or any state, local, territorial or foreign equivalent, without the prior written approval of the Agent.

7.13         Additional Provisions Regarding Asset Ownership of Certain Euramax Entities.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(a)           Euramax shall not own any operating assets other than (i) the Intercompany Notes issued in its favor and (ii) the Stock of U.K. Holdings, the Stock of Newco U.K. II and 25.8% of the Stock of French Operating Co.;

(b)           U.K. Holdings shall not own any operating assets other than the Stock of U.K. Company;

(c)           Dutch Holdings shall not own any operating assets other than the Stock of Dutch Company, 74.2% of the Stock of French Operating Co. and any Intercompany Note issued in its favor;

(d)           U.K. Company shall not own any operating assets other than the Stock of U.K. Operating Co.;

(e)           Dutch Company shall not own any operating assets other than the Stock of Dutch Operating Co.;

(f)            Dutch Operating Co. shall not own any operating assets other than the Stock of Coated Products B.V.

(g)           Richmond Company shall not acquire any operating assets or willfully incur any further liabilities;

(h)           Euramax U.S. shall not own any operating assets other than (i) all of the Stock of Newco U.K., (ii) all of the Stock of U.S. Operating Co. and (iii) all of the Stock of Euramax International Holdings B.V.;

(i)            Newco U.K. shall not own any operating assets other than all of the Stock of Amerimax U.K. and Euramax;

(j)            Newco U.K. II shall not own any operating assets other than (i) the Stock of Dutch Holdings and (ii) any promissory notes issued to Newco U.K. II in connection with the Dutch Holding Company Transaction;

(k)           Euramax International Holdings B.V. shall not own any operating assets other than Stock of Dutch Holdings received pursuant to the Dutch Holding Company Transaction and any Intercompany Note issued in its favor; and

(l)            AFC shall not own any operating assets except any Intercompany Note issued in AFC’s favor.

ARTICLE VIII

EVENTS OF DEFAULT AND CASH COLLATERAL

8.1           Events of Default.  Each of the following events shall be an Event of Default:

(a)           Any Loan Party shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, any Loan, any fee, any other amount due hereunder or under the other Loan Documents or other of the Obligations when the same becomes due and payable;

(b)           Any representation or warranty made or deemed made by any Loan Party, or any Affiliate of any Loan Party, in any Loan Document or by any Loan

Party or any Affiliate of any Loan Party (or any of their respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(c)           Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.1 or in Articles V, VI or VII or in any Collateral Document or any Guaranty (subject to any lapse of time or notice requirement set forth in such Collateral Document or Guaranty) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for five days after the earlier of the date on which (A) a Responsible Officer of any Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to any Loan Party by the Agent or any Lender;

(d)           (i) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness of such Loan Party or Subsidiary having a principal amount of $2,000,000 or more (excluding Indebtedness evidenced by the Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment not otherwise prohibited pursuant to this Agreement), or any Loan Party or any of its Subsidiaries shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof;

(e)           Any Loan Party or any of its Subsidiaries (i) shall generally not pay its debts as such debts become due, (ii) shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee–administrator or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against, but not by, any Loan Party or its Subsidiaries (other than, in relation to administration proceedings, Euramax, U.K. Holdings, U.K. Operating Co. or any Subsidiary of any such Loan Party incorporated or organized under the laws of England and Wales), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or (v) any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e) (each event referred to in this subsection (e) being a “Bankruptcy Event”); or (vi) any Loan Party shall cease to be Solvent;

(f)            Any judgment or order for the payment of money in excess of $2,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)           An ERISA Event shall occur which has a reasonable possibility of a liability, deficiency or waiver request of Euramax U.S. or any ERISA Affiliate, whether or not assessed, that could reasonably be likely to have a Material Adverse Effect;

(h)           Any Loan Party or any of its Subsidiaries shall have entered into any consent or settlement decree or agreement or similar arrangement with a Governmental Authority or any judgment, order, decree or similar action shall have been entered against any Loan Party or any of its Subsidiaries, in either case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material and, in connection with all the foregoing, any Loan Party or any Subsidiary thereof is likely to incur Environmental Liabilities and Costs in excess of $2,500,000 individually or the Loan Parties and their Subsidiaries are likely to incur Environmental Liabilities and Costs in excess of $5,000,000 in the aggregate;

(i)            Any provision of any Collateral Document or any Guaranty after delivery thereof under Section 3.1 shall for any reason cease to be valid and binding on any Loan Party thereto, or any Loan Party shall so state in writing; or any Collateral Document after delivery thereof pursuant to Section 3.1 shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby, or such Lien shall cease to be a perfected and first–priority Lien, or any Loan Party shall so state in writing;

(j)            Any Loan Party or any Subsidiary of any Loan Party shall (i) purchase, redeem, pay, prepay, defease or otherwise acquire for value, or pay any principal of, or premium on, or other amount of, any Senior Subordinated Note, or pay any interest thereunder other than regularly scheduled interest payments thereon made by Euramax U.S. and Euramax International Holdings B.V. to the extent such interest payments are not made in contravention of the subordination provisions set forth in the Senior Subordinated Indenture, (ii) pay any fee to any holder of any Senior Subordinated Note for any waiver or amendment or for any other reason with respect to the Senior Subordinated Notes or the Senior Subordinated Indentures, (iii) make any payment of principal of or premium or interest on any Intercompany Note other than regularly scheduled interest payments made on the Intercompany Notes or (iv) make any deposit in respect of any of the foregoing or give notice to any Person thereunder or under any Senior Subordinated Debt Document of its intention to effect any of the foregoing unless such notice is revoked before the same shall become irrevocable pursuant to the terms of such Senior Subordinated Debt Document;

(k)           There shall occur any default or event which but for the requirement that notice be given or time elapse or both would be a default under any Senior Subordinated Debt Document, any Currency Contract, Interest Rate Contract or any Commodity Hedge Contract;

(l)            (i)  Euramax shall fail to own of record and beneficially (A) all of the outstanding Stock and Stock Equivalents of U.K. Holdings or Newco U.K. II except, in each case, Stock and Stock Equivalents owned in the name of the U.K. Trustee or its nominee and Qualifying Shares or (B) 25.8% of the Stock and Stock Equivalents of French Operating Co. other than Qualifying Shares; (ii) U.K. Holdings shall fail to own of record and beneficially all of the outstanding Stock and Stock Equivalents of U.K. Company, except, in each case, Stock and Stock Equivalents owned in the name of the U.K. Trustee or its nominee and Qualifying Shares; (iii) U.K. Company shall fail to own of record and beneficially all of the outstanding Stock and Stock Equivalents of U.K. Operating Co., except, in each case, other than Stock and Stock Equivalents owned in the name of the U.K. Trustee or its nominee and Qualifying Shares; (iv) Dutch Holdings shall fail to own of record and beneficially all of the outstanding Stock and Stock Equivalents of Dutch Company except Stock and Stock Equivalents owned in the name of the U.K. Trustee or its nominee and Qualifying Shares; (v) Dutch Company shall fail to own of record and beneficially all of the outstanding Stock and Stock Equivalents of Dutch Operating Co., other than Qualifying Shares; (vi) Dutch Holdings shall fail to own of record and beneficially 74.2% of the outstanding Stock and Stock Equivalents of French Operating Co. other than Qualifying Shares; (vii) Euramax U.S. shall fail to own of record and beneficially all of the outstanding Stock and Stock Equivalents of U.S. Operating Co., Euramax International Holdings B.V., Newco U.K. except, in the case of Newco U.K., Stock and Stock Equivalents owned in the name of the U.K. Trustee or its nominee and, in each case, Qualifying Shares; (viii) Newco U.K. shall fail to own all of the outstanding Stock and Stock Equivalents of Euramax and Amerimax U.K.; or (ix) Newco U.K. II shall fail to own all of the outstanding Stock and Stock Equivalents of Dutch Holdings, other than Qualifying Shares and the Stock transferred in connection with or pursuant to the Dutch Holding Company Transaction, in each case referred to in subclauses (i) through (ix) of this subsection (l), free and clear of all Liens except the Lien in favor of the Agent or the U.K. Trustee (or its nominee) for the ratable benefit of the Lenders;

(m)          There shall occur any Change of Control; or

(n)           Any Governmental Authority or any Person acting or purporting to act under or on behalf of any Governmental Authority shall have taken any action to condemn, seize, appropriate, compulsorily acquire, expropriate, nationalize, or assume custody or control of, all or any substantial part of the Stock or Stock Equivalents of, or any property or assets owned by, any Loan Party.

8.2           Remedies.  If there shall occur and be continuing any Event of Default, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrowers, declare the obligation of each Lender to make Loans and the Issuer to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrowers, declare the Loans, all interest thereon and all other amounts and other Obligations payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, however, that upon the occurrence of the Event of Default specified in subparagraph (e) or (j) above, (A) the obligation of each Lender to make Loans and the Issuer to issue Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts and other Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party.  In addition to the remedies set forth above, the Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

8.3           Implementation of Reallocation.  On the first date on which any Bankruptcy Event shall occur in respect of any Loan Party, (i) the Revolving Credit Commitments and the obligation of the Issuer to issue Letters of Credit shall automatically and without further act be terminated as provided in Section 8.2 and (ii) the Lenders shall automatically and without further act be deemed to have purchased participations in the Loans such that as a result of such deemed purchases, such Lender shall hold an interest in every one of the Loans (including the principal, interest and fee obligations of each Borrower in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s Reallocation Percentage thereof.  Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 10.7 and each Borrower and each other Loan Party hereby consents and agrees to the Reallocation Exchange.

8.4           Actions in Respect of Letters of Credit.  (a)  On the Revolving Credit Termination Date, each Borrower shall pay to the Agent in immediately available funds at the Agent’s Payment Office, for deposit in a special non–interest–bearing cash collateral account (the “L/C Cash Collateral Account”) to be maintained with and in the name of the Agent on behalf of the Secured Parties at such place as shall be designated by the Agent, an amount equal to all outstanding Letter of Credit Obligations of such Borrower.

(b)           Each Borrower hereby pledges, and grants to the Agent a Lien on all of its right, title and interest in and to all funds held in the L/C Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all amounts due and to become due to the Lenders and Issuers under the Loan Documents.

(c)           The Agent may, from time to time after the occurrence and during the continuance of any Event of Default, and may at any time after funds are deposited in the L/C Cash Collateral Account pursuant to Section 2.7, apply funds then held in the L/C Cash Collateral Account to the payment of any amounts, in such order as the Agent may elect, as shall have become or shall become due and payable to the Issuers or Lenders in respect of the Letter of Credit Obligations.

(d)           No Borrower or any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the L/C Cash Collateral Account.

(e)           Each Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the L/C Cash Collateral Account or any funds held therein or (ii) create or permit to exist any Lien upon or with respect to the L/C Cash Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement or the Collateral Documents.

(f)            The Agent may also exercise, in its sole discretion, in respect of the L/C Cash Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time, and the Agent may, without notice except as specified below, sell the L/C Cash Collateral Account or any part thereof in one or more sales, at public or private sale, at any of the Agent’s offices or elsewhere, for cash, or credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.  Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of the L/C Cash Collateral Account, regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(g)           Any cash held in the L/C Cash Collateral Account, and all cash proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the L/C Cash Collateral Account, may, in the discretion of the Agent, then or at any time thereafter be applied (after all payments provided for in Section 8.4(c), the expiration of all outstanding Letters of Credit and the payment of any amounts payable pursuant to Section 10.4) in whole or in part by the Agent against all or any part of the other Obligations in such order as the Agent shall elect, provided that cash deposited by Dutch Company, Dutch Operating Co. or U.K. Operating Co. shall be applied only to their respective Guarantied Obligations, respectively.  Any surplus of such cash or cash proceeds held by the Agent and remaining after the indefeasible cash payment in full of all of the Obligations shall be paid over to the applicable Borrower or to whomsoever may be lawfully entitled to receive such surplus.

8.5           Application of Payments.  After the occurrence and during the continuance of an Event of Default, the Loan Parties hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that the Agent may, and shall upon either (A) the written direction of the Majority Lenders or (B) the acceleration of the Obligations pursuant to Section 8.2, apply all payments in respect of any Obligations and all other proceeds of Collateral in the following order:

(a)           first, to pay interest on and then principal of any portion of the Revolving Credit Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrowers;

(b)           second, to pay interest on and then principal of any Swing Loan;

(c)           third, to pay Obligations in respect of any expense reimbursements or indemnities then due the Agent;

(d)           fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuer;

(e)           fifth, to pay Obligations in respect of any fees then due to the Agent, the Lenders and the Issuers;

(f)            sixth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(g)           seventh, to pay or prepay principal payments on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.4, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts and Obligations owing with respect to Currency Contracts and Commodity Hedge Contracts; and

(h)           eighth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through eighth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Agent’s, the Issuer’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses.  The order of priority set forth in clauses first through eighth of this Section 8.5 (but not the order of any items within such clauses) may at any time and from time to time be changed by the agreement of the Majority Lenders without necessity of notice to or consent of or approval by any Loan Party that is not a Lender or the Issuer, or any other Person.  The order of priority set forth in clauses first through fifth of this Section 8.5 (but not the order of any items within such clauses) may be changed only with the prior written consent of the Agent in addition to the Majority Lenders.

ARTICLE IX

THE AGENT

9.1           Authorization and Action.  (a)  Each Lender and the Issuer hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Without limitation of the foregoing, each Lender and the Issuer hereby authorizes the Agent (i) to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is or is to be a party and (ii) to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.

(b)           As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders, the Issuer, the Agent, and all holders of Notes; provided, however, that the Agent shall not be required to take any action which the Agent in good faith believes exposes it to personal liability or is contrary to this Agreement or applicable law.  The Agent agrees to give to each Lender and the Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

9.2           Agent’s Reliance, Etc.  None of the Agent or any of its Affiliates or any of the directors, officers, agents or employees of the Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, (a) the Agent (i) may treat the payee of any Note as the holder thereof until such note has been assigned in accordance with Section 10.7, (ii) may rely on the Register to the extent set forth in Section 10.7(c) and (iii) may consult with legal counsel (including, without limitation, counsel to any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; and (b) the Agent (i) makes no warranty or representation to any Lender and shall not be responsible to any Lender or the Issuer for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents, (ii) shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of any Loan Party or to inspect the property (including, without limitation, the books and records) of any Loan Party, (iii) shall not be responsible to any Lender or the Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto and (iv) shall not incur any liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

9.3           The Agent and Its Affiliates.  With respect to its Commitments, the Loans made by it, each Note issued to it and its other agreements hereunder, Wachovia shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia Bank in its individual capacity.  Wachovia and any of its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Loan Party or any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any of its Subsidiaries, all as if Wachovia were not the Agent, and without any duty to account therefor to the Lenders.

9.4           Lender Credit Decision.  Each Lender and the Issuer acknowledges that it has, independently and without reliance upon the Agent, any other Lender or the Issuer, and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuer also acknowledges that it will, independently and without reliance upon the Agent, any Lender or the Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

9.5           Indemnification.  The Lenders and the Issuer agree to indemnify each Indemnitee (to the extent not reimbursed by the Borrowers or other Loan Parties), ratably according to the respective amounts of the aggregate of their outstanding Loans and unused Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, such Indemnitee in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Indemnitee under this Agreement or the other Loan Documents; provided, however, that neither the Issuer nor any Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender and the Issuer agrees to reimburse each Indemnitee promptly upon demand for its ratable share of any out–of–pocket expenses (including, without limitation, fees and disbursements of legal counsel) incurred by such Indemnitee in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Indemnitee is not reimbursed for such expenses by any Loan Party.

9.6           Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and Euramax U.S.  Upon any such resignation by the Agent, the Majority Lenders shall have the right to appoint a successor Agent, subject to Euramax U.S.’s approval of such successor, which approval shall not be unreasonably withheld.  If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuer, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000, and which successor shall be subject to Euramax U.S.’s approval, which approval shall not be unreasonably withheld.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.7           U.K. Documents.  The provisions of this Article IX shall apply, mutatis mutandis, to the appointment of the U.K. Trustee in respect of the U.K. Collateral Documents and the U.K. Guaranties as if references to the “Agent” were to the U.K. Trustee.  Each of the parties to this Agreement agrees to the appointment of the U.K. Trustee in accordance with the 2003 U.K. Collateral Trust Deed, the U.K. Collateral Documents and the U.K. Guaranties and to the terms and conditions of all such Loan Documents.

9.8           Concerning the Collateral and the Collateral Documents.  Each of the Lenders and Issuers hereby directs, in accordance with the terms hereof, the Agent to release (or, in the case of clause (b) below, release or subordinate) any Lien held by the Agent for the benefit of the Guarantied Parties or the Secured Parties, as applicable:

(a)           against all of the Collateral, upon termination of the Commitments, the termination of all Currency Contracts, Interest Rate Contracts, and Commodity Hedge Contracts to which any Currency Contract Party, Interest Rate Contract Party, or Commodity Hedge Party is party, and the full and final payment and performance of all Obligations, including, without limitation, the payment and satisfaction in full of all Loans and Letter of Credit Obligations (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back–up letter of credit has been issued, in either case on terms satisfactory to the Agent and the applicable Issuer);

(b)           against any assets that are subject to a Lien, to the extent permitted by Section 7.1(i) or (j);

(c)           against any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); and

(d)           against any part of the Collateral to the extent necessary to permit the effectuation of the Dutch Holding Company Transaction and the transactions contemplated thereby.

Each of the Lenders and the Issuers hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.8 promptly upon the effectiveness of any such release.

9.9           Assignment of Agency.  Each Person party hereto, for itself and on behalf of all of its Subsidiaries and Affiliates, (i) acknowledges and agrees that the Former Agent has assigned all of its rights and responsibilities as Agent to Wachovia pursuant to the 2003 Master Assignment and Assumption Agreement; (ii) accepts the resignation of the Former Agent as “Agent” under the Existing Credit Agreement; (iii) accepts the appointment of Wachovia as the Agent hereunder.

9.10         Co-Documentation Agents.  The Co-Documentation Agents, acting in such capacities, shall not have any duties or obligations under this Agreement or the other Loan Documents, express or implied.  The Co-Documentation Agents, acting in such capacities, shall incur no personal liability by reason of being named the Co-Documentation Agents hereunder.

ARTICLE X

MISCELLANEOUS

10.1         Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (i) waive any of the conditions specified in Article III except as otherwise provided therein; (ii) increase the Revolving Credit Commitments of the Lenders or subject the Lenders to any additional obligations; (iii) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder or the Letter of Credit Obligations; (iv) postpone any final maturity date fixed for any payment of principal of, or interest on, the Loans or any fees or the Letter of Credit Obligations or other amounts payable hereunder; (v) change the percentage of the Revolving Credit Commitments, the aggregate unpaid principal amount of the Loans or the aggregate amount of the Letter of Credit Obligations, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder; (vi) release or subordinate any Collateral or release any Loan Party except as shall otherwise be provided in Section 7.5 or in the Collateral Documents; or (vii) amend this Section 10.1; and provided, further, that no amendment, waiver or consent shall (x) unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Loan

Documents; (y) unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Loan Lender under this Agreement or any other Loan Document; and (z) unless in writing and signed by the Issuer in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuer under this Agreement or any other Loan Document.

10.2         Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be in writing (including, without limitation, telex or telecopy communication) and mailed, telecopied, or delivered by hand, by Federal Express or by other nationally recognized courier,

(i)            if to any Loan Party, at its address specified in Schedule III or such other address as shall be designated by such Loan Party in a written notice to each other party;

(ii)           if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or such other address as shall be designated by such Lender in a written notice to the Agent, the Issuer and each Loan Party;

(iii)          if to the Issuer, at its address specified opposite its name or Schedule II or at such other address as shall be designated by Issuer in a written notice to the Loan Parties and the Agent; and

(iv)          if to the Agent:

At its Payment Office:

Wachovia Bank, National Association

201 S. College Street

CP-8

Charlotte, North Carolina 28288

Attn:  Sue Patterson

Fax:  704-383-0288

Telephone: 704-303-0486

In the case of any Notice of Borrowing, Notice of Continuation or Conversion, IP Notice, or Letter of Credit Request, to:

Wachovia Bank, National Association

201 S. College Street

CP-8

Charlotte, North Carolina 28288

Attn:  Sue Patterson

Fax:  704-383-0288

Telephone: 704-303-0486

with a copy to:

Wachovia Bank, National Association

191 Peachtree Street N.E.

Mail Code: GA 8056, 30th Floor

Atlanta, Georgia 30303

Attn:  Cheryl B. Boyd

Fax:  404-332-6920

Telephone: 404-332-4401

and, to the extent such notice relates to any Eurocurrency Loan or any Loan in any Alternative Currency, with a copy to:

Wachovia Bank, National Association

3 Bishopsgate,

London EC2N 3

England

Attn:  Maureen Hart

Fax:  0207 929 4645

Telephone:  0207 216 1642

In the case of all reports, certificates and other documents required to be furnished to the Agent pursuant to Section 6.11 (in a sufficient number of originals of each thereof for the Lenders and the Issuer), and in all other cases, to:

Wachovia Bank, National Association

191 Peachtree Street N.E.

Mail Code: GA 8056, 30th Floor

Atlanta, Georgia 30303

Attn:  Cheryl B. Boyd

Fax:  404-332-6920

Telephone: 404-332-4401

(b)           All such notices and communications shall, when mailed, telecopied, or delivered, be effective when deposited in the mails, telecopied with confirmation of receipt, or delivered by hand, by Federal Express or by such other courier, to the addressee or its agent, respectively, except that notices and communications to the Agent pursuant to Article II or IX shall not be effective until received by the Agent.

10.3         No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.4         Costs; Expenses; Indemnities.  (a)  The Loan Parties jointly and severally agree to pay on demand (i) all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out–of–pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Agent with respect thereto and with respect to advising it as to its rights and responsibilities under this Agreement and the other Loan Documents; (ii) all reasonable costs and expenses of the Agent, the Issuer and each Lender (including, without limitation, the reasonable fees and out–of–pocket expenses of counsel, accountants, appraisers, investment bankers and advisors, consultants or industry experts retained by the Agent, Issuer or any Lender) in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement and the other Loan Documents and (iii) all reasonable fees and expenses incurred by the Agent, without duplication, in connection with the audits, reports, investigations and other matters created or performed pursuant to this Agreement, including pursuant to Sections 6.12(k), 6.16, 6.19 and 6.22.

(b)           The Loan Parties jointly and severally agree to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee and experts, engineers and consultants and the costs of investigation and feasibility studies) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation, violation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of or based upon or attributable to this Agreement, any other Loan Document, any Related Document, any document delivered hereunder or thereunder, any Obligation, any Guarantied Obligation, or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) arising from any misrepresentation or breach of warranty under Section 4.19 or any Environmental Claim or any Environmental Lien or any Remedial Action or otherwise under any Environmental Law currently or hereafter in effect arising out of or based upon anything relating to real property owned, leased or operated by any Loan Party or any of its Subsidiaries or any of their facilities or operations (collectively, the “Indemnified Matters”); or (ii) suits or claims of Intellectual Property (as defined in the Collateral Documents) infringement arising out of or in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby and thereby or any action or omission by the Agent that is permitted under any of the Loan Documents; provided, however, that none of the Loan Parties shall have any obligation under this Section 10.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non–appealable judgment or order.

(c)           If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurocurrency Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by any Borrower or acceleration of the maturity of the Notes pursuant to Section 8.2 or for any other reason, then, in any such event, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(d)           The Loan Parties shall jointly and severally indemnify the Agent, the Issuer and the Lenders for, and hold the Agent, the Issuer and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agent, the Issuer and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(e)           The Agent, the Issuer and each Lender agree that in the event that any such investigation, litigation, violation or proceeding set forth in paragraph (b) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action, is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Borrowers in writing.

(f)            The Loan Parties, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action, and the Loan Parties, in any event, may participate in the defense thereof with legal counsel of their choice.  In the event that such Indemnitee requests the Loan Parties to defend against such investigation, litigation or proceeding or requested Remedial Action, the Loan Parties shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.  No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair any Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(g)           Each Loan Party agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment of the Obligations and the termination of the Revolving Credit Commitments and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

10.5         Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, each Lender, the Issuer and the Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the Issuer or the Agent to or for the credit or the account of any Loan Party against any of such Loan Party’s Guarantied Obligations, in each case whether now or hereafter existing whether or not such Lender, the Issuer or the Agent shall have made any demand under this Agreement or any Note or any other Loan Document and although any or all of such Guarantied Obligations (or the underlying Obligations) may be unmatured.  Each Lender, the Issuer and the Agent agrees that, after any such set–off and application made by such Lender, the Issuer or the Agent against any Loan Party, such Lender, the Issuer or the Agent, as the case may be, shall promptly notify such Loan party; provided, however, that the failure to give such notice shall not affect the validity of such set–off and application.  The rights of each Lender, the Issuer and the Agent under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set–off) which such Lender, the Issuer and the Agent may have.

10.6         Binding Effect.  This Agreement shall become effective on the Effective Date and shall have no retroactive effect except as expressly provided in this Section 10.6, and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Agent, the Issuer and each Lender and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Lenders.  On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and the Existing Credit Agreement shall thereafter be of no further force and effect except as to evidence the incurrence by the Loan Parties of the Obligations thereunder, as to evidence the representations and warranties made by the Loan Parties prior to the Effective Date and as to evidence any failure to comply with the covenants contained in such Existing Credit Agreement occurring prior to the Effective Date.  The terms and conditions of this Agreement and the Agent’s, the Lenders’ and the Issuer’s rights and remedies under this Agreement and the other Loan Documents, shall apply to all of the Obligations incurred under the Existing Credit Agreement.  It is expressly understood and agreed by the parties hereto that this Agreement is not intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities.  Each Loan Party party to the Existing Credit Agreement reaffirms the Liens granted to the Agent for the benefit of the Lenders and the Issuers pursuant to each of the Loan Documents executed by such Loan Party, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations identified in such Loan Documents.  All references to the “Credit Agreement” (or to any amendment or any amendment and restatement thereof) in the Loan Documents shall be deemed to refer to this Agreement.  Upon the effectiveness hereof as provided above, each Existing Lender that is a party hereto shall return to the Borrowers the Existing Notes of such Lender each marked “cancelled.”

10.7         Assignments and Participations.  (a)  Each Lender and the Issuer may sell, transfer, negotiate or assign to one or more other Lenders or Eligible Assignees all or a portion of its Revolving Credit Commitments, Term Loan Commitments, its commitment to issue Letters of Credit, the Loans and the Letter of Credit Obligations owing to it and the Notes held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents; provided, however, that (i) each assignee hereunder shall be an Eligible Assignee, (ii) each such assignment shall be of a single, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement and (iii) after giving effect to such assignment, the aggregate Revolving Credit Commitments, outstanding Loans and outstanding Letter of Credit Obligations of the assignor Lender shall, unless all of the assignor Lender’s Revolving Credit Commitments, outstanding Loans and outstanding Letter of Credit Obligations are assigned, be no less than $5,000,000, and the aggregate Revolving Credit Commitments, outstanding Loans and outstanding Letter of Credit Obligations of the assignee Lender shall, unless all of the assignor Lender’s Revolving Credit Commitments, outstanding Loans and outstanding Letter of Credit Obligations are assigned to such assignee, be no less than $5,000,000.  The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance, together with the Notes (or an Affidavit of Loss and Indemnity with respect to such Notes satisfactory to the Agent) subject to such assignment and a payment to the Agent by such parties, for the account of the Agent, of an assignment fee of $1,000 in the case of any such assignment to an existing Lender and $5,000 in the case of any other assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender and/or Issuer hereunder and thereunder and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, except for purposes of rights that survive payment in full of the Obligations).  For purposes of clarification, and without limiting the generality of any of the foregoing provisions of this Section 10.7(a), no Lender may sell, transfer, negotiate, or assign any of its respective rights and obligations under this Agreement or the other Loan Documents separate and apart from (or in any varying percentage than) any of its other rights and obligations under this Agreement or the other Loan Documents, meaning, for example, in connection with any one assignment, no Lender could (X) assign all or any portion of its Term Loan while maintaining its full Revolving Credit Commitment or (Y) assign 50% of its Revolving Credit Commitment and 40% of its Term Loan.

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor and/or the Issuer assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender or assigning

Issuer makes no representation or warranty and assumes no responsibility with respect to any of the statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender or assigning Issuer makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assigning Lender or assigning Issuer confirms that it has delivered to the assignee and the assignee confirms that it has received a copy of this Agreement and each of the Loan Documents together with a copy of the most recent financial statements delivered by Euramax U.S. to the Lenders pursuant to each of the clauses of Section 6.11 (or if no such statements have been delivered, the financial statements referred to in Section 4.5 of this Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or assigning Issuer or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and/or Issuer.

(c)           The Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Issuer and the Revolving Credit Commitments of and principal amount of the Loans and the amount of the Letter of Credit Obligations owing to each Lender and the Issuer from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agent, the Lenders and the Issuer may treat each Person whose name is recorded in the Register as a Lender or the Issuer for all purposes of this Agreement.  The Register shall be available for inspection by the Loan Parties, any Lender or the Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assignor and an assignee representing that it is an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Loan parties.  Within five Business Days after its receipt of such notice, each applicable Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for such surrendered Notes, new Notes to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assignor has retained Revolving Credit Commitments hereunder, new Notes to the order of the assignor in an amount equal to the Revolving Credit Commitments retained by it hereunder.  Such new Notes shall be dated the same date as the surrendered Notes.

(e)           In addition to the other assignment rights provided in this Section 10.7, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including, without limitation, rights to payments of principal or interest on the Loans) to any Federal Reserve Bank without notice to or consent of any Loan Party or the Agent; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder.  The terms and conditions of any such assignment and the documentation evidencing such assignment shall be in form and substance satisfactory to the assigning Lender and the assignee Federal Reserve Bank.

(f)            Each Lender and the Issuer may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitments, its commitment to issue Letters of Credit, the Loans owing to it, the Letter of Credit Obligations owing to it, and the Notes held by it).  The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender and the Issuer may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount or postpone any final maturity date of the Loans or reduce the amount of interest or fees payable to such participant under the Loan Documents to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with the Collateral Documents.  In the event of the sale of any participation by any Lender or the Issuer, (i) such Lender’s and the Issuer’s obligations under the Loan Documents (including, without limitation, its Revolving Credit Commitments) shall remain unchanged, (ii) such Lender and the Issuer shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender and the Issuer shall remain the holder of such Notes and Obligations for all purposes of this Agreement, (iv) such Lender and the Issuer shall disclose to the Agent the identity of each bank or other entity purchasing a participation within a reasonable time after the sale and purchase of such participation and (v) each Loan Party, the Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender or the Issuer, as applicable, in connection with such Lender’s or the Issuer’s rights and obligations under this Agreement.

(g)           Each participant shall be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 2.15 as if it were an Issuer or a Lender; provided, however, that anything herein to the contrary notwithstanding, none of the Borrowers shall, at any time, be obligated to pay to any participant of any interest of the Issuer or any Lender, under Section 2.11, 2.12, 2.13 or 2.15, any sum in excess of the sum which such Borrower would have been obligated to pay to the Issuer or such Lender in respect of such interest had such participation not been sold.

10.8         Governing Law; Severability.  This Agreement and the Notes and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.9         Submission to Jurisdiction; Service of Process; Judgment.  (a)  Any legal action or proceeding with respect to this Agreement, the Notes or any other Loan Document or any document related hereto or thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)           Each Loan Party hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in Section 10.2.  Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Nothing in this Section 10.9 shall affect the right of any Lender, the Issuer or the Agent to serve legal process in any other manner permitted by law or affect the right of any Lender, the Issuer or the Agent to bring any action or proceeding against any Loan Party or its property in the courts of other jurisdictions.

(d)           To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

(e)           Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in Dollars or in any Alternative Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent, the Issuer or a Lender of the full amount of the Obligation Currency expressed to be payable to the Agent or such Lender under this Agreement or the other Loan Documents.  If there is a change in the rate of exchange prevailing between the date of such conversion and the date of actual payment of the amount due, each Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Other Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Other Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on such conversion date.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes into or from any currency other than the Obligation Currency (such other currency being the “Other Currency”) an amount due in the Obligation Currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Obligation Currency with the Other Currency at the rate of exchange (as quoted by the Agent) determined as of the Business Day preceding that on which final judgment is given.

(f)            The obligation of each Loan Party in respect of any sum due in the Obligation Currency from it to any Lender, the Issuer or the Agent hereunder or under the Note held by such Lender, shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that, on the Business Day following receipt by such Lender, the Issuer or the Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender, the Issuer or the Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of the Obligation Currency so purchased is less than the sum originally due to such Lender, the Issuer or the Agent (as the case may be) in the Obligation Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the Issuer or the Agent (as the case may be) against such loss, and if the amount of the Obligation Currency so purchased exceeds the sum originally due to any Lender, the Issuer or the Agent (as the case may be) in the Obligation Currency, such Lender, the Issuer or the Agent (as the case may be) agrees to remit to such Loan Party such excess.

(g)           For purposes of determining the equivalent of an Alternative Currency or of Dollars or the rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

10.10       Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

10.11       Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.12       Entire Agreement.  This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder and the agreements referred to in Section 2.4(b) embody the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

10.13       Confidentiality.

(a)           Each Lender, the Issuer and the Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s, the Issuer’s or the Agent’s, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Lender’s, the Issuer’s or the Agent’s, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender, the Issuer or the Agent, as the case may be, on a non–confidential basis from a source other than the Loan Parties, (iii) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (iv) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this sentence.

(b)           Notwithstanding the foregoing, each Lender, the Swing Loan Lender, the Issuer, the Agent, and the U.K. Trustee may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to each Lender, the Swing Loan Lender, the Issuer, the Agent, and the U.K. Trustee relating to such tax treatment and tax structure.  To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information, including without limitation (i) the identities of participants or potential participants in this transaction, (ii) the existence or status of any negotiations, or (c) or any other term or detail, or portion of any documents or other materials, not related to the tax treatment or tax structure of the transaction.

10.14       Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

10.15       European Economic and Monetary Union.  (a)  Effectiveness of Provisions.  The provisions of subsections (b) through (f) below (inclusive) are effective at and from the commencement of the third stage of EMU; provided, however, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a participating member state on the commencement of the third stage of EMU, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state has become or becomes a participating member state.

(b)           Redenomination and Alternative Currencies.  Each obligation (including each Obligation, Secured Obligation and Guarantied Obligation) under this Agreement or any other Loan Document of a party to this Agreement or any other Loan Document which has been denominated in the National Currency Unit of a participating member state shall be redenominated into the Euro Unit in accordance with EMU legislation.

(c)           Loans.  Any Loan in the currency of a participating member state shall be made in the Euro Unit.

(d)           Business Days.  With respect to any amount denominated or to be denominated in the Euro or a National Currency Unit, any reference to a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in London, Charlotte, North Carolina, and Atlanta, Georgia (or such principal financial center or centers in such participating member state or states as the Agent may from time to time nominate for this purpose); provided, however, that the Agent may by notice to the Loan Parties, the Issuer and the Lenders specify changes to the definition of Business Day as applicable to the Euro or one or more other currencies which it reasonably determines are necessary to reflect changes in market practices and/or operational requirements in connection therewith.

(e)           Payments to the Agent.  Amounts payable by a Loan Party under any Loan Document shall be construed so that, in relation to the payment of any amount of Euro Units or National Currency Units, such amount shall be made available to the Agent in immediately available, freely transferable, cleared funds to such account with such bank in Frankfurt am Main, Germany (or such other principal financial center in such participating member state as the Agent may from time to time nominate for this purpose) as the Agent shall from time to time nominate for this purpose.

(f)            Payments by the Agent Generally.  With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Agent shall not be liable to any of the Loan Parties, any of the Lenders or the Issuer in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by any Loan Document to be paid by the Agent if the Agent shall have taken all relevant steps to achieve, on the date required by such Loan Document, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency Unit) to the account with the bank in the principal financial center in the participating member state which the relevant Loan Party, Lender or Issuer, as the case may be, shall have specified for such purpose.  In this subsection (g), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Agent may from time to time determine for the purpose of clearing or settling payments of the euro.

(g)           Basis of Accrual.  If the basis of accrual of interest or fees expressed in this Agreement or any other Loan Document with respect to the currency of any state that becomes a participating state shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a participating member state; provided, however, that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

(h)           Rounding and Other Consequential Changes.  Without prejudice and in addition to any methods of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of any Loan Party to any Lender or the Issuer and of any Lender or the Issuer to any Loan Party under or pursuant to any Loan Document:

(i)            each reference in each Loan Document to a minimum amount (or an integral multiple thereof) in a National Currency Unit to be paid to or by the Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro Unit as the Agent may from time to time specify; and

(ii)           except as expressly provided in this Section 10.15, each provision of each Loan Document shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in participating member states.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EURAMAX INTERNATIONAL, INC.

By:	/s/ R. Scott Vansant
Name:	R. Scott Vansant
Title:	Chief Financial Officer

EURAMAX INTERNATIONAL LIMITED
EURAMAX INTERNATIONAL HOLDINGS LIMITED
EURAMAX EUROPEAN HOLDINGS LIMITED
EURAMAX CONTINENTAL LIMITED
EURAMAX COATED PRODUCTS LIMITED
EURAMAX EUROPE LIMITED
EURAMAX HOLDINGS LIMITED

By:	/s/ R. Scott Vansant
Name:	R. Scott Vansant
Title:	Director

EURAMAX INTERNATIONAL HOLDINGS B.V.

By:	/s/ S. Kirk Huddleston
Name:	S. Kirk Huddleston
Title:	Attorney-in-fact

EURAMAX EUROPEAN HOLDINGS B.V.
EURAMAX NETHERLANDS B.V.
EURAMAX EUROPE B.V.
EURAMAX COATED PRODUCTS B.V.

By:	/s/ S. Kirk Huddleston
Name:	S. Kirk Huddleston
Title:	Attorney-in-fact

AMERIMAX U.K. INC. (f/k/a/, Amerimax Holdings, Inc.)

By:	/s/ David Pugh
Name:	David Pugh
Title:	Director

AMERIMAX FABRICATED PRODUCTS, INC.
AMERIMAX BUILDING PRODUCTS, INC.
AMERIMAX COATED PRODUCTS, INC.
AMERIMAX RICHMOND COMPANY
AMERIMAX FINANCE COMPANY, INC.
AMERIMAX LAMINATED PRODUCTS, INC.
AMERIMAX HOME PRODUCTS, INC.
AMERIMAX DIVERSIFIED PRODUCTS, INC.
FABRAL HOLDINGS, INC.
FABRAL, INC.

By:	/s/ R. Scott Vansant
Name:	R. Scott Vansant
Title:	Chief Financial Officer

ELLBEE LIMITED

By:	/s/ R. Scott Vansant
Name:	R. Scott Vansant
Title:	Attorney-in-fact

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent, as a
Lender and as the Issuer

By:	/s/ Cheryl P. Boyd
Name:	Cheryl P. Boyd
Title:	Director

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Amy Damitio
Name:	Amy Damitio
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Edward Meyers
Name:	Edward Meyers
Title:	Vice President

FLEET NATIONAL BANK,
as a Lender

By:	/s/ Elise Chowdhry
Name:	Elise Chowdhry
Title:	Director

SUNTRUST BANK,
as a Lender

By:	/s/ Jenna H. Kelly
Name:	Jenna H. Kelly
Title:	Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Brian L. Martin
Name:	Brian L. Martin
Title:	Vice President

SCHEDULE I

Part 1

REVOLVING CREDIT COMMITMENTS

		Revolving Credit Commitment
Lender:		Dollar Amount	Percentage

Wachovia Bank, National Association		$24,655,172.41	22.414%
LaSalle Bank National Association		$24,655,172.41	22.414%
PNC Bank, National Association		$18,965,517.24	17.241%
Fleet National Bank		$15,172,413.79	13.793%
SunTrust Bank		$15,172,413.79	13.793%
Bank of America, N.A.		$11,379,310.34	10.345%
	Total:	$110,000,000	100.00%

Part 2

		Term Loan Commitment
Lender:		Dollar Amount	Percentage

Wachovia Bank, National Association		$7,844,827.59	22.414%
LaSalle Bank National Association		$7,844,827.59	22.414%
PNC Bank, National Association		$6,034,482.76	17.241%
Fleet National Bank		$4,827,586.21	13.793%
SunTrust Bank		$4,827,586.21	13.793%
Bank of America, N.A.		$3,620,689.66	10.345%
	Total:	$35,000,000	100.00%

I-A-1

SCHEDULE II

APPLICABLE LENDING OFFICES AND

ADDRESSES FOR NOTICES

[SEE SEPARATE SCHEDULE DELIVERED FOR APPROVAL VIA EMAIL]

I-1-1